Exhibit 10
Execution Version

CREDIT AGREEMENT
Dated as of November 20, 2007
Among
WILLBROS USA, INC.
as Borrower,
WILLBROS GROUP, INC. AND
CERTAIN SUBSIDIARIES AND AFFILIATES THEREOF,
as Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
CALYON NEW YORK BRANCH,
as Administrative Agent, Collateral Agent, and Issuing Bank

CALYON SECURITIES LLC,
as Sole Lead Arranger and Sole Bookrunner
UBS SECURITIES LLC AND CREDIT SUISSE SECURITIES (USA) LLC
as Co-Syndication Agents
NATIXIS
as Documentation Agent

-i-

(continued)
-ii-

(continued)
-iii-

(continued)
-iv-

(continued)

Page
EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance Agreement
Exhibit B	-	[Reserved]
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Notice of Conversion or Continuation
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement

SCHEDULES*:

Schedule 1.01(a)	-	Existing Letters of Credit
Schedule 1.01(b)	-	Guarantors
Schedule 1.01(c)	-	Mortgaged Property
Schedule 2.01	-	Commitments and Applicable Percentages of the Lenders
Schedule 3.01(a)(iv)	-	Pledged Equity Interests
Schedule 4.05(d)	-	Material Adverse Effects
Schedule 4.07	-	Litigation
Schedule 4.10	-	Subsidiaries
Schedule 4.13	-	Insurance
Schedule 4.17	-	Bank Accounts
Schedule 4.18	-	Labor Relations
Schedule 4.24	-	Locations
Schedule 6.01	-	Existing Liens
Schedule 6.02	-	Existing Debt
Schedule 6.08	-	Affiliate Transactions
Schedule 10.02	-	Addresses for Notice

*	Omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.
-v-

CREDIT AGREEMENT
     This Credit Agreement dated as of November 20, 2007 is among Willbros USA, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders, and Calyon New York Branch, as Administrative Agent, Collateral Agent, and Issuing Bank (each term as defined below).
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms. As used in this Agreement the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceleration Date” means the first date after the Closing Date on which there shall occur (a) any event described in subsection (e) of Section 7.01 or (b) an acceleration of the Advances and termination of the Commitments.
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is superior to all other Liens except Permitted Liens; (c) secures the Obligations; and (d) is perfected and enforceable against the Loan Party that created such security interest in preference to any rights of any Person therein, other than Permitted Liens.
     “Account Control Agreement” shall mean, subject to Section 6.19, if any deposit or securities account of any Loan Party is held with a financial institution or financial intermediary that is not the Collateral Agent, an agreement or agreements in form and substance reasonably acceptable to the Collateral Agent between the Collateral Agent and such other financial institution or financial intermediary governing any such deposit accounts or securities accounts of such Loan Party.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Adjusted Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate in effect for such day and (b) the sum of the Federal Funds Effective Rate in effect for such day plus 1/2 of 1% per annum. Any change in the Adjusted Base

Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Effective Rate.
     “Administrative Agent” means Calyon in its capacity as administrative agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.06.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Advance” means any LC Advance or Revolving Advance, as the context may require.
     “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or direct the voting of 10% or more of the outstanding shares of Voting Stock of such Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
     “Agent” means either the Administrative Agent or the Collateral Agent.
     “Agreement” means this Credit Agreement dated as of November 20, 2007 among the Borrower, the Guarantors, the Lenders, the Administrative Agent and the Collateral Agent, as it may be amended or modified and in effect from time to time.
     “Alternative Currency” means each of Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     “Applicable Percentage” means, at any time, the percentage (carried out to the ninth decimal place) of the Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that, if the commitment of each Lender to make Advances and the obligation of the Issuing Bank to make LC Credit Extensions have been terminated or if the Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.
     “Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.
     “Applicable Margin” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.06(c):

				Performance
Pricing				Letters of
Level	Leverage Ratio	Eurocurrency Rate	Base Rate	Credit
4	≥2.00:1	3.75%	2.75%	3.00%
3	<2.00:1 but ≥1.50:1	3.25%	2.25%	2.50%
2	<1.50:1 but ≥1.00:1	2.75%	1.75%	2.00%
1	<1.00:1	2.25%	1.25%	1.50%
Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.06(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date the Compliance Certificate for fiscal year ending December 31, 2007 is delivered pursuant to Section 5.06(c) shall be determined based upon Pricing Level 4. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.09(e).
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) an entity or an Affiliate of an entity that is the investment advisor to a Lender.
     “Arranger” means Calyon Securities LLC in its capacity as lead arranger and sole bookrunner.
     “Asset Disposition” or “Dispose” means the disposition, whether by sale, lease, license, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the Property of the Parent or any of its Subsidiaries other than (a) any sale or issuance of Equity Interests of any of the Parent’s Subsidiaries to any Loan Party, (b) sales of inventory in the ordinary course of business, (c) dispositions of assets which have become obsolete or, in the Borrower’s reasonable judgment, no longer useful in the business of any Loan Party, and (d) dispositions of any Governmental Fueling Facility.
     “Assignment and Acceptance” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent in its sole discretion.
     “Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2006 and 2005, together with the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years ended December 31, 2006, 2005 and 2004 of the Parent and its Subsidiaries, including the notes thereto, as filed with the SEC in the Parent’s current report on Form 8-K filed on October 16, 2007.
     “Base Rate Advance” means an Advance that bears interest at a rate determined by reference to the Adjusted Base Rate. All Base Rate Advances shall be denominated in Dollars.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
     “Blocked Accounts” has the meaning set forth in Section 5.13(a).
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrowing” means a Revolving Borrowing or a LC Borrowing, as the context may require.
     “Borrowing Date” means the date on which any Advance is made or any Letter of Credit is issued hereunder.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and, if such day relates to any Eurocurrency Rate Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market; provided that, if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, or any other dealings in any currency other than Dollars to be carried out pursuant to this Agreement, “Business Day” means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Calyon” means Calyon New York Branch.
     “Canadian Dollars” and “C$” means the lawful money of Canada.

     “Canadian Holding Company” means any Foreign Subsidiary that owns, either directly or indirectly, any Equity Interest in Willbros Canada Holdings Limited, or any successor entity thereof.
     “Capital Expenditures” means all expenditures of any Person in respect of the purchase or other acquisition, construction or improvement of any fixed or capital assets that are required to be capitalized under GAAP on a balance sheet as property, plant, equipment or other fixed assets or intangibles; provided, however that Capital Expenditures shall in any event exclude (a) normal replacements and maintenance which are properly charged to current operations, (b) amounts expended with the proceeds of insurance to repair or replace fixed or capital assets and (c) expenditures in connection with any Governmental Fueling Facility that have been reimbursed directly or indirectly by the applicable Governmental Authority or financed by Debt permitted by Section 6.02(j).
     “Capital Expenditure Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Capital Expenditures made or incurred in the four fiscal quarter period then ended (including Acquisitions) to (b) Consolidated EBITDA for the four fiscal quarters then ended.
     “Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.
     “Cash Equivalents” means:
     (a) investments in direct obligations of the United States of America or any agency thereof,
     (b) investments in certificates of deposit of maturities less than one year or less than two years provided the investment may be converted into cash within three (3) Business Days without unreasonable premium or penalty issued by, or time deposits with, Amegy Bank, N.A., Bank of Texas, N.A., or commercial banks in the United States having capital and surplus in excess of $500,000,000,
     (c) investments in commercial paper of maturities less than one year rated A1 or P1 (or higher) by S&P or Moody’s, respectively, or any equivalent rating from any other rating agency satisfactory to the Administrative Agent,
     (d) investments in securities purchased by the Parent under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution with a rating of A1 or P1 (or higher) by S&P or Moody’s, respectively) for such financial institutions to repurchase such securities within 30 days from the date of purchase by the Parent, and other similar short-term investments made in connection with the Parent’s cash management practices, and
     (e) investments in institutional money market mutual funds that abide by the criteria set forth by rule 2a-7 of the Investment Company Act of 1940, as amended.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following events:
     (a) other than as a result of the Restructuring Transaction effected pursuant to Section 6.03(b), the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Parent or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act);
     (b) other than as a result of the Restructuring Transaction effected pursuant to Section 6.03(b), the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of the Parent, measured by voting power rather than number of shares;
     (c) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; or
     (d) other than as a result of the Restructuring Transaction effected pursuant to Section 6.03(b), the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).
     “Class” has the meaning set forth in Section 1.04.
     “Closing Date” means November 20, 2007.

     “Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.
     “Collateral” means (a) all the “Collateral”, “Property”, and “Premises” and other similar terms as defined in, or used in, any Security Document and (b) all other Property of any Loan Party subject to any Security Document as collateral intended to be covered thereby.
     “Collateral Agent” means Calyon, in its capacity as collateral agent pursuant to this Agreement, and any successor collateral agent appointed pursuant to Section 9.06 of this Agreement.
     “Commitments” means the Revolving Commitments.
     “Compliance Certificate” means a Compliance Certificate signed by a Financial Officer of the Parent in substantially the form of the attached Exhibit C.
     “Confidential Information Memorandum” means the Confidential Information Memorandum dated November, 2007 (together with all amendments and supplements thereto) and furnished to the initial Lenders in connection with the syndication of the Advances made hereunder.
     “Consolidated Debt” means, for any period, all Debt of the Parent and its Subsidiaries, including, without limitation, all Advances under this Agreement, calculated on a consolidated basis in accordance with GAAP for such period.
     “Consolidated EBITDA” means, for any period, without duplication, the sum of the following for the Parent and its Subsidiaries on a consolidated basis, each calculated for such period:
     (a) Consolidated Net Income for such period of determination minus the results from discontinued operations for such period (as determined in accordance with GAAP) plus
     (b) to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense, charges against income for foreign, federal, state, and local taxes, depreciation and amortization expense, other non-cash charges (other than non-cash charges related to the SEC/DOJ Investigation), extraordinary expenses or losses, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with letters of credit or Debt, and any losses on sales of assets outside the ordinary course of business minus
     (c) extraordinary or non-recurring gains for such period minus
     (d) any gain realized upon the sale or other disposition of any assets of the Parent or any of its Subsidiaries for such period (other than in the ordinary course of business) minus
     (e) the income of any Person (other than Wholly-Owned Subsidiaries of the Borrower) in which the Parent or a Wholly-Owned Subsidiary of the Parent has an ownership interest except to the extent (i) such income is received by the Parent or such Wholly-Owned Subsidiary in a cash distribution during such period or (ii) there are no restrictions on receiving dividends, payments or other distributions from such Person to the extent of the Parent’s or its Wholly-Owned Subsidiary’s ownership interest, all as determined on a consolidated basis in accordance with GAAP, plus the loss or minus the income
     (f) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, minus
     (g) non-cash gains (other than gains resulting from derivatives to the extent the amount of commodities hedged with such derivatives exceeds the Parent’s and its Subsidiaries’ commodities sold), losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives, minus the gains or plus the losses
     (h) from the sale of the Nigerian Operations and/or Nigerian assets, minus
     (i) the interest income of the Parent and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period; plus
     (j) to the extent deducted in determining Consolidated Net Income, non-cash charges in an aggregate amount not to exceed $32,300,000 associated with the penalties and disgorgements sought to be assessed pursuant to the SEC/DOJ Investigation
     (k) to the extent deducted in determining Consolidated Net Income, cash payments to holders of the Convertible Senior Notes permitted under clause (ii)(B) hereof of the first sentence of Section 6.14 and incurred in fiscal year 2007; minus
     (l) cash payments made during such period in respect of non-cash charges included in determining Consolidated EBTIDA for any previous period;
provided that Consolidated EBITDA shall be subject to pro forma adjustments for Acquisitions (including the InServ Acquisition) and Asset Dispositions assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC and otherwise in accordance with GAAP.
     “Consolidated Interest Expense” means, for any period, the interest expense of the Parent and its Subsidiaries (excluding amortization of deferred loan costs) calculated on a consolidated basis in accordance with GAAP for such period.
     “Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries calculated on a consolidated basis for such period after taxes, as determined in accordance with GAAP.
     “Continue”, “Continuation”, and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Parent who (a) was a member of such Board of Directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
     “Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).
     “Convertible Senior Notes” means (a) the $70,000,000 in original principal amount of 2.75% convertible senior notes due 2024 issued by the Parent pursuant to that certain Indenture dated as of March 12, 2004 by and between the Parent and JP Morgan Chase Bank, as trustee and (b) the $84,500,000 in original principal amount of 6.5% convertible senior notes due 2012 issued by the Parent pursuant to that certain Indenture dated as of December 23, 2005 by and between the Parent, the Borrower, as guarantor, and The Bank of New York, as trustee.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.
     “Debt” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (b) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (c) Capital Leases;
     (d) all reimbursement obligations of such Person in respect of Financial Letters of Credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;
     (e) net obligations of such Person under any Swap Contract; and
     (f) indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of the amount of such Debt and the fair market value of the Property encumbered by such Lien).
     For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap

Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, the obligations of the Parent and its Subsidiaries to pay the unpaid balance of penalties and disgorgements owing under the SEC/DOJ Settlement shall not constitute Debt.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Adjusted Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Advances plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Advance, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Advance plus 2% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances or participations in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Documentary Letter of Credit” means a letter of credit qualifying as a “commercial letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(3) or any successor U.S. Comptroller of the Currency regulation.
     “Dollars” and “$” means the lawful money of the United States of America.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means any Subsidiary that is organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent and the Issuing Bank in their sole discretion (such consent not to be unreasonably withheld or delayed), and, so long as no Default exists, the Borrower, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries.
     “Environmental Claim” means any allegation, notice of violation, action, lawsuit, claim, demand, judgment, order or proceeding by any Governmental Authority or any Person for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.
     “Environmental Law” means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
     “Equity Issuance” means any issuance of equity securities (including any preferred equity securities) by the Parent or any of its Subsidiaries other than equity securities issued (a) to the Parent or one of its Subsidiaries, and (b) pursuant to employee or director and officer stock plans in the ordinary course of business or the exercise of options thereunder.
     “Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and Cash Equivalents received by the Parent or any of its Subsidiaries from such Equity Issuance after payment of, or provision for, all underwriting fees, brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred.

     “Equity Offering” means the Equity Issuance by the Parent on or about the Closing Date pursuant to a public offering of shares of its common stock, including any Equity Issuance within 30 calendar days after the Closing Date in respect of the exercise of the underwriters’ over-allotment option.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.
     “Eurocurrency Rate Advance” means an Advance that bears interest based on the Eurocurrency Rate.
     “Eurocurrency Rate” means, with respect to a Eurocurrency Rate Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) appearing on Page 3750 of the Dow Jones Markets Screen as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that if the Dow Jones Markets Screen is not available to the Administrative Agent for any reason, then the applicable Eurocurrency Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Calyon or one of its Affiliate banks offers to place deposits in the relevant currency for delivery on the first day of such Interest Period with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Calyon’s relevant Eurocurrency Rate Advance and having a maturity equal to such Interest Period.

     “Eurocurrency Rate Reserve Percentage” of any Lender for the Interest Period for any Eurocurrency Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. The Eurocurrency Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property, in each case of assets having a book value of $2,500,000 or more, either individually or in the aggregate.
     “Events of Default” has the meaning set forth in Section 7.01.
     “Excepted Liens” means:
     (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with and to the extent required by GAAP shall have been set aside on its books;
     (b) Liens imposed by law, or arising by operation of law, including, without limitation, carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves shall have been set aside on the books of the applicable Person;
     (c) Liens incurred and pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;
     (d) deposits to secure the performance of bids and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

     (f) Liens arising out of judgments or awards in respect of which the Parent or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $5,000,000 at any time outstanding.
     “Excluded Property” means:
     (a) any Property to the extent (but only to the extent) that (i) such Property constitutes a Governmental Fueling Facility, (ii) the terms of such Property forbid or make void or unenforceable any grant of a security interest in such Property unless pursuant to applicable Legal Requirements such terms are unenforceable or the Collateral Agent has received all consents necessary to enable the Collateral Agent to obtain an Acceptable Security Interest in such Property, (iii) the assignment of, or the grant of a security interest in, such Property is prohibited by any applicable Legal Requirement, provided, however, that clause (ii) and (iii) shall only apply until (A) either of the prohibitions discussed in clause (ii) and (iii) above is ineffective or subsequently rendered ineffective under the UCC or any other Legal Requirement or is otherwise no longer in effect or (B) the applicable Loan Party has obtained the consent of parties applicable to such Excluded Property necessary for the creation of a lien and security in, such Excluded Property; and
     (b) from and after the consummation of the Restructuring Transaction and compliance with the conditions set forth in Section 6.03(b), (i) as to each Loan Party, the Equity Interests such Loan Party owns in any Foreign Subsidiary other than 65% of the Equity Interests owned by the Parent in its first-tier Foreign Subsidiaries, and (ii) any assets owned by any Foreign Subsidiary; provided, however, that this clause (b) shall only apply if the pledge by a Loan Party of the assets excluded under this clause (b) could have a material adverse tax consequence for any Loan Party (as reasonably determined by the Parent);
provided, that, in any event, the proceeds received by any Loan Party from the sale, transfer or other disposition of Excluded Property shall constitute Collateral unless any assets or property constituting such proceeds are themselves subject to the exclusions set forth in clauses (a) or (b) above.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.13(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 2.13(e).
     “Existing Credit Facility” means the Credit Agreement dated as of October 27, 2006 among the Parent, certain subsidiaries of the Parent party thereto, Calyon, as administrative agent, collateral agent, issuing bank, deposit bank and revolving loan lender, as in effect on the date hereof.
     “Existing Letters of Credit” means the letters of credit issued by Calyon and set forth on the attached Schedule 1.01(a).
     “Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Fee Letters” means (a) the mandate letter agreement dated as of October 30, 2007 among the Borrower, Calyon and Calyon Securities LLC, and (b) the fee letter agreement dated as of October 30, 2007 among the Borrower, Calyon, Calyon Securities LLC, UBS Loan Finance LLC, Natixis, Credit Suisse, and Credit Suisse Securities (USA) LLC.
     “Financial and Documentary LC Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of all Financial Letters of Credit and Documentary Letters of Credit and at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to all Financial Letters of Credit and Documentary Letters of Credit at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “Financial Letter of Credit” means a letter of credit qualifying as a “financial standby letter of credit” under 12 CFR Part 3, Appendix A, Section 4(a)(8)(i) or any successor U.S. Comptroller of the Currency regulation.
     “Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person, as applicable.
     “Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated EBITDA for the four fiscal quarters then ended to (ii) Fixed Charges for the four fiscal quarters then ended.
     “Fixed Charges” means, for any period, the Consolidated Interest Expense (including, without limitation, the interest expense with respect to Capital Leases and the Convertible Senior Notes) calculated on a consolidated basis in accordance with GAAP for such period.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Governmental Fueling Facility” means any contract or agreement with a Governmental Authority for the construction and/or operation and maintenance of certain fuel storage and dispensing facilities to be owned by and located on land of the Governmental Authority.
     “Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.
     “Guarantors” means (a) the Parent and each of the Parent’s Subsidiaries listed on Schedule 1.01(b) and (b) any other Person that becomes a guarantor of all or a portion of the Obligations.

     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
     “Indemnified Taxes” means any Taxes other than Excluded Taxes.
     “InServ” means Integrated Service Company LLC, an Oklahoma limited liability company.
     “InServ Acquisition” means the acquisition by the Borrower of all outstanding Equity Interests of InServ.
     “InServ Closing Date” means the date on which the InServ Acquisition is closed and funded.
     “InServ Parties” means InServ, its Subsidiaries and each equity holder of InServ.
     “InServ Purchase Agreement” means that certain Share Purchase Agreement dated October 31, 2007 among the Borrower, the Parent, InServ and the equity holders thereof, as such agreement is in effect on the date hereof in connection with InServ Acquisition.
     “InServ Purchase Instruments” means, collectively, the InServ Purchase Agreement, and all other documents, instruments, and agreements executed and delivered by the sellers and other parties named in the InServ Purchase Agreement, the Borrower, the Parent or any Guarantor in connection with the InServ Purchase Agreement and the InServ Acquisition.

     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, internally developed computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, capitalized research and development costs, including unsecured intercompany payables owing from unconsolidated Affiliates.
     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of a Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any existing Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02(b) and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02(b). The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select; provided, however, that:
     (a) Interest Periods commencing on the same date for Advances by each Lender comprising part of the same Borrowing shall be of the same duration;
     (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;
     (d) the Borrower may not select any Interest Period for any Advance which ends after the applicable Maturity Date;
     (e) at the Administrative Agent’s sole discretion, the Borrower may not select any Interest Period for any Eurocurrency Rate Advance longer than one month until the satisfactory completion of the syndication of this Agreement by the Arranger; and
     (f) until the satisfactory completion of the syndication of this Agreement by the Arranger, the Borrower may select an Interest Period shorter than one month if agreed to by the Administrative Agent and the Lenders.
     “Interim Financial Statements” means the unaudited condensed consolidated balance sheet of the Parent and its Subsidiaries as of September 30, 2007, and December 31, 2006, together with the related condensed consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows, including the notes thereto, of the Parent and its Subsidiaries

     “Investment” of any Person means any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance (other than intercompany transactions, prepayments or deposits in each case made in the ordinary course of business) or extension of credit that constitutes Debt of the Person to whom it is extended or contribution of capital by such Person; and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP).
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuance Event” has the meaning set forth in Section 2.03(a).
     “Issuing Bank” means Calyon and any successor Issuing Bank pursuant to Section 9.06.
     “LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage.
     “LC Availability Termination Date” means the earliest of (a) the 91st day prior to the scheduled Maturity Date, (b) the Acceleration Date, and (c) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.05(a).
     “LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All LC Borrowings shall be denominated in Dollars.
     “LC Cash Collateral Account” means special interest bearing cash collateral accounts pledged by the Borrower to the Collateral Agent for the ratable benefit of the Secured Parties containing cash deposited pursuant to Section 7.07, Section 2.03(g) or any other provision hereunder, to be maintained at the Collateral Agent’s office in accordance with Section 7.07 and bear interest or be invested in the Collateral Agent’s reasonable discretion.
     “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “LC Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “Legal Requirements” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lenders” means the lenders listed on the signature pages of this Agreement and any other person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) or any lender otherwise having a Commitment, or if such Commitments have been terminated, lenders that are owed Revolving Advances or that hold a participation in any Letter of Credit.
     “Letter of Credit” means any Performance Letter of Credit, Financial Letter of Credit or Documentary Letter of Credit issued hereunder. Each Existing Letter of Credit, as of the Closing Date, shall be a Letter of Credit deemed to have been issued pursuant to the Commitments and shall constitute a portion of the Letter of Credit Exposure. Letters of Credit may be issued in Dollars or in an Alternative Currency
     “Letter of Credit Application” means (a) a request for issuance of a Letter of Credit in substantially the form of the attached Exhibit D and (b) an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to each Letter of Credit at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
     “Letter of Credit Request” means a request to issue, increase the stated amount of or extend the expiration of any Letter of Credit, substantially in the form of Exhibit D.
     “Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated EBITDA for the four fiscal quarter period then ended.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Liquidity” means, as of any date of determination, (a) the amount that the Borrower is entitled to borrow as Revolving Advances hereunder (after giving effect to all then outstanding Revolving Advances hereunder) plus (b) the amount of unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries.
     “Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.04, the Letter of Credit Documents, the Security Documents, the Fee Letters and each other agreement, instrument or document executed by any Loan Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.
     “Loan Party” means the Borrower and each Guarantor.
     “Majority Lenders” means, as of the date of determination, (a) before the Commitments terminate or expire, Lenders holding more than 51% of the aggregate Commitments, and (b) after the termination or expiration of the Commitments, Lenders holding more than 51% of the aggregate unpaid principal amount of the Advances and participation interests in the Letter of Credit Exposure at such time; provided that the Commitments, Advances and participation interests of each Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
     “Material Adverse Effect” means a material adverse effect upon (a) the business, results of operations, prospects, Properties or condition (financial or otherwise) of the Parent and its Subsidiaries (including, after the InServ Closing Date, InServ and its Subsidiaries) taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the validity or enforceability against any Loan Party of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
     “Material Subsidiary” means any Wholly-Owned Subsidiary of the Parent that has a net book value of assets that constitutes at least $5,000,000 or for which the aggregate Investments in such Subsidiary by a Loan Party aggregate at least $5,000,000 or more; provided that if the aggregate book value of assets of, or Investments in, Subsidiaries that are not Guarantors exceeds $25,000,000, each Subsidiary of the Parent shall be a Material Subsidiary, regardless of its individual net book value of assets, such Subsidiary shall be required to be a Guarantor and subject to the requirements of Section 5.12 to the extent necessary to cause the aggregate book value of assets of, or Investments in, Subsidiaries that are not Guarantors to be equal to or less than $25,000,000; provided further that, notwithstanding the foregoing, from and after the consummation of the Restructuring Transaction, no Foreign Subsidiary shall be required to be a Guarantor unless otherwise required under Section 5.12.
     “Maturity Date” means the earlier of (a)  November 20, 2010 and (b) the Acceleration Date.

     “Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a national credit rating organization.
     “Mortgaged Property” means all real properties owned by the Loan Parties. The Mortgaged Properties on the Closing Date are set forth on Schedule 1.01(c).
     “Mortgages” means one or more mortgages the Mortgaged Properties and any other Property to secure the Obligations.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Debt Proceeds” means, in respect of any issuance of Debt not otherwise permitted under Section 6.02, cash proceeds received in connection therewith, net of underwriting discounts and commissions and out-of-pocket costs and expenses and disbursements paid or incurred in connection therewith in favor of any Person not an Affiliate of Parent or any other Loan Party.
     “Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making an Asset Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of an Asset Disposition (i) the direct costs relating to such Asset Disposition excluding amounts payable to any Loan Party or any Affiliate of a Loan Party, (ii) sale, use or other transaction taxes incurred as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt (other than the Advances) secured by a Lien on the Property which is the subject of such Asset Disposition, (iv) any amounts required to be deposited into escrow in connection with the closing of such Asset Disposition (until any such amounts are released therefrom to the Parent or any of its Subsidiaries), (v) the amount of any reserve for adjustment in respect of the sale price of such asset or assets as determined in accordance with GAAP, (vi) appropriate amounts to be provided by the Parent or any of its Subsidiaries as a reserve against any liabilities associated with such Asset Disposition, as determined in accordance with GAAP, and (vii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, so long as any such distribution or other payment is made on a pro rata basis to the interest of such minority interest holder in such Subsidiary or joint venture and (b) in the event of an Event of Loss, (i) all money actually applied or to be applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

     “Net Worth” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Stockholders’ Equity of the Parent and its Subsidiaries on that date (including the Intangible Assets of the Parent and its Subsidiaries on that date); provided that, any net income from the Nigerian Operations (or any gain from the sale of the Nigerian Operations and/or assets) shall be deducted in determining Net Worth and any net loss from the Nigerian Operations (or any loss from the sale of the Nigerian Operations and/or assets) shall be added in determining Net Worth.
     “New U.S. Parent” means the newly-formed Delaware corporation and new public parent of the Loan Parties as a result of the Restructuring Transaction pursuant to Section 6.03(b).
     “Nigerian Operations” means the operations of the Parent or any Affiliate thereof in any part of Nigeria that were discontinued prior to the date hereof.
     “North American Subsidiary” means (i) a Domestic Subsidiary or (ii) a Subsidiary that is organized or incorporated under the laws of Canada or a province thereof.
     “Note” means a promissory note made by the Borrower in favor of a Lender in an amount equal to such Lender’s Commitment and substantially in the form of Exhibit E.
     “Notice of Borrowing” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance, Letter of Credit or any Swap Contract to which a Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, other than any lease that constitutes an Operating Lease.
     “Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Calyon in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Parent” means Willbros Group, Inc., a Panamanian corporation; provided, however, that from and after the consummation of the Restructuring Transaction and compliance with the conditions set forth in Section 6.03(b), “Parent” shall mean the New U.S. Parent.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Performance Letter of Credit” means a letter of credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.
     “Permitted Liens” has the meaning set forth in Section 6.01.
     “Permitted Securitization” means, as for any Person, any transfer by such Person of accounts receivable or interests therein which is owed by an account debtor that is not organized or domiciled in a jurisdiction of the United States (collectively, “Receivables”) and all collateral securing such Receivables, all contracts and contract rights that are guarantees or other obligations in respect of such Receivables, all lockbox accounts, collection accounts and other assets that are customarily granted in connection with asset securitization transactions involving Receivables and all proceeds of any of the foregoing (collectively, the “Related Security”) directly to one or more investors or other purchasers (other than the Borrower, any other Loan

Party or any Subsidiary or Affiliate thereof), in any case involving a principal amount not in excess of 3.00% of the invoice amount of such Receivable.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Plan” means any Pension Plan or Multiemployer Plan.
     “Platform” has the meaning specified in Section 5.06.
     “Pledge Agreement” means the Pledge Agreement in substantially the form of Exhibit H among one or more of the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.
     “Prime Rate” means a fluctuating rate of interest per annum as shall be in effect from time-to-time equal to the prime rate of interest publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in New York City, whether or not the Borrower has notice thereof, when and as said prime rate changes.
     “Projections” means the Parent’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, for fiscal years 2007, 2008, 2009, and 2010 together with appropriate supporting details and a statement of underlying assumptions.
     “Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).
     “Public Lender” has the meaning specified in Section 5.06.
     “Qualified Investment” means expenditures incurred to acquire or repair assets owned (or to be owned) by a Loan Party of the same type as those subject to such Reinvestment Event or equipment or real property owned (or to be owned) by and useful in the business of a Loan Party.
     “Register” has the meaning specified in Section 10.06(c).
     “Regulations T, U, X and D” means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

     “Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.03, including the obligation to pay LC Advances.
     “Reinvestment Deferred Amount” means (a) with respect to an Event of Loss, the aggregate Net Proceeds received by the Parent or any Subsidiary in connection with such Event of Loss that are duly specified in a Reinvestment Notice as not being required to be initially applied to prepay the Advances pursuant to Section 2.08(c)(iii) as a result of the delivery of such Reinvestment Notice, and (b) with respect to an Asset Disposition, the aggregate Net Proceeds in connection with such Asset Disposition in excess of $5,000,000 received by the Parent or any Subsidiary since the Closing Date that are duly specified in a Reinvestment Notice as not being required to be initially applied to prepay the Advances pursuant to Section 2.08(c)(iii) as a result of the delivery of such Reinvestment Notice.
     “Reinvestment Event” means any Asset Disposition or Event of Loss in respect of which the Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice” means a written notice executed by the Borrower stating that no Default or Event of Default has occurred and is continuing and stating that the Borrower intends and expects to use all or a specified portion of the Net Proceeds of a Reinvestment Event specified in such notice to make a Qualified Investment.
     “Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less the portion, if any, thereof expended prior to the relevant Reinvestment Prepayment Date to make a Qualified Investment.
     “Reinvestment Prepayment Date” means the earlier of (a) the date occurring 90 days after such Reinvestment Event or such longer period (but not to exceed in any event 180 days) provided that the Parent or its affected Subsidiary is working diligently to acquire or repair assets owned (or to be owned) (provided that the aggregate Net Proceeds have been deposited into a Blocked Account) and (b) the date on which Borrower shall have determined not to, or shall have otherwise ceased to, make a Qualified Investment with all or any portion of the relevant Reinvestment Deferred Amount.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.
     “Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, and if

such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, a Responsible Officer of such Person’s general partner or partners.
     “Restricted Payment” means: (a) the declaration or making by the Parent or any Subsidiary of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any Subordinated Debt, or the issuance of a notice of an intention to do any of the foregoing of the Parent or any Subsidiary; and (d) any management fee, consulting fee, advisory fee, investment banking or transaction fee or commission, bonus, salary, or similar remuneration paid or payable, or any loans, advances or similar investments made, to any Affiliate of the Parent or any payment to any such Affiliate with respect to any allocation of overhead costs and expenses, excluding salaries, bonuses and commissions payable to officers, directors and employees and directors’ fees and executive compensation and benefits, in each case, payable in the ordinary course of business consistent with past practice.
     “Restructuring Transaction” means the restructuring and reorganization of the Parent and its Subsidiaries which results from (a) the contribution by the Parent of all direct and indirect interests in the Equity Interests of the Borrower and certain other assets to a newly formed Delaware corporation (which will become the New U.S. Parent after the merger described below), (b) the merger of a newly formed subsidiary of the New U.S. Parent with and into the Parent, with the Parent as the surviving entity, and (c) the New U.S. Parent becoming the new public parent, with the Borrower and Willbros Group, Inc. (the Panamanian corporation) as its Wholly-Owned Subsidiaries; provided that such restructuring and reorganization is conditioned on the receipt of a private letter ruling from the Internal Revenue Service to the effect that the Restructuring Transaction will qualify as a tax-free exchange and a tax-free reorganization under the Code and may only be effected with the approval of the stockholders of the Parent.
     “Revaluation Date” means each of the following: (a) the Revolving Effective Date, and (b) so long as any outstanding Credit Extension is denominated in a Foreign Currency, (i) the last Business Day of each calendar month, (ii) the date of any proposed Credit Extension, including each Issuance Event, if the Administrative Agent or Issuing Bank shall determine or the Majority Lenders shall require, (iii) the date of any reduction or increase of Commitments under this Agreement, (iv) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (v) such additional dates as the Administrative Agent shall determine or the Majority Lenders shall require.
     “Revolving Advance” has the meaning specified in Section 2.01.

     “Revolving Availability Period” means the period from and including the Revolving Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments in whole pursuant to Section 2.05(a), and (c) the date of termination of the commitment of each Lender to make Advances and of the obligation of the Issuing Bank to make LC Credit Extensions pursuant to Section 7.02 or Section 7.03.
     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type, in the same currency and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Revolving Commitment” means, as to each Lender, its obligation to (a) make Advances to the Borrower pursuant to Section 2.01, and (b) purchase participations in Letter of Credit Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 as its Revolving Commitment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of Revolving Commitments as of the date hereof is $150,000,000.
     “Revolving Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied, which date shall not be later than November 30, 2007.
     “Revolving Outstanding Amount” means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all Revolving Advances plus (b) the Dollar Equivalent of the Letter of Credit Exposure.
     “Revolving Sublimit” means, as to each Lender, an amount equal to one-third (1/3) of its Revolving Commitment. On the date hereof, the aggregate Revolving Sublimit is equal to $50,000,000.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor thereto that is a national credit rating organization.
     “Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Parent or any Subsidiary shall sell or transfer to any Person (other than the Parent or a Subsidiary) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Parent or such Subsidiary shall rent or lease as lessee (other than pursuant to a capital lease), or similarly acquire the right to possession or use of, such Property.

     “SEC” means the Securities and Exchange Commission, and any successor entity.
     “SEC/DOJ Investigation” means the investigation and related charges brought by the SEC and the U.S. Department of Justice against the Parent and its Subsidiaries in connection with the alleged violations of the Foreign Corrupt Practices Act, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, resulting from operations in Bolivia, Ecuador and Nigeria.
     “SEC/DOJ Settlement” means the entry of final judgments or decrees by a United States District Court in the aggregate amount of $32,300,000 in settlement of the charges by the SEC and the U.S. Department of Justice in connection with the SEC/DOJ Investigation.
     “Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank, the Swap Counterparties and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.
     “Security Agreement” means the Security Agreement in substantially the form of Exhibit I among one or more of the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, and each other document, instrument or agreement executed by any Loan Party in connection therewith in order to comply with the Legal Requirements of any jurisdiction other than the United States of America or any state thereof.
     “Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.
     “Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the

Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.
     “Subordinated Debt” means any Debt of the Parent or any of its Subsidiaries which is subordinated to their respective obligations under the Loan Documents in a manner satisfactory to the Administrative Agent and the Majority Lenders and which is otherwise on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders.
     “Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Counterparty” means any Lender or any Affiliate thereof that is party to a Swap Contract with the Parent or one of its Subsidiaries.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Tangible Net Worth” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Stockholders’ Equity of the Parent and its Subsidiaries on that date minus the Intangible Assets of the Parent and its Subsidiaries on that date; provided that, any net income from the Nigerian Operations (or any gain from the sale of the Nigerian Operations and/or assets) shall be deducted in determining Tangible Net Worth and any net loss from the Nigerian Operations (or any loss from the sale of the Nigerian Operations and/or assets) shall be added in determining Tangible Net Worth.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Type” has the meaning set forth in Section 1.04.
     “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute. To the extent perfection of the Collateral Agent’s security interest in any Collateral is governed by the laws of another jurisdiction, “UCC” means (as the context requires) the Uniform Commercial Code as in effect in the applicable jurisdiction.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Voting Stock” means, with respect to any Person, Equity Interests of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of such Person.
     “Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.03 Accounting Terms.
     (a) For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.
     (b) If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Borrower; (B) changes in accounting principles recommended by the Parent’s accountants; and (C) changes in carrying value of the Parent’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the Audited Financial Statements.
     (c) In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.
     Section 1.04 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a LC Advance or a Revolving Advance, each of which constitutes a Class. The “Type” of an Advance refers to the determination whether such Advance is a Eurocurrency Rate Advance or a Base Rate Advance, each of which constitutes a Type.
     Section 1.05 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and amount of the Revolving Outstanding Amount denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
     (b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest whole unit of such Alternative Currency, with 0.5 or more of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
     Section 1.06 Additional Alternative Currencies. The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars; provided that, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank. Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the Issuing Bank in their sole discretion). The Administrative Agent shall promptly notify the Issuing Bank thereof. The Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency. Any failure by the Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Issuing Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
     Section 1.07 Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     Section 1.08 Miscellaneous. Any terms used in this Agreement that are defined in Article 9 of the Uniform Commercial Code as adopted in the State of New York (“UCC”) shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
LETTERS OF CREDIT AND ADVANCES
     Section 2.01 Commitments for Revolving Advances. Subject to the terms and conditions set forth herein, each Lender severally agrees to make advances (each such advance, a “Revolving Advance”) to the Borrower in Dollars from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed, at any time, the lesser of (i) such Lender’s Revolving Commitment and (ii) such Lender’s Applicable Percentage of the Revolving Sublimit; provided, however, that after giving effect to any Revolving Borrowing, (A) the Revolving Outstanding Amount shall not exceed the aggregate Revolving Commitments, (B) the aggregate outstanding amount of the Revolving Advances of any Lender plus such Lender’s Applicable Percentage of the Letter of Credit Exposure, shall not exceed such Lender’s Commitment, and (C) the aggregate outstanding amount of the Revolving Advances plus the aggregate Financial and Documentary LC Exposure shall not exceed the Revolving Sublimit. Within the limits of each Lender’s Revolving Commitment and Revolving Sublimit, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.08, and reborrow under this Section 2.01. Revolving Advances may be Base Rate Advances or Eurocurrency Rate Advances, as further provided herein, but in any event, such Advances must be denominated in Dollars.
     Section 2.02 Borrowings, Conversions and Continuations of Revolving Advances.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing and given (i) by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day before the date of the proposed Borrowing in the case of Eurocurrency Rate Advances, and (ii) by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) on the same Business Day of the proposed Borrowing in the case of Base Rate Advances. The Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by facsimile. Each Notice of Borrowing shall be by facsimile or telephone confirmed promptly in writing or by electronic communication (e-mail) receipt of which is confirmed by the Administrative Agent by facsimile or telephone, in any event, specifying the (A) requested date of such Borrowing (which shall be a Business Day), (B) requested Type and Class of Advances comprising such Borrowing, and (C) aggregate amount of such Borrowing, (D) if such Borrowing is to be comprised of Eurocurrency Rate Advances, the Interest Period for such Advances. In the case of a proposed Borrowing comprised of Eurocurrency Rate Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.09, as applicable. Each Lender shall before 2:00 p.m. (New York time) on the date of the proposed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02 or such other location as the Administrative Agent may specify by notice to the applicable Lenders, in Same Day Funds, such Lender’s Applicable Percentage of such Borrowing. Upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Credit Extension, Section 3.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing is given by the Borrower, there are LC Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such LC Borrowings, and, second, shall be made available to the Borrower as provided above.
     (b) Conversions and Continuations. In order to elect to Convert or Continue Advances under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no later than (i) 10:00 a.m. (New York time) at least one Business Day in advance of such requested Conversion date in the case of a Conversion of a Eurocurrency Rate Advance to a Base Rate Advance or (ii) 10:00 a.m. (New York time) at least three Business Days in advance of such requested Conversion date in the case of a Conversion into or Continuation of a Eurocurrency Rate Advance to another Eurocurrency Rate Advance. Each such Notice of Conversion or Continuation shall be by facsimile or telephone confirmed promptly in writing or by electronic communication (e-mail) receipt of which is confirmed by the Administrative Agent by facsimile or telephone, in any event, specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Class, and Type of the Advance to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Advance, and (D) in the case of a Conversion to, or a Continuation of, a Eurocurrency Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurocurrency Rate Advance, notify each Lender of the interest rate under Section 2.09. Notwithstanding anything in this Agreement to the contrary, Conversions of Eurocurrency Rate Advances may only be made at the end of the applicable Interest Period for such Advances; provided, however, that Conversions of Base Rate Advances may be made at any time. For purposes other than the conditions set forth in Section 3.02, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing

     (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:
     (i) Each Revolving Borrowing shall (A) be in an aggregate amount not less than $2,000,000 and in integral multiples of $500,000 in excess thereof, (B) consist of Advances of the same Type made, Converted or Continued on the same day by the Lenders according to their Applicable Percentage, and (C) denominated only in Dollars.
     (ii) [Intentionally omitted.]
     (iii) At no time shall there be more than five Interest Periods applicable to outstanding Eurocurrency Rate Advances hereunder.
     (iv) The Borrower may not select Eurocurrency Rate Advances for any Borrowing to be made, Converted or Continued if a Default or Event of Default has occurred and is continuing.
     (v) If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurocurrency Rate Advances, notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then (1) if the requested Borrowing was of Revolving Advances, such Lender’s Applicable Percentage of the amount of such Borrowing shall be made as a Base Rate Advance of such Lender, (2) in any event, such Base Rate Advance shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurocurrency Rate Advances comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, Continue, or Convert to, Eurocurrency Rate Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.
     (vi) If the Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Rate Advances comprising any requested Revolving Borrowing, the right of the Borrower to select Eurocurrency Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each Revolving Advance comprising such Borrowing shall be made as a Base Rate Advances.
     (vii) If the Majority Lenders shall, by 11:00 a.m. (New York time) at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Rate Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Advance, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select Eurocurrency Rate Advances for such Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.
     (viii) If the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if such affected Advances are existing Advances, will be Converted into Base Rate Advances at the end of Interest Period then in effect.
     (ix) Revolving Advances may only be Converted or Continued as Revolving Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Conversion or Continuation specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Conversion or Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     (f) Funding by Lenders; Administrative Agents’ Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.02(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to

Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by Borrower, the interest rate applicable to the requested Borrowing. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Applicable Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.
     Section 2.03 Letters of Credit.
     (a) Commitment. Subject to the terms and conditions set forth herein, (i) the Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the LC Availability Termination Date, to issue, increase, or extend the expiration date of Letters of Credit (any such issuance, increase, or extension, an “Issuance Event”) denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any Guarantor (in which case the Borrower and such Guarantor shall be co-applicants with respect to such Letter of Credit), in accordance with subsection (b) below, and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Guarantor and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (A) the Revolving Outstanding Amount shall not exceed the aggregate Revolving Commitments, (B) the aggregate outstanding amount of the Revolving Advances of any Lender plus such Lender’s Applicable Percentage of the Letter of Credit Exposure, shall not exceed such Lender’s Revolving Commitment, and (C) the aggregate outstanding amount of the Revolving Advances plus the aggregate Financial and Documentary LC Exposure shall not exceed the Revolving Sublimit. Each request by the Borrower or Guarantor for an Issuance Event shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Immediately upon the issuance or increase of each Letter of Credit (including the deemed issuance of the Existing Letters of Credit), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit (or such increase). No Letter of Credit will be issued, increased or extended unless:
     (i) after giving effect to such Issuance Event the Revolving Outstanding Amount would not exceed the aggregate Revolving Commitments of all Lenders at the time of such proposed Issuance Event;

     (ii) after giving effect to such Issuance Event the sum of (a) the Financial and Documentary LC Exposure plus (b) the outstanding amount of the Revolving Advances would not exceed the Revolving Sublimit;
     (iii) such Letter of Credit has an expiration date not later than five Business Days prior to the scheduled Maturity Date and not later than one-year from the issuance thereof; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond the scheduled Maturity Date), provided that such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit;
     (iv) such Letter of Credit is in form and substance acceptable to the Issuing Bank in its reasonable discretion; and
     (v) the Borrower, and if such Letter of Credit is for the account of a Guarantor, such Guarantor, has delivered to the Issuing Bank a completed and executed Letter of Credit Application and a completed Letter of Credit Request; provide that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control.
     (b) Certain Limits on Issuing Bank’s Obligation. Notwithstanding anything to the contrary contained herein or in any Letter of Credit Application, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
     (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;
     (iii) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
     (iv) the Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

     (v) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender; or
     (vi) the beneficiary of a Letter of Credit which is requested to be amended does not accept the proposed amendment to such Letter of Credit;
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. (New York time) on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the Issuing Bank, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than

1:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank in Dollars.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Revolving Advance or LC Advance pursuant to this Section 2.03(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.
     (v) Each Lender’s obligation to make Revolving Advances or LC Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower of a Borrowing Notice). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Advance included in the relevant Revolving

Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.11 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;
     (iii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any Guarantor or any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or Affiliate thereof or any other Person may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

     (iv) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (v) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower, any Guarantor or any Subsidiary or any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or Affiliate thereof or any other Person, or in the relevant currency markets generally; or
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any Subsidiary or any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or Affiliate thereof or any other Person.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid. Without limiting the generality of the foregoing but subject to the proviso in clause (f) below, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit will not be excused by the gross negligence or willful misconduct of the Issuing Bank.
     (f) Role of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

     (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit; or
     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence), provided however, that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements), damages suffered by the Borrower which the Borrower prove were caused by (A) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit, (B) in the event the Issuing Bank did not follow its own standard operating procedures in all material respects or (C) the Issuing Bank has honored a Letter of Credit in violation of, to its knowledge, applicable Legal Requirements or court order. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.
     (g) Cash Collateral.
     (i) Upon the request of the Administrative Agent, (A) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, or (B) if, as of the Letter of Credit Termination Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the Letter of Credit Obligations in an amount equal to the Dollar Equivalent of the aggregate outstanding amount of the Letter of Credit Obligations. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Section 2.08, Section 7.02 and Section 7.03 set forth certain additional requirements to deliver Cash Collateral hereunder.

     (ii) If the Borrower is required to deposit funds in the LC Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Collateral Agent shall establish the LC Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Collateral Agent’s standard form assignment of deposit accounts and control agreements, that the Collateral Agent requests in connection therewith to establish the LC Cash Collateral Account and grant the Collateral Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Collateral Agent and grants the Collateral Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in such LC Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Document, the terms hereof shall control.
     (j) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Guarantors inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Guarantors.
     (k) Existing Letters of Credit. The Issuing Bank, the Lenders and the Borrower agree that effective as of the Revolving Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.
     Section 2.04 Noteless Agreement; Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall also maintain accounts in which it will record (A) the amount of each Advance made hereunder, the Class and Type thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof. The entries maintained in the accounts maintained pursuant to sentences above shall be conclusive evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms. Any Lender may request that the Advances owing to such Lender be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender and its registered assigns. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above.
     Section 2.05 Reductions and Increases of the Commitments.
     (a) Reduction of Revolving Commitments. The Borrower shall have the right, upon at least five Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction of Revolving Commitments shall be in the minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amount as may then be outstanding). To the extent that a Revolving Commitment reduction would result in the Revolving Outstanding Amount exceeding the aggregate Revolving Commitments, the Borrower shall reduce the Revolving Outstanding Amount such that after giving effect to such reduction such excess has been eliminated. Such reductions shall be made to the extent necessary by first prepaying the Revolving Advances outstanding at such time, and second depositing in the LC Cash Collateral Account an amount of cash equal to 105% of the remaining excess to be held by the Collateral Agent as collateral and applied to satisfy drawings under Letters of Credit as they occur. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.05 shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.06(b) shall thereafter be computed on the basis of the Revolving Commitments as so reduced. The Administrative Agent shall give each Lender prompt notice of any commitment reduction or termination.
     (b) Increase in Revolving Commitments.
     (i) At any time prior to the earlier of (A) the Maturity Date and (B) the second anniversary of the Closing Date, the Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), effectuate one or more increases in the aggregate Revolving Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Administrative Agent and the Issuing Bank) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Revolving Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that (a) each Commitment Increase shall be of at least $5,000,000, (b) the aggregate amount of all Commitment Increases shall not exceed $50,000,000, and (c) the aggregate Revolving

Commitments, after giving effect to all Commitment Increases, shall not exceed $200,000,000. The sum of the increases in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders upon giving effect to a Commitment Increase shall not, in the aggregate, exceed the amount of such Commitment Increase. The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.05(b) to the Administrative Agents and the Lenders. This Section 2.05(b) shall not be construed to create any obligation on any of the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.
     (ii) A Commitment Increase shall become effective upon (A) the receipt by Administrative Agent of (1) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the Revolving Commitments, if any, of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (2) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase as the Administrative Agent may reasonably request, (B) the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.08(c)(iii), and (C) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower stating that, both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, and that all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date which remains true and correct as of such earlier date.
     (iii) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Revolving Advances shall take into account the actual Revolving Commitment of each Lender and the principal amount outstanding of each Revolving Advance made by such Lender during the relevant period of time.
     Section 2.06 Fees.
     (a) Agency and Other Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger the fees as separately agreed upon by the Borrower in the Fee Letters.
     (b) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to .50% times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (i) the aggregate outstanding amount of Revolving Advances and (ii) the Dollar Equivalent of the outstanding amount of the Letter of Credit Obligations. The commitment fee shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and

December, commencing with the first such date to occur after the Revolving Effective Date, and on the last day of the Revolving Availability Period. The commitment fee shall be calculated quarterly in arrears.
     (c) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, (i) a per annum letter of credit fee for each Documentary Letter of Credit or Financial Letter of Credit equal to the Applicable Margin for Eurocurrency Rate Advances, and (ii) a per annum letter of credit fee for each Performance Letter of Credit equal to the Applicable Margin for Performance Letters of Credit. Each such fee shall be (A) computed on the Dollar Equivalent of the initial stated amount of such Letter of Credit (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount), (B) payable quarterly in arrears on or before the later of (1) the last Business Day of each March, June, September and December and (2) five Business Days after receipt by the Borrower of an invoice therefor, commencing with the first such date to occur after the Closing Date, until the earlier of its expiration date or the Maturity Date, and (C) computed on the basis of the actual number of days elapsed in a year of 360 days. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all fees provided in this clause (c) shall accrue at the Default Rate.
     (d) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at .125% per annum. Each such fee shall be (i) computed on the Dollar Equivalent of the initial stated amount of such Letter of Credit (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount), (ii) payable quarterly in arrears on or before the later of (A) the last Business Day of each March, June, September and December and (B) five Business Days after receipt by the Borrower of an invoice therefor, commencing with the first such date to occur after the Closing Date, until the earlier of its expiration date or the Maturity Date, and (iii) computed on the basis of the actual number of days elapsed in a year of 360 days. In addition to the foregoing fees, the Borrower agrees to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance, amendment, renewal, extension, advising, confirmation or transfer of a Letter of Credit for the Borrower’s account, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.
     (e) Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to Section 2.06(d) shall be paid directly to the Issuing Bank. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.
     Section 2.07 Repayment. The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Revolving Advances and any outstanding Reimbursement Obligations on the Maturity Date.

     Section 2.08 Prepayments.
     (a) Right to Prepay. Subject to the terms and conditions provided in this Agreement, including in this Section 2.08, the Borrower may prepay any principal amount of any Advance.
     (b) Optional. The Borrower may elect to prepay, in whole or in part, any of the Advances owing by it to the Lenders, after giving prior written notice of such election by (i) 10:00 a.m. (New York time) at least three Business Days before such prepayment date in the case of Borrowings which are comprised of Eurocurrency Rate Advances, and (ii) 10:00 a.m. (New York time) on or before the Business Day of such prepayment, in case of Borrowings which are comprised of Base Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and the Borrower shall prepay the Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $2,500,000 and in integral multiples of $500,000 in excess thereof (or such lesser amount as may then be outstanding).
     (c) Mandatory Prepayments of Advances.
     (i) Deficiency Based on Revolving Sublimit. On any date on which the sum of the aggregate Revolving Advances and the Financial and Documentary LC Exposure is greater than the aggregate Revolving Sublimits, the Borrower shall make a mandatory prepayment of the Revolving Advances, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, in the amount of such excess, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Financial and Documentary LC Exposure to the extent of such excess.
     (ii) Reduction of Commitments. On the date of each reduction of the aggregate Revolving Commitments pursuant to Section 2.05, the Borrower shall make a prepayment in respect of the outstanding amount of the Revolving Advances, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure to the extent, if any, that the Revolving Outstanding Amount exceeds the aggregate Revolving Commitments, as so reduced.
     (iii) Commitment Increase. On the date of each Commitment Increase pursuant to Section 2.05, the Borrower shall make a prepayment in respect of the outstanding amount of the Revolving Advances to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Applicable Percentages arising from such Commitment Increase. Any prepayment made by Borrower in accordance with this clause (iii) may be made with the proceeds of Revolving Advances made by all the Lenders in connection the Commitment Increase occurring simultaneously with the prepayment.
     (iv) Currency Risks. On each Revaluation Date, the Administrative Agent shall determine the Dollar Equivalent of the Revolving Outstanding Amount. If, on any Revaluation Date, the Dollar Equivalent of the Revolving Outstanding Amount exceeds the aggregate Revolving Commitments then in effect, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders. Within two Business Days after the Borrower has received notice thereof, the Borrower shall make a prepayment in respect of the outstanding amount of the Revolving Advances, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that after giving effect to such prepayment or provision, the Dollar Equivalent of the Revolving Outstanding Amount does not exceed the aggregate Revolving Commitments then in effect.
     (v) [Intentionally omitted.]
     (vi) Asset Dispositions. If any Loan Party or any of its Subsidiaries shall at any time or from time to time, make or agree to make an Asset Disposition or suffer an Event of Loss; then (A) the Borrower shall promptly notify the Administrative Agent of such proposed Asset Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by any Loan Party and/or any of its Subsidiaries in respect thereof) and (B) promptly upon receipt by such Loan Party and/or any of its Subsidiaries of the Net Proceeds of such Asset Disposition or such Event of Loss (unless such Loan Party has delivered a Notice of Reinvestment to the Administrative Agent and made a Qualified Investment on or before the Reinvestment Prepayment Date), the Borrower shall repay the Advances with such Net Proceeds, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, or if the Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure; provided, however, that notwithstanding the foregoing, in the case of any Net Proceeds constituting the Reinvestment Deferred Amount with respect to a Reinvestment Event, the Borrower shall repay the Advances in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event if the applicable Loan Party fails to make a Qualified Investment.
     (vii) Debt Issuance. Promptly upon the receipt by any Loan Party or any of their respective Subsidiaries of the Net Debt Proceeds, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent an amount equal to 100% of such Net Debt Proceeds for application to the Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, or if the Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure.

     (viii) Equity Issuance. Promptly upon receipt by any Loan Party or any of their respective Subsidiaries of any Equity Issuance Proceeds, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent an amount equal to 100% of such Equity Issuance Proceeds for application to the Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, or if the Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure; provided that, Equity Issuance Proceeds received from the following shall not be subject to this clause (viii): (A) the Equity Offering, (B) any Equity Issuance made as consideration for Acquisitions permitted under Section 6.05(j) below, and (C) any Equity Issuance made in connection with the redemption, purchase, retirement, or defeasance, of the Convertible Senior Notes which is permitted under the terms of this Agreement.
     (d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurocurrency Rate Advances then outstanding hereunder, the Borrower shall, no later than 10:00 a.m. (New York time) (i) (A) if not prohibited by any Legal Requirement to maintain such Eurocurrency Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurocurrency Rate Advance or (B) if prohibited by any Legal Requirement to maintain such Eurocurrency Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurocurrency Rate Advances of all of the Lenders then outstanding, together with accrued and unpaid interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (ii) each Lender shall simultaneously make a Base Rate Advance or, if not otherwise prohibited, make an Eurocurrency Rate Advance in an amount equal to the aggregate principal amount of the affected Eurocurrency Rate Advances, and (iii) the right of the Borrower to select Eurocurrency Rate Advances shall be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     (e) Accrued Interest; Ratable Payments; Effect of Notice. Each prepayment pursuant to this Section 2.08 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date. Each payment of any Advance pursuant to this Section 2.08 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.08 shall be irrevocable and binding upon the Borrower.

     (f) Application of Payments. All prepayments made pursuant to this Section 2.08, other than prepayments made pursuant to Section 2.08(c)(i) – (iv), shall be applied in the following order:
First, ratable prepayments of all LC Advances until all LC Advances are repaid in full;
Second, ratable prepayments of all Revolving Advances until all such Advances are repaid in full; and
Third, deposits into the LC Cash Collateral Account to provide cash collateral to the extent of any existing Letter of Credit Exposure.
All prepayments required under Section 2.08(c)(i) –(iv) shall be applied as set forth in such Sections.
     Section 2.09 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Advances.
     (i) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances, payable quarterly in arrears on the last Business Day of each calendar quarter and on the date such Base Rate Advance shall be paid in full.
     (ii) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin for Eurocurrency Rate Advances, payable in arrears on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on each Business Day which occurs at three month intervals from the first day of such Interest Period.
     (b) Additional Interest on Eurocurrency Rate Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the Eurocurrency Rate Advances of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Eurocurrency Rate Advances for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive absent manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

     (c) Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time (calculated after giving affect to all items charged which constitute “interest” under applicable Legal Requirements, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirements, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower. In determining whether the interest contracted for, charged, or received by a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Legal Requirements, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     (d) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on any outstanding amounts to but excluding the date of actual payment (after as well as before judgment) at the Default Rate.
     (e) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.06 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at Level 4 if the inaccuracy was the result of dishonesty, fraud or willful misconduct), and (iii) the Borrower shall immediately, without further action by the Administrative Agent, any Lender or the Issuing Bank, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.09(e) shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.09(d) and Article VII. The Borrower’s obligations under this Section 2.09(e) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

     Section 2.10 Breakage Costs.
     (a) Funding Losses. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower hereby indemnifies, and agrees to indemnify, each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurocurrency Rate Advance to be made by such Lender as part of such Borrowing when such Eurocurrency Rate Advance, as a result of such failure, is not made on such date.
     (b) Prepayment Losses. If (i) any payment of principal of any Eurocurrency Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any prepayment, payment pursuant to Section 2.08, the acceleration of the maturity of the Obligations, or for any other reason, (ii) the Borrower fails to make a principal or interest payment with respect to any Eurocurrency Rate Advance on the date such payment is due and payable, or (iii) any failure by the Borrower to make payment of any Advance or reimbursement of drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency; the Borrower shall, within 3 Business Days of any written demand sent by the Administrative Agent on behalf of a Lender to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     (c) Certificate. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.
     Section 2.11 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate Reserve Percentage), or the Issuing Bank;
     (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.13 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

     (iii) impose on any Lender, the Issuing Bank, or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Advances made by such Lender, the Issuing Bank, or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 2.12 Payments and Computations.
     (a) Payment Procedures. The Borrower shall make each payment under this Agreement not later than 12:00 noon (New York time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably to the Lenders (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.06, 2.10, 2.11 or 2.13, but after taking into account payments effected pursuant to Section 7.05) in accordance with each Lender’s Applicable Percentage to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Effective Rate or the Eurocurrency Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
     (d) Agent Reliance. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error
     Section 2.13 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, such Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Legal Requirements.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Legal Requirements as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the Issuing Bank if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or the Issuing Bank is subject to backup withholding or information reporting requirements.
     (f) Without limiting the generality of the foregoing, each Lender agrees to deliver to the Borrower and the Administrative Agent applicable forms, certificates or documents, including Internal Revenue Service Form W-9, as may be required under the Code or other Legal Requirements as a condition to exemption from, or reduction of, United States withholding or backup withholding tax. Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) two duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8IMY (with applicable attachments) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) two duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8IMY (with applicable attachments), or
     (iv) any other form prescribed by Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Legal Requirements to permit the Borrower to determine the withholding or deduction required to be made.
     (g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     Section 2.14 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Applicable Percentage, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
     Section 2.15 Applicable Lending Offices. Each Lender may book its Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Borrower designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.

     Section 2.16 Replacement of Lenders. If a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.01, requires consent of each Lender affected thereby or that requires the consent of all Lenders or all Lenders, so long as (a) no Event of Default shall have occurred and be continuing and the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Non-Consenting Lender’s Advances and assume the Non-Consenting Lender’s Commitments and all other obligations of the Non-Consenting Lender hereunder and (b) such Lender is not an Issuing Bank with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Bank (such as a “back-to-back” letter of credit) are made), the Borrower may require the Non-Consenting Lender to assign all of its Advances and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 10.06; provided that, prior to or concurrently with such replacement, (i) the Non-Consenting Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under Sections 2.10 and/or 2.13 (if applicable)) through such date of replacement, (ii) all of the requirements for such assignment contained in Section 10.06, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment and Acceptance executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment and Acceptance on behalf of a Non-Consenting Lender relating to the assignment of Advances and Commitments of such Non-Consenting Lender) and other supporting documents, have been fulfilled, (iii) each assignee shall consent, at the time of such assignment, to each matter in respect of which such Non-Consenting Lender refused to consent, amend or waive, and (iv) no more than 25% of the aggregate Commitments can be assigned to such other Lenders or Eligible Assignees pursuant to this Section 2.16 at any one time.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.01 Initial Conditions Precedent. The obligations of each Lender to make its initial Advance and the Issuing Bank to issue any initial Letter of Credit, including the deemed issuance of the Existing Letters of Credit, shall be subject to the conditions precedent that:
     (a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letter of Credit is issued (or deemed issued), the Administrative Agent and the Lenders shall have received the following, each dated on or before such day, duly executed by all the parties thereto, each in form and substance satisfactory to the Administrative Agent and the Lenders:
     (i) this Agreement and all attached Exhibits and Schedules;
     (ii) any Note requested by a Lender pursuant to Section 2.04 payable to the order of such requesting Lender in the amount of its Commitment;
     (iii) except as otherwise provided in Section 5.16, a Security Agreement executed by each Loan Party, together with UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Collateral described therein;

     (iv) to the extent set forth on Schedule 3.01(a)(iv), a Pledge Agreement executed by each Person that has an Equity Interest in a Loan Party pledging to the Administrative Agent for the benefit of the Secured Parties all of the Equity Interests of such Person in such Loan Party, together with certificates, powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Equity Interests;
     (v) except as otherwise provided in Section 5.16 and as indicated on Schedule 1.01(c), the Mortgages (or appropriate amendments or supplements thereto), together with any other documents, agreements or instruments necessary to create and continue an Acceptable Security Interest in such Mortgaged Properties;
     (vi) an Account Control Agreement among the applicable Loan Party, the Collateral Agent and each financial institution identified on Schedule 4.17 (other than the Collateral Agent) except to the extent an account control agreement is not required to perfect the Collateral Agent’s Lien under applicable law;
     (vii) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;
     (viii) copies of the certificate or articles of incorporation or other equivalent Organization Document, including all amendments thereto, of each Loan Party, certified by the Secretary of State (or equivalent governmental officer) of the state or jurisdiction of its organization;
     (ix) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the Organization Documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other equivalent Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (vii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Borrowing or any other document delivered in connection herewith on behalf of such Loan Party;
     (x) a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (viii) above;

     (xi) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each Loan Party in the jurisdiction of its incorporation or formation and, to the extent the failure to so qualify could reasonably be expected to have a Material Adverse Effect, any other jurisdiction where its ownership or lease of Property or conduct of its business requires it to be qualified;
     (xii) a favorable opinion dated as of the Closing Date of Conners & Winters, LLP, counsel to the Loan Parties;
     (xiii) a favorable opinion dated as of the Closing Date from local counsel located in Panama and Canada;
     (xiv) a certificate from a Financial Officer of the Parent dated as of the Closing Date addressed to the Administrative Agent and each of the Lenders certifying that, before and after giving effect to the initial Borrowing contemplated hereunder, the Parent and each other Loan Party is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in Section 8.16 and 8.17 applicable to such Guarantor will be given full effect);
     (xv) a certificate from a Financial Officer of the Parent addressed to the Administrative Agent and each of the Lenders, which shall be in form and in substance reasonably satisfactory to the Administrative Agent, certifying that as of the Closing Date the Projections prepared by the Parent and provided to the Administrative Agent were prepared in good faith based on reasonable assumptions in light of the information reasonably available to such officer at the time such Projections were made and describing any changes in such information and stating that such changes could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (xvi) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as an additional insured as required by Section 4.13(c);
     (xvii) acknowledgment from C T Corporation System as of the Closing Date with respect to its irrevocable appointment by each Loan Party pursuant to Section 10.13(b); and
     (xviii) such other documents, governmental certificates and agreements as the Administrative Agent or any Lender may reasonably request.
     (b) Payment of Fees. On the Closing Date, the Borrower shall have paid the fees required to be paid to the Administrative Agent, the Arranger, and the Lenders on the Closing Date, including, without limitation, the fees set forth in the Fee Letters and all other costs and expenses which have been invoiced and are payable pursuant to Section 10.04.

     (c) Due Diligence; Corporate Structure. The Administrative Agent and the Lenders shall have completed a satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Parent and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing and the terms and conditions of all material obligations of the Loan Parties. The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties shall be acceptable to the Administrative Agent.
     (d) Security Documents; UCC Searches. The Collateral Agent shall have received all appropriate evidence required by the Collateral Agent in its sole discretion necessary to determine that arrangements have been made for the Collateral Agent for the benefit of Secured Parties to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) the delivery to the Collateral Agent of such financing statements (or amendments) under the UCC for filing in such jurisdictions as the Collateral Agent may require, (ii) lien, tax and judgment searches conducted on the Loan Parties reflecting no Liens other than Permitted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement, (iii) lien releases with respect to any Collateral currently subject to a Lien other than Permitted Liens unless such Liens are assigned to or otherwise held by the Collateral Agent; (iv) ALTA lender’s title insurance policies issued by title insurers reasonably satisfactory to the Agent (the “Mortgage Policies”) in form and substance and in amounts reasonably satisfactory to the Agent assuring the Agent that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Property located in the State of Texas, free and clear of all defects and encumbrances except Excepted Liens; (v) current surveys, certified by a licensed surveyor, for all real property located in the State of Texas that is the subject of the Mortgage Policies for which a Mortgage Policy is issued; and (vi) Security Documents and other documents necessary to obtain an Acceptable Security Interest in the Equity Interests held by a Loan Party in, to the extent permitted by local law and its Organization Documents, The Oman Construction Company, LLC; and in the Equity Interests of the Borrower, Willbros Canada Holdings Limited and its Material Subsidiaries, together with a favorable opinion reasonably satisfactory to the Collateral Agent from local counsel located in The Netherlands.
     (e) Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Audited Financial Statements, (ii) the Interim Financial Statements, (iii) the audited and unaudited financial statements for the InServ and its Subsidiaries dated as of December 31, 2006 and as of June 30, 2007, respectively, (iv) the Projections and (v) such other financial information as the Administrative Agent may reasonably request.
     (f) Termination of Existing Credit Facility. The Administrative Agent shall have received sufficient evidence indicating that simultaneously with the making of the initial Revolving Advances hereunder (i) the obligations of the Loan Parties and its lenders under the Existing Credit Facility shall be terminated (including, without limitation, any obligations of the Parent or any Subsidiary thereof in respect of guaranties and security agreements executed in connection with such Existing Credit Facility (but excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Facility)), (ii) acceptable provisions have been made for the termination or assignment in favor of the Collateral Agent for the benefit of the Lenders, of the Liens existing in respect of the Existing Credit Facility and (iii) any letters of credit issued pursuant to the Existing Credit Facility shall have been either replaced or shall be supported by a Letter of Credit issued hereunder or deemed to be a Letter of Credit issued hereunder.
     (g) Authorizations and Approvals. The Borrower shall have received all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Loan Party, InServ Parties or any of their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Loan Documents and the InServ Acquisition Instruments. In addition, the Loan Parties, InServ, and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Loan Parties, InServ and their respective Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.
     (h) No Proceeding or Litigation; No Injunctive Relief. Except for the SEC/DOJ Investigation and except as otherwise set forth in Schedule 4.07, no action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the reasonable judgment of the Lenders, could reasonably be expected to cause a Material Adverse Effect.
     (i) No Default. No Default shall have occurred and be continuing or would result from such Advance or from the application of the proceeds therefrom.
     (j) Conditions to InServ Acquisition. The Administrative Agent shall have received evidence satisfactory to it that all actions necessary to consummate the InServ Acquisition (other than the payment of the purchase price) shall have been taken in accordance with all applicable and in accordance with the terms of each InServ Acquisition Instrument, without amendment or waiver of any material provision thereof from the forms of the InServ Acquisition Instruments provided to and reviewed by the Arranger.
     (k) No Material Adverse Change. Since December 31, 2006, there shall have been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or prospects of (i) the Parent and its Subsidiaries, taken as a whole or (ii) InServ and its Subsidiaries, taken as a whole; provided, however, that entry of the SEC/DOJ Settlement shall not constitute or be deemed to have resulted in a material adverse change.
     (l) Equity Offering; Equity Contribution to Borrower. The Administrative Agent shall have received evidence satisfactory to it that the Parent shall have completed (or shall, concurrently with the closing of this Agreement, complete) the Equity Offering resulting in Equity Issuance Proceeds of not less than $100,000,000 and the Parent shall have contributed (or shall, concurrently with the closing of this Agreement, contribute) at least $100,000,000 of such Equity Issuance Proceeds to the Borrower.

     (m) Patriot Act Disclosures. Prior to the Closing Date, the Administrative Agent and each Lender shall have received all documentation and other information that such Lender shall have requested in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
     (n) Copies of InServ Acquisition Instruments. The Administrative Agent shall have received copies of all InServ Acquisition Instruments without amendment or waiver of any material provision thereof (except as consented to by the Administrative Agent which consent shall not be unreasonably withheld or delayed), certified by a Responsible Officer of the Borrower as true, correct and complete in all material respects.
     (o) InServ Assets as Collateral. The Agents shall have received all appropriate evidence required by the Agents in their sole discretion necessary to determine that arrangements have been made for the Collateral Agent for the benefit of Secured Parties to have, concurrently with or immediately upon the closing and funding of the InServ Acquisition, an Acceptable Security Interest in the assets of InServ and its Material Subsidiaries to the extent required under Section 5.12 but subject to Section 5.16, including without limitation, (i) the delivery to the Collateral Agent of such financing statements (or amendments) under the Uniform Commercial Code for filing in such jurisdictions as the Collateral Agent may require, (ii) lien, tax and judgment searches conducted on InServ and its Subsidiaries in the applicable filing offices reflecting no Liens other than Permitted Liens and Liens addressed in the last sentence of this clause (c), (iii) lien releases with respect to any Collateral currently subject to a Lien other than Permitted Liens other than Liens addressed in the last sentence of this clause (c), (iv) a supplement to this Agreement acceptable to the Administrative Agent whereby such Persons shall become a Guarantor, (v) documents of the type referred to in clauses Section 3.01(a)(ix), (x), (xi) and (xii) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent, (vi) a security agreement or supplement to an existing Security Agreement to pledge all or substantially all personal property assets of such Persons to secure the Obligations, and (vii) supplements to existing Pledge Agreements in form, content and scope reasonably satisfactory to the Administrative Agent whereby the equity holder of InServ shall pledge 100% of its interests in the Equity Interest of InServ to secure the Obligations, along with share pledged, if certificated. Furthermore, the Collateral Agent shall have received payoff letters or other evidence, in any event, satisfactory to it that all Debt secured by liens which encumber any of the Properties of InServ or any of its respective Subsidiaries have been, or concurrently with the closing and funding of the InServ Acquisition, will be paid in full and provisions have been made, in form and substance satisfactory to the Collateral Agent, for the termination and release of all Liens securing payment of any such Debt, interest, prepayment premiums or other amounts
     (p) Additional Information. The Administrative Agent shall have received such additional information which the Administrative Agent or any Lender shall have reasonably requested prior to the Closing Date, and such information shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

     Section 3.02 Conditions Precedent to Each Advance. The obligation of the Issuing Bank to issue, extend or increase Letters of Credit, including without limitation, the Existing Letters of Credit deemed issued on the Closing Date, and the obligation of the Lenders to make Revolving Advances to the Borrower shall be subject to the further conditions precedent that on and as of the date of such proposed Issuance Event or Borrowing Date (and each Letter of Credit Request or Notice of Borrowing, as applicable, shall constitute a representation and warranty by the Borrower that on the date of such Issuance Event or Borrowing Date, as applicable, such statements are true):
     (a) the representations and warranties of the Loan Parties contained in Article IV and in each other Loan Document are correct on and as of the date of such Issuance Event or Borrowing Date before and after giving effect to such Issuance Event or the making of such Revolving Advances as though made on, and as of such date; and
     (b) no Default or Event of Default has occurred and is continuing or would result from such Issuance Event or the making of such Revolving Advances.
     Section 3.03 Determinations Under Sections 3.01 or 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 or 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Each Loan Party jointly and severally represents and warrants as follows:
     Section 4.01 Existence. Each of the Parent and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to have a Material Adverse Effect.
     Section 4.02 Power and Authority. Each of the Loan Parties has the requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (a) own its assets and carry on its business, and (b) execute, deliver and perform the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Loan Party’s Organization Documents, (ii) violate any Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under

(A) the provisions of any indenture, instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.
     Section 4.03 Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, or (c) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) (other than, on the Closing Date, the filing of UCC-1 Financing Statements), all of which have been duly obtained, taken, given or made and are in full force and effect, except actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC) that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties).
     Section 4.04 Enforceable Obligations. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.
     Section 4.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.
     (b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

     (c) The Projections have been prepared in good faith by the Parent, based on assumptions believed by the Borrower to be reasonable on the date thereof.
     (d) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect except to the extent any matter is disclosed in public filings made by the Parent with the SEC since January 1, 2007 but prior to the Closing Date (including in respect to such matter’s nature, magnitude and consequences).
     (e) Since the InServ Closing Date, and after giving effect to the InServ Acquisition, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     Section 4.06 True and Complete Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither (a) the Confidential Information Memorandum nor (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to projected financial information (including the Projections and any projections delivered pursuant to Section 5.06(d)), the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 4.07 Litigation. Except for the SEC/DOJ Investigation and except as set forth in Schedule 4.07, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of a Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its or their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the Collateral, or any of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     Section 4.08 Compliance with Laws. None of the Loan Parties nor any of the Subsidiaries nor any of their respective material properties is in violation of, nor will the continued operation of their material properties as currently conducted violate, any Legal Requirement (including any Environmental Law) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, in either case which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 4.09 No Default. None of the Loan Parties or any of its Subsidiaries has materially violated or defaulted under any agreement or instrument to which it is a party, where such violation or default has resulted in or could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Upon the termination of the Existing Credit Facility, neither the Parent nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     Section 4.10 Subsidiaries; Corporate Structure. Part A of Schedule 4.10 sets forth as of the Closing Date, a list of all Subsidiaries of the Parent and, as to each such Subsidiary, the jurisdiction of formation and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Parent and the Subsidiaries. As of the InServ Closing Date, InServ and its Subsidiaries will be Wholly-Owned Subsidiaries of the Borrower as detailed in Part B of Schedule 4.10 and the jurisdiction of formation for each such Wholly-Owned Subsidiary and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests directly or indirectly owned by the Borrower and the Subsidiaries will be as set forth in Part B of Schedule 4.10. The Equity Interests indicated owned (or to be owned) by the Parent and the Subsidiaries on Schedule 4.10 are fully paid and non-assessable and are (or will be) owned by the persons indicated on such Schedule, free and clear of all Liens (other than (i) Liens created under the Existing Credit Facility that will be terminated or assigned to the Collateral Agent, (ii) Liens created under the Loan Documents and (iii) Permitted Liens).
     Section 4.11 Liens; Condition of Properties.
     (a) None of the Property of the Parent or any of its Subsidiaries is subject to any Lien other than (i) Liens created under the Existing Credit Facility that will be terminated or assigned to the Collateral Agent, (ii) Liens created under the Loan Documents and (iii) Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions other than recording of amendments to existing Mortgages and filing of new UCC financing statements. None of the Parent or any of its Subsidiaries is a party to any indenture, loan, credit or other similar agreement or instrument evidencing Debt or any other material agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties other than customary restrictions or conditions imposed by any agreement relating to other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Debt.
     (b) Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

     (c) Each of the Parent and its Subsidiaries has complied with all obligations under all material leases with respect to real property to which it is a party and all such leases are in full force and effect. Each Loan Party enjoys peaceful and undisturbed possession under all such material leases.
     (d) Since December 31, 2006, neither the business nor the material Properties of the Parent or any of its Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, or acts of God.
     (e) Since December 31, 2006, neither the business nor the material Properties of the InServ or any of its Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, or acts of God.
     Section 4.12 Environmental Condition.
     (a) The Parent and its Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all material terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any material actual or, to their knowledge, contingent Environmental Claim.
     (b) None of the present or previously owned or operated Properties of the Parent or any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has the Parent or any of its Subsidiaries been otherwise notified of the designation, listing or identification of any Property of the Parent or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity (“Response”) under any Environmental Laws (except as such activities may be required by permit conditions); (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Parent or any of its present or former Subsidiaries, wherever located; or (iii) has been the site of any Release (as defined under any Environmental Law) of Hazardous Material from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under any Environmental Law) and that could, individually or in the aggregate, reasonably be expected to result in liabilities in the aggregate in excess of $3,000,000 and none of the Parent or any of its present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Material to any third party site which could reasonably be expected to result in the need for Response that could, individually or in the aggregate, reasonably be expected to result in liabilities in the aggregate in excess of $3,000,000.

     Section 4.13 Insurance.
     (a) Schedule 4.13 sets forth a true, complete and correct description of all insurance maintained by the Parent and its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.
     (b) The properties of the Parent and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent or any of its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent and its Subsidiaries operate.
     (c) The Borrower shall cause all such insurance to name the Administrative Agent, for the ratable benefit of the Lenders, as “loss payee” under its property loss policies and as “additional insured” on its comprehensive and general liability policies.
     Section 4.14 Taxes. In accordance with the tax laws, regulations, official pronouncements and practices of each tax jurisdiction, the Parent and each of its Subsidiaries have filed or are in the process of filing all material Federal, state and other tax returns and reports required to be filed, and have paid or will pay, before the same shall become in default, all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested or extended in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Parent or any Subsidiary thereof that would, if made, have a Material Adverse Effect.
     Section 4.15 ERISA Compliance.
     (a) The Parent and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and other Legal Requirements published thereunder.
     (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Parent or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any RISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     Section 4.16 Security Interests.
     (a) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule I to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other person, other than Permitted Liens.
     (b) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Collateral constitutes an instrument or certificated security under the applicable UCC) is delivered to such Administrative Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Person other than the Liens permitted under clause (a) of the definition of “Excepted Liens”.
     (c) Each Mortgage with respect to the Mortgaged Property is effective to create for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all Collateral and, when appropriate filings or registrations are made with the county clerk of each county where such Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on all right, title and interest of the applicable Loan Party thereunder in the applicable Mortgaged Property as of the Closing Date, prior and superior in right to any other person, other than Permitted Liens.
     (d) As of the Closing Date, no Loan Party has an ownership interest in any vessel.
     Section 4.17 Bank Accounts. Schedule 4.17 sets forth the account numbers and locations of all bank accounts of the Parent and its Subsidiaries as of the Closing Date for which an Account Control Agreement is required under Section 6.19.
     Section 4.18 Labor Relations. Except as set forth on Schedule 4.18, there (a) is no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the knowledge of any Responsible Officer thereof, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its

Subsidiaries or, to the knowledge of any Responsible Officer thereof, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Parent or any Subsidiary pending or, to the knowledge of any Loan Party, threatened and (c) no union representation petition existing with respect to the employees of the Parent or any of its Subsidiaries and no union organizing activities are taking place. The hours worked by and payments made to employees of the Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Parent or any Subsidiary, or for which any claim may be made against the Parent or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent or any Subsidiary is bound.
     Section 4.19 Intellectual Property. The Parent and each of its Subsidiaries own or are licensed or otherwise have full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person with respect thereto, except where the absence of such rights could not reasonably be expected to have a Material Adverse Effect.
     Section 4.20 Solvency. Immediately following the making of each Advance and after giving effect to the application of the proceeds of each Advance, each Loan Party is Solvent.
     Section 4.21 Senior Indebtedness. The obligations of the Loan Parties hereunder constitute senior indebtedness (however denominated) in respect of any Subordinated Debt of the Parent and its Subsidiaries.
     Section 4.22 Margin Regulations. None of the Loan Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
     Section 4.23 Investment Company Act. None of the Parent, any Person Controlling the Parent, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

     Section 4.24 Names and Locations. As of the Closing Date, Schedule 4.24 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which any Loan Party currently conducts business, or has at any time during the past five years conducted business, (b) the name of any entity which any Loan Party has acquired in whole or in part or from whom any Loan Party has acquired a significant amount of assets within the past five years, (c) the state or other jurisdiction of organization or incorporation for each Loan Party, (d) organizational identification number for each Loan Party (or specifically designates that one does not exist), and (d) the location of the chief executive offices of each Loan Party.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as the Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Loan Party shall, and shall cause each of its Subsidiaries to:
     Section 5.01 Preservation of Existence, Etc. Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties.
     Section 5.02 Compliance with Laws, Etc. Comply in all material respects with all Legal Requirements (including without limitation, all Environmental Laws and ERISA) applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted.
     Section 5.03 Maintenance of Property. (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, ordinary wear and tear excepted, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     Section 5.04 Maintenance of Insurance.
     (a) Maintain with financially sound and reputable insurance companies not Affiliates of the Parent or any of its Subsidiaries, insurance with respect to its Properties and business, to the extent and against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and such other insurance as may be required by law, including without limitation, political risk insurance consistent with that maintained on the date of this Agreement.

     (b) (i) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to a Loan Party under such policies directly to the Collateral Agent; (ii) deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; and (iii) deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.
     (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as required by Regulation H of the Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
     (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that indicated on Schedule 4.13, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.
     (e) Apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in Section 2.08(f) or as reinvested in a Qualified Investment.
     Section 5.05 Payment of Taxes, Etc. Pay and discharge as the same shall become due and payable, all its obligations and liabilities in accordance with their terms, including (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Person, (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

     Section 5.06 Reporting Requirements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Lenders:
     (a) Audited Annual Financials. Within ten days after the date in each fiscal year on which the Parent is required to file its Annual Report on Form 10-K with the SEC (or if no such requirement is in effect for any reason, with 90 days after each fiscal year end), copies of the audited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, together with the related audited consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its respective Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP (or words substantially similar to the foregoing) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
     (b) Quarterly Financials. Within five days after each date in each fiscal year on which the Parent is required to file a Quarterly Report on Form 10-Q with the SEC (or if no such requirement is in effect for any reason, with 45 days after each fiscal quarter end), a condensed consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related condensed consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and setting forth in comparative form the consolidated figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Parent as fairly presenting the financial condition, results of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) Compliance Certificates. (i) Concurrently with the delivery of the financial statements referred to in Section 5.06(a), a certificate of its independent certified public accountants rendering the report thereon stating whether, in connection with their audit examination, anything has come to their attention which would cause them to believe that any Default or Event of Default with respect to accounting matters existed on the date of such financial statements, and if such a condition or event has come to their attention, specifying in reasonable detail the nature and period, if known, of existence thereof and (ii) concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the Parent;
     (d) Projections. As soon as available but in any event within 90 days after the end of each fiscal year of the Parent commencing with the fiscal year ending December 31, 2008, a certified copy of the Parent’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, for the next succeeding two fiscal years immediately following such fiscal year end, together with appropriate supporting details and a statement of underlying assumptions, prepared in a manner consistent with the Projections and otherwise reasonably acceptable to the Administrative Agent.

     (e) Management Letters. Promptly upon receipt thereof, copies of any detailed audit reports, management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary thereof, or any audit of any of them;
     (f) Securities Law Filings and other Public Information. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (g) Press Releases. To the extent not otherwise provided for herein, as soon as available, any press release or other public announcement or statement by any Loan Party;
     (h) USA Patriot Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
     (i) Other Information. Such other information respecting the business, Properties or Collateral, or the condition or operations, financial or otherwise, of the Parent and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 5.06(a), (b), (f), (g), or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) other than for the information required to be provided under clause (g) above, on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the SEC’s website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies and (ii) the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) of the posting of any such documents and provide to the Administrative Agent (and the Administrative Agent shall promptly provide such documents to the Lenders) by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Agents will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”). Each Loan Party agrees to make all Borrower Materials that the Loan Parties intend to not be made available to Public Lenders clearly and conspicuously designated by such Loan Party as “PRIVATE.” By designating Borrower Materials as “PRIVATE,” such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that (x) prior to any public offering of securities by any Loan Party, is of a type that would be contained in a customary offering circular for an offering of debt securities made in reliance on Rule 144A under the Securities Act or (y) following any public offering of securities by a Loan Party, is either publicly available or not material information (though it may be sensitive and proprietary) with respect to such Loan Party or its securities for purposes of United States Federal and State securities laws. The Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Loan Parties or any securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07).
     Section 5.07 Other Notices. Deliver to the Administrative Agent prompt written notice of the following:
     (a) Defaults. The occurrence of any Default or Event of Default or any other Debt of the Parent or any of its Subsidiaries being declared due and payable before its expressed maturity, or any holder of such Debt having the right to declare such Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any default) under such Debt;
     (b) Litigation. The filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Parent, any Subsidiary or any Affiliate thereof, or any material development in any such action, suit, proceeding, that, in either case, could reasonably be expected to result in a liability of the Parent or any of its Subsidiaries in an aggregate amount exceeding $5,000,000; and
     (c) ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent or any of its Subsidiaries in an aggregate amount exceeding $5,000,000;

     (d) Environmental Notices. A copy of any form of notice, summons, material correspondence or citation received from any Governmental Authority or any other Person, concerning (i) material violations or alleged violations of Environmental Laws, which seeks or threatens to impose liability therefor, (ii) any material action or omission on the part of the Borrower or any of its Subsidiaries in connection with Hazardous Material, (iii) any notice of potential responsibility or liability under any Environmental Law, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Parent or any of its Subsidiaries, or any of their leased or owned material Property, wherever located;
     (e) Collateral. Furnish to the Collateral Agent:
     (i) written notice of:
     (A) any change of its legal name, corporate structure, jurisdiction of organization or formation or its organizational identification number or the creation or acquisition of any Person that will become a Subsidiary of the Parent, within 30 days before the occurrence thereof;
     (B) an Asset Disposition with respect to any Property with a market value in excess of $1,000,000 for any transaction or series of transactions or $5,000,000 in the aggregate during any calendar year within 40 days after the occurrence thereof;
     (C) an Event of Loss with respect to any portion of Collateral with a market value in excess of $5,000,000 promptly and in any event within 15 Business Days after the occurrence thereof;
     (D) any material correspondence received by any Loan Party from any insurer with respect to any insurance maintained in accordance with Section 5.04 promptly and in any event with five Business Days after the receipt thereof; and
     (ii) from time to time upon request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Collateral Agent may reasonably request, all in reasonable detail;
     (f) Casualties and Takings. Any actual or constructive loss by reason of fire, explosion, theft or other casualty, of any Property of any Loan Party or any taking of title to, or the use of, any Property of any Loan Party pursuant to eminent domain or condemnation proceedings or any settlement or compromise thereof, in each case, with a value equal to or greater than $2,500,000, and a certificate of a Responsible Officer of the Borrower describing the nature and status of such occurrence;
     (g) Material Changes. Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and propose to take with respect thereto. Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Documents required to be delivered pursuant to this Section 5.07 shall be posted by the Administrative Agent on IntraLinks/IntraAgency or another relevant website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and the Administrative Agent shall promptly notify each Lender of such posting.
     Section 5.08 Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Parent and its Subsidiaries; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent and its Subsidiaries, as the case may be; and (c) from time-to-time during regular business hours upon reasonable prior notice, permit representatives and independent contractors of the Collateral Agent, the Administrative Agent and each Lender to (i) visit and inspect any of its Properties, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Loan Party or Subsidiary; provided that the Loan Parties shall be responsible for such expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for all such expenses.
     Section 5.09 Agreement to Pledge. Cause each Loan Party to, grant to the Collateral Agent an Acceptable Security Interest in any Property of such Person now owned or hereafter acquired, other than the Excluded Property.
     Section 5.10 Intentionally Omitted.
     Section 5.11 Nature of Business. Maintain and operate such business in substantially the manner in which it is conducted and operated as of the Closing Date or, with respect to any Material Subsidiary that becomes a Material Subsidiary of the Parent as a result of the InServ Acquisition, as of the InServ Closing Date.
     Section 5.12 Additional Guarantors. On the InServ Closing Date as to any Material Subsidiary that became a Subsidiary of the Parent as a result of the InServ Acquisition and within 30 days after any other Person becomes a Material Subsidiary and before or contemporaneously with a Letter of Credit being issued on behalf of such Subsidiary, (a) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of this Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in clauses Section 3.01(a)(ix), (x), (xi) and (xii) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent and (iii) subject to Section 5.16, execute such other Security Documents as the Collateral Agent, the Administrative Agent or any Lender may reasonably request, in each case to secure the Obligations and (b) cause the stockholder of such Person to execute a Pledge Agreement (or a supplement thereto) pledging (i) 100% of the Equity Interest in such Person to secure the Obligations and such evidence of organizational authority to enter into and such legal opinions in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank. Notwithstanding the foregoing, from and after the consummation of the Restructuring Transaction and compliance with the conditions set forth in Section 6.03(b), (y) no Foreign Subsidiary shall be required to become a Guarantor pursuant to this Section 5.12 if providing such guaranty could have a material adverse tax consequence for any Loan Party (as reasonably determined by the Parent) and (z) no Person shall be required to pledge its interest in any Equity Interest of a Foreign Subsidiary to the extent such interest would be Excluded Property.
     Section 5.13 Additional Collateral Requirements.
     (a) Deposit Accounts. Except as otherwise provided in Section 6.19, establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in the name of the Parent or any of its Subsidiaries with such banks (“Collecting Banks”) as are reasonably acceptable to the Collateral Agent (subject to irrevocable instructions acceptable to Collateral Agent as hereinafter set forth) or with the Collateral Agent and all invoices evidencing accounts shall bear a notice that such invoices are payable to such Blocked Accounts and in which the Parent or one of its Subsidiaries, as applicable, will immediately deposit all payments made for Inventory, Accounts or other payments constituting proceeds of Collateral, in the case of the Parent and its Subsidiaries, in the identical form in which such payment was made, whether by cash or check. The Collecting Banks shall acknowledge and agree, pursuant to an Account Control Agreement, that all payments made to the Blocked Accounts are for the benefit of the Collateral Agent and the Secured Parties, and that the Collecting Banks have no right to setoff against the Blocked Accounts, other than for customary charges of the Collecting Bank for depositary services. Upon the occurrence and continuance of an Event of Default, the Parent and each Subsidiary shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits (with certain exceptions as agreed to by the Collateral Agent) into the Blocked Accounts into the Collateral Agent’s Account on each Business Day. If any Loan Party shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of accounts or other Collateral, such Person shall hold such instrument or funds in trust for the Collateral Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or after the occurrence and continuance of an Event of Default, to the Collateral Agent at its address set forth in Section 10.02 below;
     (b) Exceptions. Notwithstanding the foregoing, nothing set forth in this Section 5.13 shall require the creation or perfection of pledges of or security interests in particular assets if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

     Section 5.14 Intentionally Omitted.
     Section 5.15 Further Assurances in General. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction)), which may be required under any Legal Requirement, or which the Administrative Agent, the Collateral Agent or the Majority Lenders may reasonably request, all at the expense of the Borrower. The Borrower also agrees to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. The Borrower agrees not to effect or permit any change referred to in Section 5.07(e) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and each Loan Party agrees to take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral.
     Section 5.16 Post-Closing Items for InServ Acquisition.
     (a) Real Properties. Within 30 days following the InServ Closing Date, the Borrower shall deliver to the Collateral Agent all appropriate evidence required by the Collateral Agent necessary to determine that arrangements have been made for the Collateral Agent for the benefit of Secured Parties to have an Acceptable Security Interest in all or substantially all of real property owned by InServ and its Subsidiaries, including, without limitation, (i) Mortgages executed by InServ and each of its Subsidiaries that owns real property granting a Lien to the Collateral Agent in such property described therein to secure the Obligations, together with any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Mortgaged Property; (ii) if requested by Administrative Agent, favorable opinions from local counsel located in the jurisdiction of each Mortgaged Property; (iii) ALTA lender’s title insurance policies (or commitments therefore) issued by title insurers reasonably satisfactory to the Collateral Agent in form and substance and in amounts reasonably satisfactory to the Collateral Agent insuring the Collateral Agent that such Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens; and (iv) current surveys, certified by a licensed surveyor, for each such Mortgaged Property.
     (b) Deposit Accounts. Within 30 days following the InServ Closing Date, the Borrower shall deliver to the Administrative Agent such Account Control Agreements for InServ and its Material Subsidiaries as required under Section 5.13 above.
     (c) Landlord Agreements. Within 30 days following the InServ Closing Date, the Borrower shall either (i) deliver to the Collateral Agent such landlord lien waivers or lien subordination agreements as the Collateral Agent may request and executed by the lessor of any real properties leased by InServ or its Material Subsidiaries at which any Collateral is located, or

(ii) move such Collateral to a location sufficiently covered by landlord lien waivers or lien subordination agreements as the Collateral Agent may request; provided that, if the Borrower is diligently pursuing such landlord lien waivers or lien subordination agreements or diligently pursuing such alternative locations for the Collateral, the Collateral Agent may provide a one-time extension of the 30 day requirement to a period that would be reasonably acceptable to the Collateral Agent.
     Section 5.17 Post-Closing Items for Certain Canadian Assets. Within 90 days following the Closing Date (or such longer period provided by a one-time extension by the Collateral Agent), unless the Restructuring Transaction has occurred prior to or on such date, the Borrower shall deliver:
     (a) Mortgages executed by each Loan Party that owns real property located in Canada granting a Lien to the Collateral Agent in such Mortgaged Property to secure the Obligations, together with any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Mortgaged Property;
     (b) favorable opinions from local counsel located in the jurisdiction of each Mortgaged Property;
     (c) ALTA lender’s title insurance policies issued by title insurers reasonably satisfactory to the Collateral Agent in form and substance and in amounts reasonably satisfactory to the Administrative Agent assuring the Administrative Agent that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens; and
     (d) current surveys, certified by a licensed surveyor, for all such real property.
ARTICLE VI
NEGATIVE COVENANTS
     So long as the Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Commitment, or there shall exist any Letter of Credit Exposure, no Loan Party shall, and shall cause each of its Subsidiaries not to:
     Section 6.01 Liens, Etc. Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
     (a) Liens created pursuant to any Loan Document;
     (b) Excepted Liens;
     (c) Liens existing on the Closing Date and described in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

     (d) Liens securing Debt permitted under Section 6.02(f) and Section 6.02(j); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and the Proceeds thereof, and (ii) the Debt secured thereby does not exceed the lesser of the cost or fair market value of the property being acquired or financed on the date of acquisition or financing;
     (e) Liens in respect of Permitted Securitization by a Loan Party; provided that such Liens do not encumber at any time any property other than the Receivables and Related Security assigned from time to time to one or more investors or other purchasers thereof (other than the Borrower, any other Loan Party or any Subsidiary or Affiliate thereof);
     (f) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Subsidiary’s acquisition of such equipment; provided that the Debt secured by such Liens is permitted under Section 6.02(l) below; and
     (g) Liens not otherwise permitted hereunder; provided that the obligations secured by such Lien does not exceed $500,000 in the aggregate.
     Section 6.02 Debts, Guaranties and Other Obligations. Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:
     (a) Debt under the Loan Documents;
     (b) Debt existing on the Closing Date and described in Schedule 6.02 and any refinancings, extensions, renewals or replacements of such Debt to the extent the principal amount of such Debt is not increased, neither the final maturity nor the weighted average life to maturity of such Debt is decreased, and, if such Debt is subordinated to the obligations of a Loan Party hereunder, such Debt remains so subordinated on terms no less favorable to the Lenders and no more restrictive on the Loan Parties than the Subordinated Debt being refinanced, and in an amount not less than the amount outstanding at the time of refinancing;
     (c) Debt of the Loan Parties to another Loan Party; provided that (i) such Debt of any Loan Party is subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent; and (ii) any such loans and advances made by a Loan Party, if evidenced by a promissory note, shall be pledged to the Administrative Agent for the ratable benefit of the Secured Parties;
     (d) Debt of the Loan Parties to Subsidiaries that are not Loan Parties; provided that such Debt would be a permitted Investment pursuant to Section 6.05(e);
     (e) Guarantees of the Parent or any Wholly-Owned Subsidiary in respect of Debt or other obligations otherwise permitted hereunder of the Parent or any Wholly-Owned Subsidiary;
     (f) Capital Leases incurred to make Capital Expenditures permitted pursuant to Section 6.15;

     (g) obligations (contingent or otherwise) of the Parent or any Wholly-Owned Subsidiary existing or arising under any Swap Contract permitted under Section 6.11;
     (h) the Convertible Senior Notes;
     (i) unsecured Debt in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
     (j) secured Debt secured solely by interests or contract rights in the Governmental Fueling Facilities incurred in connection with the construction of the Governmental Fueling Facilities; provided, however that (A) the aggregate outstanding amount of such Debt does not exceed $15,000,000 at any time during the construction phase of such Governmental Fueling Facility, (B) upon completion of construction of, and commencement of revenues resulting from, a Governmental Fueling Facility, such Debt is, or concurrent with such completion and commencement, becomes non-recourse to the Parent and its Subsidiaries and neither the Parent nor any of its Subsidiaries shall have any liability whatsoever, whether direct or indirect, contingent or otherwise, for such Debt and the provider of such Debt shall have no recourse to any of the assets of the Parent and its Subsidiaries (other than the Governmental Fueling Facilities); and (C) in any event and at all times, the provider of such Debt shall have no Lien in any assets of the Parent and its Subsidiaries (other than the Governmental Fueling Facilities);
     (k) the Permitted Securitization by a Loan Party (and any performance guaranty given by the Borrower in connection with the Permitted Securitization provided such performance guaranty applies only to the servicer’s or originator’s obligations thereunder); and
     (l) Debt secured by the Liens permitted under Section 6.01(f); provided that, such Debt (i) does not exceed $2,000,000 in the aggregate at any time, (ii) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (iii) is secured only by such equipment, the insurance proceeds related thereto and not by any other assets, and (iv) is not increased in amount;
provided that, notwithstanding anything herein to the contrary, including any provisions of this Section 6.02, from and after the consummation of the Restructuring Transaction, the Parent shall not permit any Canadian Holding Company to create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt.
     Section 6.03 Merger or Consolidation. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom:
     (a) (i) any Subsidiary (other than the Borrower) may merge with the Parent or the Borrower, provided that the Parent or the Borrower shall be the continuing or surviving Person, or (ii) any Guarantor (other than the Parent) may merge with another Person, provided that the Guarantor shall be the continuing or surviving Person or such continuing or surviving Person if not the Guarantor, shall become a Guarantor in accordance with Section 5.12 unless such surviving Person is the Borrower;

     (b) the Parent may cause the Restructuring Transaction to occur; provided that: (i) the Parent notifies the Administrative Agent of such Restructuring Transaction at least 30 days prior to such Restructuring Transaction; and (ii) the New U.S. Parent (A) becomes a Guarantor by executing and delivering to the Administrative Agent a counterpart of this Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) delivers to the Administrative Agent documents of the types referred to in clauses Section 3.01(a)(ix), (x), (xi) and (xii) and favorable opinions of counsel to the New U.S. Parent (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent, (C) executes such other Security Documents as the Collateral Agent, the Administrative Agent or any Lender may reasonably request, in each to grant a Lien in its Properties other than Excluded Properties, (D) agrees to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction)), which may be required under any Legal Requirement, or which the Administrative Agent or the Collateral Agent may reasonably request, all at the expense of the Loan Parties, and (E) provides evidence reasonably satisfactory to the Collateral Agent as to the continued enforceability of each surviving Loan Party’s guaranty under Article VIII hereunder, perfection and priority of the Liens created or intended to be created by the Security Documents (other than as to Excluded Properties); and
     (c) the Parent may dissolve or liquidate any Subsidiary (other than a Material Subsidiary); provided that, the assets of such dissolved or liquidated Subsidiary is Disposed of in accordance with Section 6.04.
     Section 6.04 Asset Dispositions. Make any Asset Disposition or enter into any agreement to make any Asset Disposition (whether pursuant to one transaction or in a series of transactions), except:
     (a) Asset Dispositions of equipment or real property to the extent that (i) such Asset Disposition is in the ordinary course of business and (ii) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of other equipment or real property;
     (b) Asset Dispositions by the Parent to any Subsidiary or by any Subsidiary (other than the Borrower) to the Parent or to another Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
     (c) Asset Dispositions by the Parent or any Wholly-Owned Subsidiary to any Person that is not a Loan Party or a Subsidiary of any Loan Party not otherwise permitted under this Section 6.04; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition and (ii) the aggregate of the greatest of (A) book value, (B) market value and (C) purchase price of all property Disposed of in reliance on this clause (c) in any fiscal year shall not exceed 5% of the Tangible Net Worth as of the date of such Asset Disposition;

     (d) Investments permitted by Section 6.05 and Restricted Payments permitted by Section 6.06; and
     (e) Asset Dispositions of equipment used in connection with the Nigerian Operations and no longer used or useful.
     Section 6.05 Investments and Acquisitions. Make any Investments or Acquisitions except:
     (a) Investments in the form of Cash Equivalents;
     (b) existing Investments of the Parent and its Subsidiaries in Subsidiaries and other Investments in existence on the Closing Date;
     (c) advances to officers, directors and employees of the Parent and Wholly-Owned Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (d) Investments of a Loan Party in another Loan Party that is a North American Subsidiary;
     (e) Investments of a Loan Party, whether directly or indirectly, in any North American Subsidiary that is not a Loan Party (including any North American Subsidiary that ceases to be a Loan Party as a result of the Restructuring Transaction) or any Foreign Subsidiary in an aggregate principal amount not to exceed $25,000,000;
     (f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (g) Debt permitted by Sections 6.02(c) and (d) and Guarantees permitted by Section 6.02;
     (h) subject to the limitations set forth in (d) and (e) above, Investments in Subsidiaries that become Guarantors pursuant to Section 5.12;
     (i) Investments under Swap Contracts permitted under Section 6.02(g);
     (j) Acquisitions (other than the InServ Acquisition) so long as:
     (i) both before and after giving effect to each such Acquisition, no Default or Event of Default exists or will exist or would result therefrom;
     (ii) as soon as available, but not less than five Business Days prior to each such Acquisition, the Borrower has provided to the Lenders a copy of the information provided to the board of directors of the Borrower or other Loan Party making such Acquisition;

     (iii) the cash consideration paid in connection with all such Acquisitions does not exceed $50,000,000 in the aggregate since the Closing Date; provided that the requirement in this clause (iii) shall not apply if Liquidity before and after giving effect such Acquisitions is greater than $200,000,000;
     (iv) (A) if any such Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a Subsidiary of a Loan Party and comply with the provisions of Section 5.12; provided, however, that such Acquisition is not hostile and is otherwise approved by the Board of Directors, or other equivalent governing body, of such Person, and (B) if such Acquisition is an Acquisition of assets, the Acquisition is structured so that a Loan Party shall acquire such assets;
     (v) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such Acquisition, to result in the existence or occurrence of a Material Adverse Effect;
     (vi) the Parent shall certify (and provide the Administrative Agent with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agent to the Administrative Agent (and the Administrative Agent shall promptly provide such certification, together with the related pro forma calculations, to the Lenders) that, after giving effect to completion of each such Acquisition, the Parent would be in compliance with Sections 6.16, 6.17 and 6.18 on a pro forma basis; and
     (vii) each such Acquisition is of assets to be used in the Parent’s and its Subsidiaries’ respective businesses or is of Equity Interests of a Person engaged in business substantially the same as or substantially related or incidental to those of the Parent and its Subsidiaries, in each case compared to the lines of business of the Parent and its Subsidiaries as conducted on the date of this Agreement, and after the InServ Acquisition, the lines of business of the Parent and its Subsidiaries as conducted on the InServ Closing Date.
     (k) the InServ Acquisition pursuant to the terms of the InServ Acquisition Instruments; and
     (l) other Investments not exceeding $5,000,000 in the aggregate in any fiscal year; provided that, if Liquidity is equal to or greater than $200,000,000 before and after giving effect to any such Investments, the Parent and its Subsidiaries may make other Investments in excess of $5,000,000; provided further that, in no event shall the Investments permitted under this clause (l) exceed $50,000,000 in the aggregate since the Closing Date.
Notwithstanding anything in this Agreement to the contrary, Investments permitted under Section 6.05(e), (j) and (l) may only be made to the extent that (a) Liquidity is equal to or greater than $35,000,000 at the time of such Investment and after giving effect thereto and (b) the Leverage Ratio, after giving pro forma effect to such Investment, is less than 1.50 to 1.00.

     Section 6.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Subsidiary of the Parent may make Restricted Payments to the Parent or any of its other Wholly-Owned Subsidiaries;
     (b) provided that no Default or Event of Default would exist, the Parent may declare and make dividend payments or other distributions payable to the holders of its Equity Interests solely in the common stock or other common equity interests of such Person (provided that such common stock is not mandatorily redeemable by the holder thereof, is not subject to any repurchase requirements by the Parent and does not have a scheduled maturity date prior to the date that is 180 days after the Maturity Date);
     (c) provided that no Default or Event of Default would exist, the Parent may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests (provided that such newly issued common stock is not mandatorily redeemable by the holder thereof, is not subject to any repurchase requirements by the Parent and does not have a scheduled maturity date prior to the date that is 180 days after the Maturity Date);
     (d) repurchase stock beneficially owned by its employees (including Affiliates) in connection with the Parent’s, Willbros International, Inc.’s and the Borrower’s non-qualified stock ownership plans not exceeding $2,000,000 in the aggregate since the Closing Date;
     (e) declare and make a distribution of preferred or common share purchase rights, and redeem or exchange outstanding preferred or common share purchase rights pursuant to that certain Rights Agreement dated as of April 1, 1999, between the Parent and Mellon Shareholder Services, L.L.C., as amended, or any similar agreements between such parties which extends or replaces such Rights Agreement; provided that the consideration for any such redemption or exchange does not exceed in the aggregate $350,000; and
     (f) payments permitted pursuant to Section 6.14.
     Section 6.07 Change in Nature of Business. In the case of the Borrower or any Subsidiary of the Parent, engage in any line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the date hereof or any business substantially related or incidental thereto; and from and after the InServ Closing Date, engage in any line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries immediately following the InServ Closing Date or any business substantially related or incidental thereto. In the case of the Parent, engage in any business or activity other than (a) the ownership of all outstanding Capital Securities in the Borrower and its other Subsidiaries, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section.

     Section 6.08 Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, including, without limitation, any payment by the Parent or any of its Wholly-Owned Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise, other than on fair and reasonable terms substantially as favorable or more favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than transactions (a) between Loan Parties, (b) otherwise permitted by this Agreement, and (c) pursuant to arrangements existing on the date hereof and set forth on Schedule 6.08.
     Section 6.09 Agreements Restricting Liens and Distributions. Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise (a) restricts the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary to Guarantee the Debt of any Loan Party, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 6.02 solely to the extent any such negative pledge relates to the Property financed by or the subject of such Debt or (B) any negative pledge provided pursuant to any Permitted Securitization by a Loan Party in favor of investors or other purchasers thereof (other than the Borrower, any other Loan Party or any Subsidiary or Affiliate thereof), in which case, any prohibition or limitation shall only be effective against the Receivables and Related Security assigned thereunder); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     Section 6.10 Limitation on Accounting Changes or Changes in Fiscal Periods. Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Parent or any of its Subsidiaries to end on a day other than December 31 or change the Parent’s method of determining fiscal quarters.
     Section 6.11 Limitation on Speculative Hedging. (a) Purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Swap Contract for speculative purposes or taking a “market view”, (b) be party to or otherwise enter into any Swap Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Parent’s or its Subsidiaries’ operations, (ii) is longer than the Maturity Date, or (iii) obligates any Loan Party to any margin call requirements not permitted under this Agreement, or (c) change its risk management policy without the Administrative Agent’s prior written consent.
     Section 6.12 Use of Proceeds. Use the proceeds of the Revolving Advances and Letters of Credit (a) for purposes other than general corporate purposes or (b) to pay any portion of the purchase price for the InServ Acquisition. Use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

     Section 6.13 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. Enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Contracts permitted to be incurred under the terms of Section 6.02(g).
     Section 6.14 Convertible Senior Notes; Subordinated Debt.
     (a) Make any optional, mandatory or scheduled payments on account of principal or interest (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of the Convertible Senior Notes or Subordinated Debt other than (i) scheduled interest payments in respect of the Convertible Senior Notes required to be made in cash, and (ii) cash payments not to exceed $15,000,000 in the aggregate during the term of this Agreement with respect to fractional shares or as a part of a separately negotiated inducement to the holders of Convertible Senior Notes, in any event, in connection with any conversion of the Convertible Senior Notes in accordance with the terms of the indenture related thereto (as supplemented, modified or amended permitted by subsection (b) below), into cash and, if applicable, shares of common stock of the Parent; provided that, in each instance under the foregoing clause (i) and (ii), (A) Liquidity is equal to or greater than $35,000,000 at the time of any such cash payment and conversion and after giving effect thereto and (B) the Leverage Ratio, after giving pro forma effect to such payment and conversion, is less than 1.50 to 1.00.
     (b) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which the Convertible Senior Notes or any Subordinated Debt (including, without limitation, the Subordinated Debt Documents) is outstanding if such waiver, supplement, modification, amendment, termination or release would (i) increase the maximum principal amount of such Convertible Senior Notes or Subordinated Debt or the ordinary interest rate or the default interest rate on such Convertible Senior Notes or Subordinated Debt; (ii) change the dates upon which payments of principal or interest are due on the Convertible Senior Notes or such Subordinated Debt; (iii) change any event of default or add any covenant with respect to the Convertible Senior Notes or such Subordinated Debt; (iv) change the payment, redemption or prepayment provisions of the Convertible Senior Notes or such Subordinated Debt; (v) with respect to any Subordinated Debt, change the subordination provisions thereof; or (vi) change or amend any other term, if in each case such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Convertible Senior Notes or Subordinated Debt in a manner adverse to any Loan Party or any Secured Party.
     Section 6.15 Maximum Capital Expenditure Ratio. If Liquidity is equal to or less than $35,000,000 at any time during a fiscal quarter, permit the Capital Expenditure Ratio as of such fiscal quarter end and as of the end of each of the three succeeding fiscal quarters thereafter to be greater than 1.50 to 1.00.

     Section 6.16 Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than the following ratios for the following fiscal quarters:

Period	Minimum Fixed Charge Coverage Ratio
Each fiscal quarter ending on or prior to March 31, 2008	3.00 to 1.00

Each fiscal quarter ending after March 31, 2008 but on or prior to December 31, 2008	3.25 to 1.00

Each fiscal quarter ending after December 31, 2008	3.50 to 1.00
     Section 6.17 Maximum Leverage Ratio. Permit the Leverage Ratio to be greater than the following ratios for the following fiscal quarters:

Period	Maximum Leverage Ratio
Each fiscal quarter ending on or prior to March 31, 2008	2.50 to 1.00

Each fiscal quarter ending after March 31, 2008 but on or prior to December 31, 2008	2.25 to 1.00

Each fiscal quarter ending after December 31, 2008	2.00 to 1.00
     Section 6.18 Minimum Net Worth. Permit the Net Worth to be less than (a) the Parent’s consolidated Net Worth as reflected in the Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2007 plus (b) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter ending after December 31, 2007 (with no deduction for a net loss in any such fiscal quarter) plus (c) 75% of the Equity Issuance Proceeds from any Equity Issuance after the Closing Date (other than the Equity Offering) plus (d) 80% of the Equity Issuance Proceeds from the Equity Offering plus (e) 75% of the stockholders’ equity resulting from the conversion of the Debt under the Convertible Senior Notes into common stock of the Parent after the Closing Date.
     Section 6.19 Collateral Restrictions — Deposit Accounts. Subject to Section 5.13 and Section 5.17(b), at any time (i) establish or maintain any Deposit Account or other bank account, unless (a) such account is subject to an Account Control Agreement or maintained with the Collateral Agent or such account is a foreign account for which an account control agreement is not required to perfect the Collateral Agent’s Lien therein under applicable law, (b) such account contains less than $1,000,000 individually or, together with all other accounts which are not subject to Account Control Agreements or maintained with the Collateral Agent, $5,000,000 in the aggregate at any time, or (c) such account is a payroll account or (ii) attempt to amend or terminate any Blocked Account or lockbox agreement without the Collateral Agent’s prior written consent.

ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:
     (a) Payment. The Borrower shall fail to pay (i) any principal of any Advance or reimburse any drawing under any Letter of Credit when the same becomes due and payable including, without limitation, any mandatory prepayment required by Section 2.08, or (ii) any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within three days after the same becomes due and payable;
     (b) Representation and Warranties. Any representation or statement made or deemed to be made by the Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;
     (c) Covenant Breaches. Any Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.01, 5.07(a), 5.07(e), 5.09, 5.11, 5.12, 5.14 and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days;
     (d) Cross-Default. (i) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt which, individually or in the aggregate, is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
     (e) Insolvency. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction;
     (f) Judgments. Any judgment, decree or order for the payment of money (other than the SEC/DOJ Settlement) shall be rendered against any Loan Party or any of its Subsidiaries in an amount in excess of $15,000,000 (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;
     (h) Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;
     (i) Security Documents. The Administrative Agent and the Lenders shall fail to have an Acceptable Security Interest in the Collateral; or
     (j) Change in Control. A Change of Control shall occur.
     Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:
     (a) the Administrative Agent (i) shall at the request, or may, with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may, with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, cash collateralize the Letters of Credit in accordance with Section 7.07; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.
     Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:
     (a) (i) the Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall cash collateralize the Letters of Credit in accordance with Section 7.07; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.
     Section 7.04 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.05 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent or the Collateral Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Loan Party which secures any of the Obligations, shall be applied in the following order:
     (a) First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Administrative Agent, the Collateral Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;
     (b) Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Issuing Bank, and the Lenders in respect of the Advances and Letters of Credit under this Agreement;
     (c) Third, to the ratable payment of accrued but unpaid interest on the Advances and any unpaid Reimbursement Obligations then due and payable under this Agreement;
     (d) Fourth, to the Collateral Agent to cash collateralize the Letter of Credit Exposure for all Lenders in accordance with Section 7.07;
     (e) Fifth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Advances and Letters of Credit and which are owing to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders;
     (f) Sixth, ratably, according to the unpaid termination amounts thereof, to the payment of all obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Swap Contract, if any, then due and payable;
     (g) Seventh, to the ratable payment of any other outstanding Obligations then due and payable; and

     (h) Eighth, any excess after payment in full of all Obligations shall be paid to the Borrower or any other Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.
     Section 7.07 Letters of Credit. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Collateral Agent demanding the deposit of cash collateral pursuant to this paragraph, the Borrower agrees to deposit into the LC Cash Collateral Account, an amount in Dollars in cash equal to 105% of the Letter of Credit Exposure for all Lenders; provided that the obligation to deposit such amount will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of the Acceleration Date. Each such deposit pursuant to this paragraph shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower with respect to Letters of Credit under Section 2.03. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements made by it with respect to Letters of Credit for which the Issuing Bank has not been reimbursed pursuant to Section 2.03 and, to the extent not so applied, shall be held to satisfy drawings under Letters of Credit as they occur. If the Borrower is required to deposit an amount in the LC Cash Collateral Account as a result of the occurrence of an Event of Default (and the Acceleration Date shall not have occurred), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If at any time either (x) the amount of cash held in the LC Cash Collateral Account exceeds 105% of the Letter of Credit Exposure for all Lenders or (y) any cash remains on deposit in the LC Cash Collateral Account after all Letters of Credit have either been fully drawn or expired, then such excess or remaining amount shall be (A) if the Acceleration Date shall have occurred or Event of Default shall be continuing, applied to the other Obligations, if any, in the order set forth in Section 7.06 above and (B) otherwise, returned to the Borrower.
ARTICLE VIII
THE GUARANTY
     Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.
     Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent, the Lenders and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.
     Section 8.03 Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.
     Section 8.04 Guarantor’s Waivers.
     (a) General. Each Guarantor waives any right to require any of the Lenders to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. It is agreed between the Guarantors and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for this Guaranty and such waivers, the Lenders would not extend or continue to extend credit under this Agreement. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.
     (b) In addition to the waivers contained in Section 8.04(a) hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by any Agent or the Lenders of, this Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII. The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against any Agent, the Lenders, the Borrower or any other Person that executes a Loan Document. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against any Agent, the Lenders, the Borrower or any other Person that executes a Loan Document.
     (c) Subrogation. Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal, state or other applicable Debtor Relief Laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.
     Section 8.05 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.
     Section 8.06 Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.
     Section 8.07 Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

     Section 8.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:
     (a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Obligations, or the waiver or consent by any Agent or the Lenders with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors against any Guarantor or Borrower are subordinated to the claims of the Lenders or pursuant to which the Obligations are subordinated to claims of other creditors;
     (b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Guarantor or any Person liable on the Obligations;
     (c) Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any other Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any other Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any other Guarantor; or any reorganization of the Borrower or any other Guarantor;
     (d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;
     (e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;
     (f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;
     (g) Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;
     (h) Care and Diligence. The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;
     (i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;
     (j) Payments Rescinded. Any payment by the Borrower to the Lenders is held to constitute a preference under any Debtor Relief Law, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or someone else; or
     (k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.
     Section 8.09 Subordination of All Guarantor Claims.
     (a) As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims.
     (b) The Borrower and each Guarantor hereby (i) authorizes the Administrative Agent and the Lenders to demand specific performance of the terms of this Section 8.09, whether or not the Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.
     (c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):
          (i) The Lenders shall first be entitled to receive payment in full in cash of the Obligations before the Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.
          (ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.
     (d) No right of the Lenders or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.
     Section 8.10 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Guarantor Claims.
     Section 8.11 Payments Held in Trust. In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.
     Section 8.12 Benefit of Guaranty. The provisions of this Article VIII are for the benefit of the Lenders, their successors, and their permitted transferees, endorsees and assigns. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.
     Section 8.13 Reinstatement. This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Legal Requirements, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     Section 8.14 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.
     Section 8.15 Guarantor’s Enforcement Rights. Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by Guarantor.
     Section 8.16 Limitation. It is the intention of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other Legal Requirement.
     Section 8.17 Contribution Rights.
     (a) To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
     (b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
     (c) This Section 8.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
     (d) The rights of the parties under this Section 8.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder.

     (e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.
     Section 8.18 Release of Guarantors. Upon the sale or disposition of any Guarantor pursuant to the terms of this Agreement to any Person other than the Borrower or any other Guarantor, the Administrative Agent shall, at the Borrower’ expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Guarantor from this Agreement and the other Loan Documents. In addition, if the Restructuring Transaction is completed and the conditions set forth in Section 6.03(b) have been met, each Foreign Subsidiary that is a Loan Party shall be released as a Guarantor and the New U.S. Parent shall become a Guarantor hereto.
ARTICLE IX
THE AGENTS AND THE ISSUING BANK
     Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Calyon to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each of the Secured Parties hereby acknowledges and confirms their agreement that the Collateral Agent is subject to certain Security Documents as trustee for and on behalf of the Lenders or the terms of the declaration of trust and other terms and conditions set forth in the applicable Security Documents.
     Section 9.02 Rights as a Lender. The Person serving as an Agent or the Issuing Bank hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent or the Issuing Bank and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent or the Issuing Bank hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent or the Issuing Bank hereunder and without any duty to account therefor to the Lenders.
     Section 9.03 Exculpatory Provisions. None of the Agents or the Issuing Bank shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, none of the Agents or the Issuing Bank:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent or Issuing Bank is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent or Issuing Bank shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or Issuing Bank to liability or that is contrary to any Loan Document or Legal Requirement; and
     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent, Issuing Bank or any of their respective Affiliates in any capacity.
None of the Agents or the Issuing Bank shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent or Issuing Bank shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Agents or the Issuing Bank shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent or the Issuing Bank by the Borrower, a Guarantor, a Lender or the Issuing Bank.
None of the Agents or the Issuing Bank shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or the Issuing Bank.
     Section 9.04 Reliance by the Agents and the Issuing Bank. Each of the Agents and the Issuing Bank shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Agents and the Issuing Bank also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. Either Agent or the Issuing Bank may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.05 Delegation of Duties. Each of the Agents may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each of the Agents and any of their respective sub-agents may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.
     Section 9.06 Resignation of an Agent or the Issuing Bank.
     (a) An Agent may resign at any time by giving prior written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or Collateral Agent or, if no successor Administrative Agent or Collateral Agent has been appointed, 45 days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Majority Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent or Collateral Agent. If no successor Administrative Agent or Collateral Agent shall have been so appointed by the Majority Lenders within 30 days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Majority Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Majority Lenders until such successor Administrative Agent shall have been appointed as provided herein. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment or, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof having combined capital and retained earnings of at least $100,000,000 (or the equivalent in any other currency) unless such requirement is waived by the Majority Lenders. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Administrative Agent or Collateral Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Credit Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article IX shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

     (b) The Issuing Bank may resign at any time by giving prior written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Issuing Bank. Upon any such resignation, the Majority Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders and after consultation with the Borrower, a successor Issuing Bank. If no successor Issuing Bank shall have been so appointed by the Majority Lenders within thirty days after the resigning Issuing Bank has given notice of its intention to resign, then the resigning Issuing Bank may appoint, on behalf of the Borrower and the Lenders and after consultation with the Lenders and the Borrower, a successor Issuing Bank. No successor Issuing Bank shall be deemed to be appointed hereunder until such successor Issuing Bank has accepted the appointment. Any such successor Issuing Bank shall be a commercial bank having capital and retained earnings of at least $500,000,000 unless such requirement is waived by the Majority Lenders and the Borrower. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor Issuing Bank, such successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Issuing Bank. Upon the effectiveness of the resignation of the Issuing Bank, the resigning Issuing Bank shall be discharged from its duties and obligations hereunder and under the Loan Documents; provided that the succeeding Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After the effectiveness of the resignation of the Issuing Bank, the provisions of this Article IX shall continue in effect for the benefit of the Issuing Bank in respect of any actions taken or omitted to be taken by it while it was acting as the Issuing Bank hereunder and under the other Loan Documents.
     Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each party hereto acknowledges that Bracewell & Giuliani LLP is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
     Section 9.08 Indemnification. The Lenders severally agree to indemnify upon demand the Administrative Agent, the Collateral Agent, the Issuing Bank and each Related Party of any of the foregoing (to the extent not reimbursed by the Loan Parties), according to their respective Applicable Percentages, and hold harmless such Indemnitee from and against any and all Indemnified Liabilities in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Related Party; provided, however that no Lender shall be liable for (a) the payment to any Indemnitee for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct and (b) claims made or legal proceedings commenced against such Indemnitee by any security holder or creditor thereof arising out of and based on rights afforded any such security holder or creditor solely in its capacity as such; provided further, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, the Collateral Agent, and the Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel) incurred by the Administrative Agent, the Collateral Agent, or the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent, the Collateral Agent, or the Issuing Bank is not reimbursed for such by the Loan Parties. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent.
     Section 9.09 Collateral and Guaranty Matters.
     (a) Each Lender and each other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) acknowledges and agrees that the Administrative Agent has entered into the Security Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Collateral Agent thereunder. All rights, powers and remedies available to the Collateral Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents.
     (b) Each Lender and each other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) hereby authorizes the Collateral Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:
          (i) to release any Lien on any property granted to or held by the Collateral Agent under any Security Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders;
          (ii) to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents; and

          (iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.
     (c) Upon the request of the Collateral Agent at any time, the Secured Parties will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09.
     (d) Each Loan Party hereby irrevocably appoints the Collateral Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Collateral Agent’s discretion upon the occurrence and during the continuance of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral and (v) if any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents after the expiration of any applicable grace periods, the Collateral Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Collateral Agent incurred in connection therewith in accordance with Section 10.04. The power of attorney granted hereby is coupled with an interest and is irrevocable.
     (e) The powers conferred on the Collateral Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Collateral Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. None of the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent or the Collateral Agent in good faith.
     Section 9.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, the Arranger, Co-Syndication Agents and the Documentation Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank.

ARTICLE X
MISCELLANEOUS
     Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 3.01 without the written consent of each Lender, or waive any condition set forth in Section 3.02 without the written consent of each Lender;
     (b) extend or increase the Revolving Commitment of any Lender (or reinstate any Commitment terminated pursuant to the terms hereof) without the written consent of such Lender or increase the aggregate Revolving Commitments without the written consent of each Lender other than an increase provided for under Section 2.05(b);
     (c) postpone any date fixed by this Agreement for any mandatory reduction of the Revolving Commitments without the written consent of each Lender;
     (d) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (e) reduce the principal of, or the rate of interest specified herein on, any Advance or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;
     (f) change Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (g) change any provision of this Section, or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
     (h) amend the definition of “Revolving Sublimit” without the written consent of each Lender;
     (i) release any Guarantor from the Guaranty or all or any substantial portion of the Collateral without the written consent of each Lender; provided, however, that any Guarantor or Collateral may be released if they are sold or transferred as permitted hereunder, including any release of Foreign Subsidiaries as Guarantors as a result of the Restructuring Transaction;

     (j) amend the definition of the term “Interest Period” so as to permit intervals in excess of six months;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by a SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     Section 10.02 Notices, Etc.
     (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:
     (i) if to the Borrower or any other Loan Party, any Agent or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given on the next business day for the recipient) and confirmed received. Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-

signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Limited Use of Electronic Mail. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent in its sole discretion, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

     (e) Reliance by Agents, the Issuing Bank and Lenders. Each of the Agents, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agents, the Issuing Bank, each Lender and their Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with any Agent or the Issuing Bank may be recorded by such Agent or Issuing Bank, and each of the parties hereto hereby consents to such recording.
     Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender, any Agent or the Issuing Bank to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 10.04 Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by any Agent, the Issuing Bank and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for any Agent, any Lender or the Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of any Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent or the Issuing Bank and the cost of independent public accountants and other outside experts retained by any Agent, the Issuing Bank or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

     Section 10.05 Indemnification. The Borrower shall indemnify each Agent, each Lender, and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Loan Document, or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any action taken or omitted by any Agent or the Issuing Bank under this Agreement or any other Loan Document (including such Agent’s or the Issuing Bank’s own negligence), (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
     To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     Section 10.06 Successors and Assigns.
     (a) Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Lenders to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, and participations in Letter of Credit Obligations) at the time owing to it; provided, however, that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; and
     (iv) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 processing and recording fee; provided, however that only one such fee shall be payable in the event of contemporaneous assignments to or by two or more Approved Funds.
Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each

Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.13, 10.04 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

     (e) A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) and Section 2.13(f) as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance or Deposit that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance or Deposit, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance or Deposit, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of an Advance or Deposit by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance or Deposit were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
     Section 10.07 Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, pledgee under Section 10.06(f) or Participant in, or any prospective assignee of, pledgee under Section 10.06(f) or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to an Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 10.09 Survival of Representations, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents, the Issuing Bank and each Lender, regardless of any investigation made by any Agent, the Issuing Bank or any Lender or on their behalf and notwithstanding that any Agent, the Issuing

Bank or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     Section 10.10 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     Section 10.12 Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable Legal Requirements of the United States of America.
     Section 10.13 Submission to Jurisdiction.
     (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the state of New York sitting in New York City or of the United States for the Eastern District of such state, and by execution and delivery of this Agreement, the Borrower, the Administrative Agent and each Lender consents, for itself and in respect of its Property, to the non-exclusive jurisdiction of those courts. The Borrower, the Administrative Agent and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any

Loan Document or other document related thereto. The Borrower, the Administrative Agent and each Lender waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.
     (b) Each Loan Party has irrevocably appointed C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.
     (c) Nothing in this Section 10.13 shall affect the right of any Agent, the Issuing Bank or any other Lender to serve legal process in any other manner permitted by law or affect the right of any Agent, the Issuing Bank or any Lender to bring any action or proceeding against any Loan Party (as the Borrower or as a Guarantor) in the courts of any other jurisdiction.
     Section 10.14 Waiver of Jury. Each party to this Agreement hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under any Loan Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Loan Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.
     Section 10.15 Collateral Matters; Swap Contracts. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Swap Contract with any Loan Party on a pro rata basis in respect of any obligations of any Loan Party which arise under any such Swap Contract while such Person or its Affiliate is a Lender, but only while such Person or its Affiliate is a Lender, including any Swap Contracts between such Persons in existence prior to the date hereof. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Contracts.
     Section 10.16 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Loan Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Loan Parties in respect of any sum due to any Secured Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such other currency such Secured Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Secured Party in the specified currency, each Loan Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party against such loss.
     Section 10.17 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
     Section 10.18 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[Remainder of this page intentionally left blank. Signature pages follow.]

     EXECUTED as of the date first above written.

BORROWER: WILLBROS USA, INC.
By:	/s/ Gay Stanley Mayeux
Gay Stanley Mayeux
Authorized Representative

GUARANTORS:

WILLBROS GROUP, INC.
WILLBROS ENGINEERS, INC.
WILLBROS GOVERNMENT SERVICES, INC.
WILLBROS INTERNATIONAL, INC.
WILLBROS MIDDLE EAST, INC.
WILLBROS PROJECT SERVICES, INC.
WILLBROS RPI, INC.
INTERNATIONAL PIPELINE EQUIPMENT, INC.
WILLBROS CANADA HOLDINGS LIMITED
WILLBROS ACQUISITION CANADA LIMITED
WILLBROS (CANADA) GP I LIMITED
WILLBROS (CANADA) GP III LIMITED

By:	/s/ Gay Stanley Mayeux
Gay Stanley Mayeux
Authorized Representative

WILLBROS CONSTRUCTION SERVICES (CANADA) L.P.

By: Willbros (Canada) GP I Limited, its general partner

By:	/s/ Gay Stanley Mayeux
Gay Stanley Mayeux
Authorized Representative

Signature Page to Credit Agreement
Willbros USA, Inc.

WILLBROS MIDWEST PIPELINE CONSTRUCTION (CANADA) L.P.

By: Willbros (Canada) GP III Limited, its general partner

By:	/s/ Gay Stanley Mayeux
Gay Stanley Mayeux
Authorized Representative

Signature Page to Credit Agreement
Willbros USA, Inc.

CALYON NEW YORK BRANCH,
as Administrative Agent, Collateral Agent, Issuing Bank, a Lender

By: Name:	/s/ Dennis E. Petito Dennis E. Petito
Title:	Managing Director

By: Name:	/s/ Michael D. Willis Michael D. Willis
Title:	Director
Signature Page to Credit Agreement
Willbros USA, Inc.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as a Lender

By: Name:	/s/ Vanessa Gomez Vanessa Gomez
Title:	Vice President

By: Name:	/s/ Morenikeji Ajavi Morenikeji Ajavi
Title:	Associate
Signature Page to Credit Agreement
Willbros USA, Inc.

UBS LOAN FINANCE LLC
as a Lender

By:	/s/ Mary E. Evans
Mary E. Evans
Associate Director

By:	/s/ David B. Julie
David B. Julie
Associate Director

Signature Page to Credit Agreement
Willbros USA, Inc.

NATIXIS as a Lender

By: Name:	/s/ Timothy L. Polvado Timothy L. Polvado
Title:	Managing Director

By: Name:	/s/ Donovan C. Broussard Donovan C. Broussard
Title:	Managing Director
Signature Page to Credit Agreement
Willbros USA, Inc.

AMEGY BANK N.A. as a Lender

By: Name:	/s/ G. Scott Collins G. Scott Collins
Title:	Vice President
Signature Page to Credit Agreement
Willbros USA, Inc.

EXHIBIT A
ASSIGNMENT AND ACCEPTANCE
Dated                     ,                      (the “Effective Date”)
     Reference is made to the Credit Agreement dated as of November 20, 2007 (as the same may be amended or modified from time to time, the “Credit Agreement”) among Willbros USA, Inc., a Delaware corporation (the “Borrower”), Willbros Group, Inc., a Panamanian corporation, and certain subsidiaries and affiliates thereof, as guarantors, the lenders from time to time party thereto (the “Lenders”), and Calyon New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), collateral agent and issuing bank. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.
     Pursuant to the terms of the Credit Agreement,                      (the “Assignor”) wishes to assign and delegate such percentage of its rights and obligations under the Credit Agreement as set forth herein to                      (the “Assignee”). Therefore, Assignor, Assignee, and the Administrative Agent agree as follows:
     1. The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of Section 2 hereof, such percentage interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date, including, without limitation, such percentage interest in the Assignor’s Commitment, Advances owing to the Assignor and the Assignor’s Letter of Credit Exposure to the extent related to the amount and percentage interest identified on the Assignee’s signature page hereto.
     2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Revolving Commitment is $                    , the aggregate outstanding principal amount of the Revolving Advances owed to it is $                     and its Applicable Percentage of the Letter of Credit Exposure is $                    ; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in, or in connection with, the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its respective obligations under the Credit Agreement or any other Loan

Exhibit A – Page 1

Document or any other instrument or document furnished pursuant thereto[; and (v) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note dated                     , ___in the principal amount of $                     payable to the order of the Assignor.]1
     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.06 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and any other Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Loan Document are required to be performed by it as a Lender; (v) specifies as its Applicable Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement [and the Note] or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty2, and (vii) represents that it is an Eligible Assignee.
     4. The effective date for this Assignment and Acceptance shall be the Effective Date set forth above and following the execution of this Assignment and Acceptance, the Administrative Agent will record it.
     5. Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     6. Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement [and the Note] in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, letter of credit fees and commitment fees) to the

[1]	As contemplated in Section 2.04 of Credit Agreement, Note to be provided only if requested by Assignee.

[2]	To be provided if the Assignee is organized under the laws of a jurisdiction outside the United States.

Exhibit A – Page 2

Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement [and the Note] for periods prior to the Effective Date directly between themselves.
     7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
[Signature Pages Follow]

Exhibit A – Page 3

     The parties hereto have caused this Assignment and Acceptance to be duly executed as of the Effective Date.

[ASSIGNOR]

By:

Name:

Title:

Address:

Attention:

Telecopy No: (XXX) XXX-XXXX

Exhibit A – Page 4

[ASSIGNEE]

By:

Name:

Title:

Lending Office

Address:

Attention :

Telecopy No: (XXX) XXX-XXXX

Revolving Commitment:	$
Revolving Advances:	$
Applicable Percentage of the Letter of Credit Exposure:	$
Applicable Percentage:	%

Exhibit A – Page 5

Acknowledged [and approved]3 as of the Effective Date:

CALYON NEW YORK BRANCH,
as Administrative Agent and Issuing Bank

By:
Name:

Title:

By:

Name:

Title:

[Approved as of the Effective Date:

WILLBROS USA, INC.

By:

Name:

Title:	][4]

[3]	Approval of Administrative Agent and Issuing Bank required if Assignee is not a Lender or an Affiliate of a Lender.

[4]	Provided no Default or Event of Default has occurred and is continuing, the consent of the Borrower is required if Assignee is not a Lender or an Affiliate of a Lender.

Exhibit A – Page 6

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
[For Fiscal Quarter Ended                     ]
[For Fiscal Year Ended                     ]
     This certificate dated as of                     ,                      is prepared pursuant to the Credit Agreement dated as of November 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Willbros USA, Inc., a Delaware corporation (“Borrower”), Willbros Group, Inc., a Panamanian corporation (the “Parent”), and certain subsidiaries and affiliates thereof, as guarantors, the lenders from time to time party thereto (the “Lenders”), and Calyon New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), collateral agent and issuing bank. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.
     Parent hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by each of the Loan Parties in the Credit Agreement and the other Loan Documents are correct on and as of the date hereof, as if made on this date, and (c) that as of the date hereof, the following amounts and calculations were true and correct:
[Remainder of page intentionally left blank.]

Exhibit C – Page 1

1.	Section 6.15 – Maximum Capital Expenditure Ratio.

(a) Capital Expenditures made or incurred in the four fiscal quarter period ending on the date hereof (including Acquisitions) [1]	$

(b) Consolidated EBITDA for the four fiscal quarter period ending on the date hereof[2]	$

Capital Expenditure Ratio = (a) divided by (b)

The undersigned represents and warrants that Liquidity (has ___) (has not ___) been greater than $35,000,000 at all times during the fiscal quarter ending on the date hereof and at all times during each of the three preceding fiscal quarters ending after the Closing Date.

Maximum Capital Expenditure Ratio permitted under Section 6.15 of Credit Agreement:

If Liquidity is equal to or less than $35,000,000 at any time during the fiscal quarter ending on the date hereof or at any time during any of the three preceding fiscal quarters ending after the Closing Date	1.50 to 1.00

If Liquidity is greater than $35,000,000 at all times during the fiscal quarter ending on the date hereof and at all times during each of the three preceding fiscal quarters ending after the Closing Date	No Maximum

Compliance	Yes No

[1]	See Schedule 2 for detailed calculation of Capital Expenditures.

[2]	See Schedule 1 for detailed calculation of Consolidated EBITDA.

Exhibit C – Page 2

2.	Section 6.16 – Minimum Fixed Charge Coverage Ratio

(a) Consolidated EBITDA for the four fiscal quarter period ending on the date hereof	$

(b) Fixed Charges for the four fiscal quarter period ending on the date hereof[3]	$

Fixed Charge Coverage Ratio = (a) divided by (b)

Minimum Fixed Charge Coverage Ratio permitted under Section 6.16 of Credit Agreement:

For each fiscal quarter ending on or prior to March 31, 2008:	3.00 to 1.00

For each fiscal quarter ending after March 31, 2008 but on or prior to December 31, 2008:	3.25 to 1.00

For each fiscal quarter ending after December 31, 2008:	3.50 to 1.00

Compliance	Yes No

[3]	See Schedule 3 for detailed calculation of Fixed Charges.

Exhibit C – Page 3

3.	Section 6.17 – Maximum Leverage Ratio.

(a) Consolidated Debt as of the date hereof	$

(a) Consolidated EBITDA for the four fiscal quarter period ending on the date hereof	$

Leverage Ratio = (a) divided by (b)

Maximum Leverage Ratio permitted under Section 6.17 of Credit Agreement:

For each fiscal quarter ending on or prior to March 31, 2008:	2.50 to 1.00

For each fiscal quarter ending after March 31, 2008 but on or prior to December 31, 2008:	2.25 to 1.00

For each fiscal quarter ending after December 31, 2008:	2.00 to 1.00

Compliance	Yes No

Exhibit C – Page 4

4.	Section 6.18 – Minimum Net Worth

(a)	Stockholders’ Equity of the Parent and its Subsidiaries as of the date hereof (including the Intangible Assets of the Parent and its Subsidiaries)	$

(b)	net income from the Nigerian Operations (or any gain from the sale of the Nigerian Operations and/or assets)	$

(c)	net loss from the Nigerian Operations (or any loss from the sale of the Nigerian Operations and/or assets)	$

Net Worth = (a) -	(b) + (c)	$

(v)	the Parent’s consolidated Net Worth as reflected in the Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2007	$

(w)	50% of Consolidated Net Income earned in each fiscal quarter ending after December 31, 2007 (with no deduction for a net loss in any such fiscal quarter)	$

(x)	75% of the Equity Issuance Proceeds from any Equity Issuance after the Closing Date (other than the Equity Offering)	$

(y)	80% of the Equity Issuance Proceeds from the Equity Offering	$

(z)	75% of the stockholders’ equity resulting from the conversion of the Debt under the Convertible Senior Notes into common stock of the Parent after the Closing Date	$

Minimum Net Worth permitted under Section 6.18 of the Credit Agreement = (v) + (w) + (x) + (y) + (z)		$

Compliance		Yes No

Exhibit C – Page 5

     IN WITNESS WHEREOF, I have hereto signed my name to this Compliance Certificate as of                     ,                     .

WILLBROS GROUP, INC.

By:

Name:

Title:

Exhibit C – Page 6

SCHEDULE 1
TO COMPLIANCE CERTIFICATE
Calculation of Consolidated EBITDA

		Quarter	Quarter	Quarter	Quarter
		Ending	Ending	Ending	Ending
	COMPONENT OF CONSOLIDATED EBITDA	__/__/__	__/__/__	__/__/__	__/__/__	TOTAL
a. Consolidated Net Income
Minus	b. results from discontinued operations
Plus	c. Consolidated Interest Expense[4]
Plus	d. charges against income for foreign, federal, state, and local taxes[4]
Plus	e. depreciation and amortization expense[4]
Plus	f. other non-cash charges (other than non-cash charges related to the SEC/DOJ Investigation) [4]
Plus	g. extraordinary expenses or losses[4]
Plus	h. amortization or write off of debt discount[4]
Plus	i. debt issuance costs and commissions, discounts and other fees and charges associated with letters of credit or Debt[4]
Plus	j. any losses on sales of assets outside the ordinary course of business[4]
Minus	k. extraordinary or non-recurring gains
Minus	l. any gain realized upon the sale or other disposition of any assets of the Parent or any of its Subsidiaries (other than in the ordinary course of business)

[4] To the extent deducted in determining Consolidated Net Income.

Exhibit C – Page 7

		Quarter	Quarter	Quarter	Quarter
		Ending	Ending	Ending	Ending
	COMPONENT OF CONSOLIDATED EBITDA	__/__/__	__/__/__	__/__/__	__/__/__	TOTAL
Minus
m. the income of any Person (other than Wholly-Owned Subsidiaries of the Borrower) in which the Parent or a Wholly-Owned Subsidiary of the Parent has an ownership interest except to the extent (i) such income is received by the Parent or such Wholly-Owned Subsidiary in a cash distribution during such period or (ii) there are no restrictions on receiving dividends, payments or other distributions from such Person to the extent of the Parent’s or its Wholly-Owned Subsidiary’s ownership interest

Plus loss or minus income	n. of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries
Minus
o. non-cash gains (other than gains resulting from derivatives to the extent the amount of commodities hedged with such derivatives exceeds the Parent’s and its Subsidiaries’ commodities sold), losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives

Minus gains or plus losses	p. from the sale of the Nigerian Operations and/or Nigerian assets
Minus	q. the interest income of the Parent and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period
Plus	r. non-cash charges in an aggregate amount not to exceed $32,300,000 associated with the penalties and disgorgements sought to be assessed pursuant to the SEC/DOJ Investigation[4]

Exhibit C – Page 8

		Quarter	Quarter	Quarter	Quarter
		Ending	Ending	Ending	Ending
	COMPONENT OF CONSOLIDATED EBITDA	__/__/__	__/__/__	__/__/__	__/__/__	TOTAL
Plus	s. cash payments to holders of the Convertible Senior Notes permitted under clause (ii)(B) of the first sentence of Section 2.14 of the Credit Agreement and incurred in fiscal year 2007[4]
Minus	t. cash payments made during such period in respect of non-cash charges included in determining Consolidated EBTIDA for any previous period
u. pro forma adjustments for Acquisitions (including the InServ Acquisition) assuming that such transactions had occurred on the first day of the determination period
v. pro forma adjustments for Asset Dispositions assuming that such transactions had occurred on the first day of the determination period

CONSOLIDATED EBITDA:

Exhibit C – Page 9

SCHEDULE 2
TO COMPLIANCE CERTIFICATE
Calculation of Capital Expenditures

		Quarter	Quarter	Quarter	Quarter
		Ending	Ending	Ending	Ending
	COMPONENT OF CAPITAL EXPENDITURES	__/__/__	__/__/__	__/__/__	__/__/__	TOTAL

a. all expenditures of any Person in respect of the purchase or other acquisition, construction or improvement of any fixed or capital assets that are required to be capitalized under GAAP on a balance sheet as property, plant, equipment or other fixed assets or intangibles

Excluding	b. normal replacements and maintenance which are properly charged to current operations
Excluding	c. amounts expended with the proceeds of insurance to repair or replace fixed or capital assets
Excluding
d. expenditures in connection with any Governmental Fueling Facility that have been reimbursed directly or indirectly by the applicable Governmental Authority or financed by Debt permitted by Section 6.02(j) of the Credit Agreement

CAPITAL EXPENDITURES:

Exhibit C – Page 10

SCHEDULE 3
TO COMPLIANCE CERTIFICATE
Calculation of Fixed Charges

	Quarter	Quarter	Quarter	Quarter
	Ending	Ending	Ending	Ending
COMPONENT OF FIXED CHARGES	__/__/__	__/__/__	__/__/__	__/__/__	TOTAL
Consolidated Interest Expense (including, without limitation, the interest expense with respect to Capital Leases and the Convertible Senior Notes)

FIXED CHARGES:

Exhibit C – Page 11

EXHIBIT D
FORM OF LETTER OF CREDIT REQUEST
                                        ,

Calyon New York Branch,
as Issuing Bank
1301 Avenue of the Americas
New York, New York 10019
Attention:

Ladies and Gentlemen:
The undersigned, Willbros USA, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of November 20, 2007 (as the same may be amended, restated or otherwise modified from time-to-time, the “Credit Agreement”; the defined terms of which are used in this Letter of Credit Request unless otherwise defined in this Letter of Credit Request) among the Borrower, Willbros Group, Inc., a Panamanian corporation, and certain subsidiaries and affiliates thereof, as guarantors, the lenders from time to time party thereto (the “Lenders”), and Calyon New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), collateral agent and issuing bank, and hereby gives you (the “Issuing Bank”) irrevocable notice pursuant to Section 2.03 of the Credit Agreement that:
[The Borrower hereby requests that the Issuing Bank issue a Letter of Credit, substantially in the form of Form 1 attached hereto, as follows:

Stated Amount: Account Party:	$
Beneficiary Name:
And Address:

Beneficiary Primary Contact:
Phone Number:
Expiry Date:	]
[The Borrower hereby requests that the Issuing Bank increase the Stated Amount of an existing Letter of Credit as follows:

Existing Letter of Credit No.
Existing Stated Amount:	$
Account Party:
Beneficiary Name:
And Address:

Exhibit D – Page 1

Beneficiary Primary Contact:
Phone Number:
Expiry Date:

New Stated Amount:	$	]
[The Borrower hereby requests that the Issuing Bank extend the expiry date of an existing Letter of Credit as follows:

Existing Letter of Credit No.

Stated Amount:	$
Account Party:
Beneficiary Name:
And Address:

Beneficiary Primary Contact:
Phone Number:
Existing Expiry Date:

New Expiry Date:		]
The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [issuance][extension][increase] of the Letter of Credit requested herein:
(i)	the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement and in each of the other Loan Documents are correct on and as of the date of [issuance][extension][increase] of the Letter of Credit requested herein, before and after giving effect to such [issuance][extension][increase], as though made on the date of such [issuance][extension][increase]; and

(ii)	no Default or Event of Default has occurred and is continuing or would result from such [issuance][extension][increase].

Very truly yours,

WILLBROS USA, INC.

By:
Name:
Title:

Exhibit D – Page 2

EXHIBIT E
FORM OF NOTE

$	, 20
     For value received, the undersigned WILLBROS USA, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                                              (“Payee”) the principal amount of                                                              and No/100 Dollars ($                                         ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as defined below). The Borrower may make prepayments on this Note in accordance with the terms of the Credit Agreement.
     This Note is one of the notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of November 20, 2007 (as the same may be amended or modified from time to time, the “Credit Agreement”), among the Borrower, Willbros Group, Inc., a Panamanian corporation, and certain subsidiaries and affiliates thereof, as guarantors, the lenders from time to time party thereto (the “Lenders”), and Calyon New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), collateral agent and issuing bank. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.
     This Note is secured by the Security Documents and guaranteed pursuant to the terms of Article VIII of the Credit Agreement.

     Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WILLBROS USA, INC.

By:

Gay Stanley Mayeux
Authorized Representative

Signature Page to Note

EXHIBIT F
NOTICE OF BORROWING
[Date]
Calyon New York Branch,
as Administrative Agent
1301 Avenue of the Americas
New York, New York 10019
Attention:
Ladies and Gentlemen:
The undersigned, Willbros USA, Inc., a Delaware corporation (the “Borrower”), is party to the Credit Agreement dated as of November 20, 2007 (as the same may be amended or modified from time-to-time, the “Credit Agreement”; the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, Willbros Group, Inc., a Panamanian corporation, and certain subsidiaries and affiliates thereof, as guarantors, the lenders from time to time party thereto (the “Lenders”), and Calyon New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), collateral agent and issuing bank. The undersigned gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(a)	The Business Day of the Proposed Borrowing is , ___.

(b)	The Proposed Borrowing is a [Base Rate] [Eurocurrency Rate] Revolving Advance.

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is month[s].]
The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(i)	the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement and each of the other Loan Documents are correct on and as of the date of the Proposed Borrowing, before and after giving effect to such

Exhibit F – Page 1

Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing; and
(ii)	no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

WILLBROS USA, INC.

By:
Name:
Title:

Exhibit F – Page 2

EXHIBIT G
NOTICE OF CONVERSION OR CONTINUATION
[Date]
Calyon New York Branch,
as Administrative Agent
1301 Avenue of the Americas
New York, New York 10019
Attention:
Ladies and Gentlemen:
The undersigned, Willbros USA, Inc., a Delaware corporation (the “Borrower”), is a party to the Credit Agreement dated as of November 20, 2007 (as the same may be amended, modified, or supplemented from time-to-time, the “Credit Agreement”; the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) among the Borrower, Willbros Group, Inc., a Panamanian corporation, and certain subsidiaries and affiliates thereof, as guarantors, the lenders from time to time party thereto (the “Lenders”), and Calyon New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), collateral agent and issuing bank. The undersigned hereby gives you irrevocable notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a [Conversion] [Continuation] of outstanding Advances, and in connection with that request sets forth below the information relating to such [Conversion] [Continuation] (the “Proposed Borrowing”) as required by Section 2.02(b) of the Credit Agreement:
     (a) The Business Day of the Proposed Borrowing is                     , ___.
     (b) The aggregate amount of the existing Advance to be [Converted][Continued] is $                     and is a [Base Rate][Eurocurrency Rate] [Revolving][LC] Advance (the “Existing Advance”).
     (c) The Proposed Borrowing consists of [a Conversion of the Existing Advance to a [Base Rate][Eurocurrency Rate] [Revolving][LC] Advance] [a Continuation of the Existing Advance].
     [(d) The Interest Period for the Proposed Borrowing is [___ month[s].]1

[1]	If the requested Continuation or Conversion is a Eurocurrency Rate Advance.

Exhibit G – Page 1

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (i) the representations and warranties of the Loan Parties contained in the Credit Agreement, and each of the other Loan Documents are correct on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds from such Proposed Borrowing, as though made on and as of such date;
     (ii) no Default or Event of Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom; and
     (iii) after giving effect to such Proposed Borrowing, there will be no more than five Interest Periods applicable to outstanding Eurocurrency Rate Advances.

Very truly yours,

WILLBROS USA, INC.

By:
Name:
Title:

Exhibit G – Page 2

EXHIBIT H
FORM OF PLEDGE AGREEMENT
     This Pledge Agreement dated as of November 20, 2007 (this “Pledge Agreement”) is among Willbros USA, Inc., a Delaware corporation (the “Borrower”), Willbros Group, Inc., a Panamanian corporation (the “Parent”), certain Subsidiaries and Affiliates of the Parent party hereto (each such Subsidiary and Affiliate, together with the Parent and the Borrower, each a “Pledgor” and collectively, the “Pledgors”), and Calyon New York Branch, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
INTRODUCTION
     WHEREAS, the Borrower, the Parent and certain Subsidiaries and Affiliates thereof party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Calyon New York Branch, as Administrative Agent, Collateral Agent and Issuing Bank, have entered into that certain Credit Agreement dated as of November 20, 2007 (as amended, restated or otherwise modified from time-to-time, the “Credit Agreement”);
     WHEREAS, each Guarantor has guaranteed the Obligations of the Borrower and the other Guarantors under the Credit Agreement pursuant to Article VIII thereof;
     WHEREAS, the Lenders have conditioned their obligations under the Credit Agreement upon the execution and delivery by each Pledgor of this Pledge Agreement, and the Pledgors have agreed to enter into this Pledge Agreement;
     NOW, THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby agrees with the Collateral Agent for its benefit and the benefit of the Secured Parties as follows:
     Section 1. Definitions.
     (a) All capitalized terms used herein but not otherwise defined herein that are defined in the Credit Agreement shall have the meaning assigned to such terms in the Credit Agreement. Any terms defined in Articles 8 or 9 of the Uniform Commercial Code as in effect in the State of New York as of the date hereof (“UCC”) and not otherwise defined herein shall have the meanings assigned to such terms in the UCC.
     (b) All meanings to defined terms, unless otherwise indicated, are to be equally applicable to both the singular and plural forms of the terms defined. Article, Section, Schedule, and Exhibit references are to Articles and Sections of, and Schedules and Exhibits to, this Pledge Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement. As used herein, the term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Pledge Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Pledge Agreement and shall not be used in the interpretation of any provision of this Pledge Agreement.
     Section 2. Pledge.
     (a) Grant of Pledge. Each Pledgor hereby pledges and charges to the Collateral Agent, and grants to the Collateral Agent, for its benefit and the benefit of the Secured Parties, a continuing lien on and security interest in the Pledged Collateral, as defined in Section 2(b) below. This Pledge Agreement shall secure all Obligations of the Pledgors now or hereafter existing under the Credit Agreement and the other Loan Documents to which any Pledgor is a party, including any extensions, modification, substitutions, amendments, and renewals thereof, whether for principal, interest, fees, expenses, indemnifications or otherwise, in each case including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended. All such obligations shall be referred to in this Pledge Agreement as the “Secured Obligations”.
     (b) Pledged Collateral. “Pledged Collateral” shall mean all of each Pledgor’s right, title, and interest in the following, whether now owned or hereafter acquired by such Pledgor:
     (i) all of the membership interests listed in the attached Schedule I issued to such Pledgor (the “Membership Interests”), all such additional membership interests of any issuer of such interests hereafter acquired by such Pledgor, the certificates (if any) representing the Membership Interests and all such additional membership interests, all of Pledgor’s rights, privileges, authority, and powers as a member of the issuer of such Membership Interests under the applicable limited liability company operating agreement or similar constitutive document of such issuer or under any applicable Legal Requirement, and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Membership Interests, including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Membership Interests, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the Membership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Membership Interests or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Membership Interests distributions”);
     (ii) all of the general and limited partnership interests listed in the attached Schedule I issued to Pledgor (the “Partnership Interests”), all such additional limited or general partnership interests of any issuer of such

Exhibit H – Page 2

Partnership Interests hereafter acquired by Pledgor, the certificates (if any) representing the Partnership Interests and all such additional partnership interests, all of Pledgor’s rights, privileges, authority, and powers as a limited or general partner of the issuer of such Partnership Interests under the applicable partnership agreement or limited partnership agreement or similar constitutive document of such issuer or under any applicable Legal Requirement, and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Partnership Interests, including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Partnership Interests, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the Partnership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Partnership Interests or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Partnership Interest distributions”);
     (iii) all of the shares or shares of stock listed in the attached Schedule I issued to Pledgor (the “Pledged Shares”), all such additional shares or shares of stock of any issuer of such Pledged Shares hereafter issued to Pledgor, the certificates representing the Pledged Shares and all such additional shares, all of Pledgor’s rights, privileges, authority, and powers as a shareholder of the issuer of such Pledged Shares under the applicable articles of incorporation, certificate of incorporation, bylaws or similar constitutive document of such issuer or under any applicable Legal Requirements, and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Pledged Shares, including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Pledged Shares, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the Pledged Shares, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Pledged Shares or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Pledged Shares distributions”);
     (iv) all of the equity interests in joint venture companies listed in the attached Schedule I issued to such Pledgor (the “JV Interests”), all such additional equity interests of any issuer of such JV Interests hereafter issued to such Pledgor, the certificates representing the JV Interests and all such additional equity interests, all of such Pledgor’s rights, privileges, authority, and powers as an equity interest holder of such joint venture company under the applicable constitutive documents of such joint venture company or under any applicable Legal Requirement, and all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the JV Interests, including, without limitation, (A) any Proceeds from a sale by or on behalf of such Pledgor of any of the JV Interests, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the JV

Exhibit H – Page 3

Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investments or otherwise attributable to the JV Interests or the ownership thereof other than distributions received by such Pledgor in compliance with the Loan Documents (collectively the “JV Interest distributions);
     (v) all indebtedness now or hereafterowing to such Pledgor from an Affiliate or Subsidiary of such Pledgor, including without limitation all such indebtedness evidenced by the instruments described on the attached Schedule I (collectively, the “Pledged Debt”), any and all instruments evidencing such indebtedness, including promissory notes, bonds, debentures and other debt securities, and all interest, cash, instruments and other Property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing (collectively, the “Pledged Debt distributions”); and
     (vi) all of the equity interests listed in the attached Schedule II issued to such Pledgor (the “Other Interests”), all such additional equity interests of any issuer of such Other Interests hereafter issued to such Pledgor, the certificates representing the Other Interests and all such additional equity interests, all of such Pledgor’s rights, privileges, authority, and powers as an equity interest holder of such issuer under the applicable constitutive documents of such issuer or under any applicable Legal Requirement, and all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the Other Interests, including, without limitation, (A) any Proceeds from a sale by or on behalf of such Pledgor of any of the Other Interests, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the Other Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investments or otherwise attributable to the Other Interests or the ownership thereof other than distributions received by such Pledgor in compliance with the Loan Documents (collectively the “Other Interest distributions”; together with the Membership Interest distributions, the Partnership Interest distributions, the Pledged Shares distributions, the JV Interest distributions, and the Pledged Debt distributions, the “distributions”)
     (vii) all additions and accessions to, substitutions and replacements of, and all products and proceeds from the Pledged Collateral described in paragraphs (i), (ii), (iii), (iv), (v) and (vi) of this Section 2(b).
Notwithstanding the foregoing, “Pledged Collateral” as used herein shall not include any Excluded Property.
     (c) Delivery of Pledged Collateral. All certificates or instruments, if any, representing the Pledged Collateral shall be delivered to the Collateral Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably

Exhibit H – Page 4

satisfactory to the Collateral Agent; provided that, any certificates or instruments representing the Other Interests shall only be delivered upon the request of the Collateral Agent. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, upon prior written notice to the Borrower, to transfer to or to register in the name of the Collateral Agent or any of its nominees any of the Pledged Collateral, subject to the rights specified in Section 2(d). In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange the certificates or instruments representing the Pledged Collateral for certificates or instruments of smaller or larger denominations.
     (d) Rights Retained by Pledgor. Notwithstanding the pledge in Section 2(a), so long as no Event of Default shall have occurred and remain uncured:
     (i) or, if an Event of Default shall have occurred and remain uncured, until such time thereafter as such voting and other consensual rights have been terminated pursuant to Section 5 hereof, each Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to the Pledged Collateral for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided, however, that such Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a materially adverse effect on the value of the Pledged Collateral;
     (ii) except as otherwise provided in the Credit Agreement, each Pledgor shall be entitled to receive and retain any dividends and other distributions paid on or in respect of the Pledged Collateral and the Proceeds of any sale of the Pledged Collateral and all payments of principal and interest on loans and advances made by such Pledgor to the issuer of the Pledged Collateral; and
     (iii) at and after such time as voting and other consensual rights have been terminated pursuant to Section 5 hereof, each Pledgor shall execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies and other instruments as the Collateral Agent may reasonably request to (A) enable the Collateral Agent to exercise the voting and other rights which such Pledgor is entitled to exercise pursuant to subsection (i) of this Section 2(d), and (B) to receive the dividends or other distributions and Proceeds of sale of the Pledged Collateral and payments of principal and interest which such Pledgor is authorized to receive and retain pursuant to paragraph (ii) of this Section 2(d).
     Section 3. Pledgor’s Representations and Warranties. Each Pledgor represents and warrants to the Collateral Agent and the Secured Parties, insofar as the same relate to such Pledgor’s assets, actions, statements and business, as follows:
     (a) The Pledged Collateral listed on the attached Schedule I and Schedule II has been duly authorized and validly issued and is fully paid and nonassessable.

Exhibit H – Page 5

     (b) Each Pledgor is the legal and beneficial owner of the Pledged Collateral indicated on Schedule I and Schedule II, free and clear of any Lien or option except for (i) the security interest created by this Pledge Agreement and (ii) Liens permitted under clause (a) of the definition of “Excepted Liens” in the Credit Agreement.
     (c) No authorization, authentication, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required either (i) for the pledge by such Pledgor of the Pledged Collateral (other than the Other Interests) pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by such Pledgor (except to the extent that financing statements are required under the UCC to be filed in order to maintain a perfected security interest) or (ii) for the exercise by the Collateral Agent or any Secured Party of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral (other than the Other Interests) pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).
     (d) Such Pledgor has the full right, power and authority to deliver, pledge, assign and transfer the Pledged Collateral to the Collateral Agent.
     (e) The Membership Interests listed on Schedule I constitute 100% (or such other percentage as specified on Schedule I) of the issued and outstanding membership interests of each respective issuer thereof and all Membership Interests in which any Pledgor has any ownership interest. The Partnership Interests listed on the attached Schedule I constitute 100% (or such other percentage as specified on Schedule I) of the issued and outstanding partnership interests of the respective issuer thereof and all Partnership Interests in which any Pledgor has any ownership interest. The Pledged Shares listed on the attached Schedule I constitute 100% (or such other percentage as specified on Schedule I) of the issued and outstanding shares or shares of capital stock of the respective issuer thereof and all Pledged Shares in which Pledgor has any ownership interest. The JV Interests listed on Schedule I constitute all of the JV Interests in which any Pledgor has any ownership interest. The Other Interests listed on the attached Schedule II constitute 100% (or such other percentage as specified on Schedule II) of the issued and outstanding Other Interests of the respective issuer thereof and all Other Interests in which any Pledgor has any ownership interest.
     (f) The name of each Pledgor set forth on the signature pages to this Pledge Agreement is the exact legal name of such Pledgor.
     Section 4. Pledgors’ Covenants. During the term of this Pledge Agreement and until all of the Secured Obligations (including all Letter of Credit Obligations) have been fully and finally paid and discharged in full, all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit have terminated or expired and all Commitments have terminated or expired, each Pledgor covenants and agrees with the Collateral Agent that:

Exhibit H – Page 6

     (a) Protect Collateral. Each Pledgor will warrant and defend the rights and title herein granted unto the Collateral Agent in and to the Pledged Collateral (and all right, title, and interest represented by the Pledged Collateral) against the claims and demands of all Persons whomsoever.
     (b) Transfer, Other Liens, and Additional Shares. Each Pledgor will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, except as permitted under the Credit Agreement or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for (A) the Liens and security interest under any Loan Document and (B) Liens permitted under clause (a) of the definition of “Excepted Liens” in the Credit Agreement. Each Pledgor further agrees that it will (1) cause each issuer of the Pledged Collateral not to issue any other membership interests, partnership interests, shares, capital stock, joint venture interests or other securities in addition to or in substitution for the Pledged Collateral issued by such issuer, except to Pledgor and (2) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any additional membership interests, partnership interests,             shares, capital stock, joint venture interests or other securities of an issuer of the Pledged Collateral. No Pledgor shall approve any amendment or modification of any of the Pledged Collateral unless it shall have given at least ten Business Days’ prior written notice (or such lesser period as may be agreed by the Collateral Agent in writing) to the Collateral Agent and such amendment or modification would not be materially adverse to the interests of the Secured Parties.
     (c) Jurisdiction of Formation. No Pledgor shall amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent constitutive documents if such amendment, supplement, modification or restatement would be materially adverse to the interests of the Secured Parties.
     (d) Further Assurances. Each Pledgor agrees that, at its sole cost and expense, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary and that the Collateral Agent or any Secured Party may reasonably request, in order to perfect, maintain and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent or any Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.
     Section 5. Remedies upon Default. If any Event of Default shall have occurred and be continuing:
     (a) UCC Remedies. To the extent permitted by law, the Collateral Agent may (and at the request of the Majority Lenders shall) exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for in this Pledge Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral). This Pledge Agreement shall not be construed to authorize the Collateral Agent to take any action

Exhibit H – Page 7

prohibited by the UCC or to constitute a waiver by the Pledgor of any right that the UCC does not permit the Pledgor to waive.
     (b) Dividends and Other Rights.
     (i) All rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(d)(i) may be exercised by the Collateral Agent if the Collateral Agent so elects and gives written notice of such election to Pledgor and all rights of Pledgor to receive the dividends and other distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral which it would otherwise be authorized to receive and retain pursuant to Section 2(d)(ii) shall cease at such time as such written notice is deemed effective pursuant to the provisions of the Credit Agreement related to effectiveness of notices.
     (ii) All dividends and other distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral that are thereafter received by Pledgor shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of Pledgor, and shall be promptly paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
     (c) Sale of Pledged Collateral. The Collateral Agent may sell all or part of the Pledged Collateral at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable in accordance with applicable laws. Each Pledgor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, each Pledgor hereby deems 10 days’ advance notice of the time and place of any public sale or the time after which any private sale is to be made reasonable notification, recognizing that if the Pledged Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market shorter notice may be reasonable. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor shall cooperate fully with the Collateral Agent in all respects in selling or realizing upon all or any part of the Pledged Collateral. In addition, each Pledgor shall fully comply with federal and state securities laws and take such actions as may be necessary to permit the Collateral Agent to sell or otherwise dispose of any securities representing the Pledged Collateral in compliance with such laws.
     (d) Exempt Sale. If, in the opinion of the Collateral Agent, there is any question that a public or semipublic sale or distribution of any Pledged Collateral will violate any state or federal securities law, the Collateral Agent in its discretion (i) may offer and sell securities privately to purchasers who will agree to take them for investment purposes and not with a view to distribution and who will agree to the

Exhibit H – Page 8

imposition of restrictive legends on any certificates representing the security, or (ii) may sell such securities in an intrastate offering under Section 3(a)(11) of the Securities Act of 1933, as amended, and no sale so made in good faith by the Collateral Agent shall be deemed to be not “commercially reasonable” solely because so made. Each Pledgor shall cooperate fully with the Collateral Agent in all reasonable respects in selling or realizing upon all or any part of the Pledged Collateral.
     (e) Application of Collateral. The proceeds of any sale, or other realization upon all or any part of the Collateral pledged by each Pledgor shall be applied by the Collateral Agent as set forth in Section 7.06 of the Credit Agreement.
     (f) Cumulative Remedies. Each right, power and remedy herein specifically granted to the Collateral Agent or otherwise available to it shall be cumulative, and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, or otherwise, and each such right, power and remedy, whether specifically granted herein or otherwise existing, may be exercised at any time and from time to time as often and in such order as may be deemed expedient by the Collateral Agent in its sole discretion. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any such right, power or remedy, shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right.
     Section 6. Collateral Agent as Attorney-in-Fact for Pledgors.
     (a) Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority after the occurrence and during the continuance of an Event of Default to act for such Pledgor and in the name of such Pledgor, and, in the Collateral Agent’s discretion, subject to such Pledgor’s revocable rights specified in Section 2(d), to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, indorse, and collect all instruments made payable to the Pledgor representing the proceeds of the sale of the Pledged Collateral, or any distribution in respect of the Pledged Collateral and to give full discharge for the same. EACH PLEDGOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION IS IRREVOCABLE AND COUPLED WITH AN INTEREST.
     (b) Collateral Agent May Perform. The Collateral Agent may from time to time, at its option and expense, perform any act which any Pledgor agrees hereunder to perform and which such Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default and after notice thereof by the Collateral Agent to such Pledgor) and the Collateral Agent may from time to time take any other action which the Collateral Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein. The Collateral Agent shall be obligated to provide notice to such Pledgor of any action taken hereunder by telecopy or by registered mail.

Exhibit H – Page 9

     (c) Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Pledged Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.
     (d) Reasonable Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.
     Section 7. Miscellaneous.
     (a) Expenses. Each Pledgor will upon demand pay to the Collateral Agent for its benefit and the benefit of the Secured Parties the amount of any reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts, which the Collateral Agent and the Secured Parties may incur in connection with (i) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Pledged Collateral, (ii) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder, and (iii) the failure by any Pledgor to perform or observe any of the provisions hereof.
     (b) Amendments, Etc. No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by any Pledgor herefrom shall be effective unless made in writing and authenticated by the Borrower, each Pledgor affected thereby and the Collateral Agent. In addition, no such amendment or waiver shall be effective unless given or entered into with the necessary approvals of either the Majority Lenders or all Lenders as required under the terms of the Credit Agreement. Any such waiver or consent, whether by the Collateral Agent or the Collateral Agent and the Lenders shall be effective only in the specific instance and for the specific purpose for which given.
     (c) Addresses for Notices. All notices and other communications provided for hereunder shall be in the manner and to the addresses set forth in the Credit Agreement.

Exhibit H – Page 10

     (d) Continuing Security Interest; Transfer of Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and, unless expressly released by the Collateral Agent, shall (i) remain in full force and effect until the Secured Obligations (including all Letter of Credit Obligations) have been fully and finally paid and discharged in full, all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Participants in respect of Letters of Credit have terminated or expired and the Commitments have terminated or expired, (ii) be binding upon the Pledgors, the Collateral Agent, the Secured Parties and their successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of and be binding upon, the Collateral Agent, the Secured Parties and their respective successors, transferees, and assigns. Upon the indefeasible payment in full of the Secured Obligations (including all Letter of Credit Obligations), all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit have terminated or expired and the Commitments have terminated or expired, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Pledgors to the extent such Pledged Collateral shall not have been sold or otherwise applied pursuant to the terms hereof. Without limiting the generality of the foregoing clause, when any Secured Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Pledge Agreement. Upon any such termination, the Collateral Agent will, at the Borrower’s expense, deliver all Pledged Collateral to the Borrower, execute and deliver to the Borrower such documents as the Borrower shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.
     (e) Waivers. Each Pledgor hereby waives:
     (i) promptness, diligence, notice of acceptance, and any other notice with respect to any of the Secured Obligations and this Pledge Agreement;
     (ii) any requirement that the Collateral Agent or any Secured Party protect, secure, perfect, or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Pledgor or any other Person or any collateral; and
     (iii) any duty on the part of the Collateral Agent to disclose to any Pledgor any matter, fact, or thing relating to the business, operation, or condition of such Pledgor and its respective assets now known or hereafter known by such Person.
     (f) Severability. Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

Exhibit H – Page 11

     (g) Choice of Law. This Pledge Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.
     (h) Counterparts. For the convenience of the parties, this Pledge Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Pledge Agreement.
     (i) Reinstatement. If, at any time after the Secured Obligations (including all Letter of Credit Obligations) are fully satisfied, all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit have terminated or expired, the Commitments have terminated or expired and the termination of the Collateral Agent’s security interest, any payments on the Secured Obligations previously made by any Pledgor or any other Person must be disgorged by the Collateral Agent for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of such Pledgor or such Person, this Pledge Agreement and the Collateral Agent’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and such Pledgor shall sign and deliver to the Collateral Agent all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Collateral Agent’s security interest.
[Signature Page Follows]

Exhibit H – Page 12

The parties hereto have caused this Pledge Agreement to be duly executed as of the date first above written.

PLEDGORS:

WILLBROS USA, INC.
WILLBROS GROUP, INC.
WILLBROS ENGINEERS, INC.
WILLBROS INTERNATIONAL, INC.
WILLBROS MIDDLE EAST, INC.
WILLBROS CANADA HOLDINGS LIMITED
WILLBROS ACQUISITION CANADA LIMITED
WILLBROS (CANADA) GP I LIMITED
WILLBROS (CANADA) GP III LIMITED

By:
Gay Stanley Mayeux
Authorized Representative

MUSKETEER OIL B.V.

By:
Name:
Title:

By:
Name:
Title:

WILLBROS INTERNATIONAL DUTCH II B.V.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Pledge Agreement

COLLATERAL AGENT:

CALYON NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Pledge Agreement

By signing below, each of the following Subsidiaries and Affilates of the Parent (the equity interests of which constitute Pledged Collateral hereunder) confirms that an executed copy of this Pledge Agreement has been submitted to it and acknowledges the pledge of the Pledged Collateral pursuant to this Pledge Agreement.

WILLBROS GOVERNMENT SERVICES, INC. WILLBROS RPI, INC. WILLBROS PROJECT SERVICES, INC. INTERNATIONAL PIPELINE EQUIPMENT, INC. THE OMAN CONSTRUCTION COMPANY, LLC
By:
Gay Stanley Mayeux
Authorized Representative

WILLBROS CONSTRUCTION SERVICES (CANADA) L.P.
By:	Willbros (Canada) GP I Limited

By:
Gay Stanley Mayeux
Authorized Representative

WILLBROS MIDWEST PIPELINE CONSTRUCTION (CANADA) L.P.
By:	Willbros (Canada) GP III Limited

By:
Gay Stanley Mayeux
Authorized Representative

Signature Page to Pledge Agreement

SCHEDULE I
PLEDGED COLLATERAL (MATERIAL SUBSIDIARIES)
I. Membership Interests

		State or Country			Number
		of Organization	Class of		of Units /
	Pledged	(Pledged	Membership	Certificate(s)%
Pledgor	Subsidiary	Subsidiary)	Interests	No(s).	Interest
Willbros Middle East, Inc.	The Oman Construction Company, LLC	Oman	N/A	N/A	49%
II. Partnership Interests

			Limited
		State or Country	Partner or
		of Organization	General		Percentage
	Pledged	(Pledged	Partnership	Certificate(s)	of
Pledgor	Subsidiary	Subsidiary)	Interests	No(s).	Interests
Willbros Canada Holdings Limited	Willbros Construction Services (Canada) L.P.	Alberta, Canada	Limited Partner	No. 003	99.99%
Willbros Acquisition Canada Limited	Willbros Midwest Pipeline Construction (Canada) L.P.	Alberta, Canada	Limited Partner	No. 009	99.99%
Willbros (Canada) GP I Limited	Willbros Construction Services (Canada) L.P.	Alberta, Canada	General Partner	No. 001	0.01%
Willbros (Canada) GP III Limited	Willbros Midwest Pipeline Construction (Canada) L.P.	Alberta, Canada	General Partner	No. 008	0.01%
Schedule I to Pledge Agreement – Page 1

III. Shares

		State or
		Country of
		Organization		Stock
	Pledged	(Pledged	Class of	Certificate	Par	Number of
Pledgor	Subsidiary	Subsidiary)	Stock	No.	Value	Shares
Willbros Group, Inc.	Willbros USA, Inc.	Delaware	Common	9	US$1.00	3,035
Musketeer Oil B.V.	Willbros USA, Inc.	Delaware	Common	2, 5, 7	US$1.00	5,167
Willbros Group, Inc.	Willbros International, Inc.	Republic of Panama	Common	5	US$1.00	25,000
Willbros International, Inc.	Willbros Middle East, Inc.	Republic of Panama	Common	2	US$1.00	1,000
Willbros International, Inc.	International Pipeline Equipment, Inc.	Republic of Panama	Common	2	US$1.00	1,000
Willbros USA, Inc.	Willbros Engineers, Inc.	Delaware	Common	105	US$1.00	1,000
Willbros USA, Inc.	Willbros RPI, Inc.	Delaware	Common	13	US$1.00	1,000
Willbros USA, Inc.	Willbros Project Services, Inc.	Delaware	Common	1	US$1.00	1,000
Willbros Engineers, Inc.	Willbros Government Services, Inc.	Delaware	Common	2	US$1.00	1,000
Willbros International Dutch II B.V.	Willbros Canada Holdings Limited	British Columbia, Canada	Common	CC-1	Without	4,979,013
Willbros Canada Holdings Limited	Willbros (Canada) GP I Limited	British Columbia, Canada	Common	C-2	Without	1
Willbros Canada Holdings Limited	Willbros (Canada) GP III Limited	British Columbia, Canada	Common	C-2	Without	1,000
Willbros Canada Holdings Limited	Willbros Acquisition Canada Limited	British Columbia, Canada	Common	C-2	Without	1,000
Schedule I to Pledge Agreement – Page 2

IV. Joint Venture Interests

State or Country
of Organization
	Joint Venture	(Joint Venture	Certificate(s)	Number of	Percentage
Pledgor	Company	Company)	No(s).	Units/Shares	of Interests
NONE
V. Intercompany Indebtedness Evidenced by Instruments

		Original	Outstanding
		Principal	Principal		Stated
		Amount of	Amount of	Date of	Maturity Date
Pledgor	Debtor	Indebtedness	Indebtedness	Instrument	of Instrument
NONE
Schedule I to Pledge Agreement – Page 3

SCHEDULE II
PLEDGED COLLATERAL (OTHER INTERESTS)

State or Country of
		Organization	Type of
		(Pledged	Interests	% Ownership
Pledgor	Pledged Subsidiary	Subsidiary)	Pledged	of Pledgor

Schedule II to Pledge Agreement – Page 1

State or Country of
		Organization	Type of
		(Pledged	Interests	% Ownership
Pledgor	Pledged Subsidiary	Subsidiary)	Pledged	of Pledgor

Schedule II to Pledge Agreement – Page 2

EXHIBIT I
FORM OF SECURITY AGREEMENT
     This Security Agreement dated as of November 20, 2007 (“Security Agreement”), is by and among Willbros USA, Inc., a Delaware corporation (the “Borrower”), Willbros Group, Inc., a Panamanian corporation (the “Parent”), certain Subsidiaries and Affiliates of the Parent party hereto (each such Subsidiary and Affiliate, together with the Parent and the Borrower, each a “Grantor” and collectively, the “Grantors”), and Calyon New York Branch, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Parent and certain Subsidiaries and Affiliates thereof party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Calyon New York Branch, as Administrative Agent, Collateral Agent and Issuing Bank, have entered into that certain Credit Agreement dated as of November 20, 2007 (as amended, restated or otherwise modified from time-to-time, the “Credit Agreement”);
     WHEREAS, each Guarantor has guaranteed the Obligations of the Borrower and the other Guarantors under the Credit Agreement pursuant to Article VIII thereof; and
     WHEREAS, the Lenders have conditioned their obligations under the Credit Agreement upon the execution and delivery by each Grantor of this Security Agreement, and the Grantors have agreed to enter into this Security Agreement;
     NOW, THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Collateral Agent for its benefit and the ratable benefit of the Secured Parties as follows:
     Section 1. Defined Terms. All capitalized terms used herein but not otherwise defined herein that are defined in the Credit Agreement shall have the meaning assigned to such terms in the Credit Agreement. As used herein, the following terms shall have the following meanings:
          “Account Debtor” shall mean any “account debtor,” as such term is defined in Section 9-102(a)(3) of the UCC.
          “Accounts” shall mean each “account,” as such term is defined in Section 9-102(a)(2) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights; all accounts receivable (including credit card receivables), book debts, and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Grantor (including, without limitation, under any trade names, styles or divisions thereof) whether or not arising out of goods sold or leased or services rendered by any Grantor; all of each Grantor’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services; all of each Grantor’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); all moneys due or to become due to any Grantor under all contracts for the sale of goods or the performance of services or both by any Grantor (whether or not yet earned by performance on the part of any Grantor or in connection with any other transaction), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts; and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.
          “Chattel Paper” shall mean any “chattel paper,” as such term is defined in Section 9-102(a)(11) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “Collateral” shall have the meaning assigned to such term in Section 2 of this Security Agreement.
          “Commercial Tort Claim” shall mean any “commercial tort claim,” as such term is defined in Section 9-102(a)(13) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “Contracts” shall mean all contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Grantor may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
          “Deposit Accounts” shall mean any “deposit account,” as such term is defined in Section 9-102(a)(29) of the UCC, now owned or hereafter acquired by any Grantor or in which Grantor now has or hereafter acquires any rights and wherever located.
          “Documents” shall mean any “document,” as such term is defined in Section 9-102(a)(30) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “Electronic Chattel Paper” shall mean any “electronic chattel paper,” as such term is defined in Section 9-102(a)(31) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “Equipment” shall mean any “equipment,” as such term is defined in Section 9-102(a)(33) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, and, in any event, shall include, without limitation, all machinery, equipment, molds, furnishings, fixtures, motor vehicles and computers and other electronic data-processing and other office equipment now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
Exhibit I – Page 2

          “General Intangibles” shall mean any “general intangibles,” as such term is defined in Section 9-102(a)(42) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights, and, in any event, shall include, without limitation, all right, title and interest which any Grantor may now or hereafter have in or under any Contract, causes of action, Payment Intangibles, franchises, tax refunds, tax refund claims, Internet domain names, customer lists, Trademarks, Patents, rights in intellectual property, Licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions and discoveries (whether patented or patentable or not) and technical information, procedures, designs, knowledge, know-how, software, data bases, business records data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, all claims under any guaranty, security interests or other security held by or granted to any Grantor to secure payment of the Accounts by an Account Debtor obligated thereon, all rights of indemnification and all other intangible property of any kind and nature.
          “Goods” shall mean any “goods,” as such term is defined in Section 9-102(a)(44) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “Instruments” shall mean any “instrument,” as such term is defined in Section 9-102(a)(47) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “Inventory” shall mean any “inventory,” as such term is defined in Section 9-102(a)(48) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, and, in any event, shall include, without limitation, all inventory, merchandise, goods and other personal property, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in any Grantor’s business, or the processing, packaging, delivery or shipping of the same, and all finished goods.
          “Investment Property” shall mean any “investment property,” as such term is defined in Section 9-102(a)(49) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “Letter-of-Credit Rights” shall mean any “letter-of-credit rights,” as such term is defined in Section 9-102(a)(51) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.
          “License” shall mean any Patent License, Trademark License or other license as to which the Collateral Agent has been granted a security interest hereunder.
          “Payment Intangible” shall mean any “Payment intangible”, as such term is defined in Section 9-102(a)(61).
          “Patent License” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: to the extent assignable by any Grantor, any written agreement granting any right to make, use, sell and/or practice any invention or discovery that is the subject matter of a Patent.
Exhibit I – Page 3

          “Patent” or “Patents” shall mean one or all of the following now or hereafter owned by any Grantor or in which any Grantor now has or hereafter acquires any rights: (i) all letters patent of the United States or any other country and all applications for letters patent of the United States or any other country, (ii) all reissues, continuations, continuations-in-part, divisions, reexaminations or extensions of any of the foregoing, and (iii) all inventions disclosed in and claimed in the Patents and any and all trade secrets and know-how related thereto.
          “Proceeds” shall mean “proceeds”, as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (iii) any claim of any Grantor against third parties (A) for past, present or future infringement of any Patent or Patent License or (B) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, and (v) the following types of property acquired with cash proceeds: Accounts, Chattel Paper, Contracts, Deposit Accounts, Documents, General Intangibles, Equipment and Inventory.
          “Secured Obligations” shall mean all Obligations. Without limiting the generality of the foregoing, the Secured Obligations include all amounts that constitute part of the Obligations and would be owed by any Grantor to Collateral Agent or any Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving a Grantor.
          “Security Agreement” shall mean this Security Agreement, as the same may from time to time be amended, restated, modified or supplemented.
          “Supporting Obligations” shall mean all “supporting obligations” as such term is defined in Section 9-102(77) of the UCC.
          “Supplemental Documentation” shall have the meaning assigned to it in Section 5(a) of this Security Agreement.
          “Trademark License” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: any written agreement granting any right to use any Trademark or Trademark registration.
          “Trademark” or “Trademarks” shall mean one or all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: (i) all trademarks, trade names, corporate names, business names, trade styles, service
Exhibit I – Page 4

marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of any State of the United States or any other country or any political subdivision thereof, (ii) all extensions or renewals thereof and (iii) the goodwill symbolized by any of the foregoing.
          “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     Section 2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations, each Grantor hereby charges and grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of such Grantor’s rights, title and interest in, to and under the following, whether now owned or existing or hereafter arising or acquired (all of which being hereinafter collectively called the “Collateral”):
          (a) all Accounts;
          (b) all Deposit Accounts;
          (c) all Chattel Paper;
          (d) all Commercial Tort Claims, including those listed on Schedule 2(d);
          (e) all Contracts;
          (f) all Documents;
          (g) all Equipment;
          (h) all Goods;
          (i) all General Intangibles;
          (j) all Instruments;
          (k) all Inventory;
          (l) all Investment Property;
Exhibit I – Page 5

          (m) all Letter-of-Credit Rights;
          (n) all money;
          (o) all Supporting Obligations;
          (p) all other goods and personal property of such Grantor, whether tangible or intangible, now owned or hereafter acquired by such Grantor or in which such Grantor now has or hereafter acquires any rights and wherever located; and
          (q) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all books and records relating to each of the foregoing.
Notwithstanding the foregoing, “Collateral” as used herein shall not include any Excluded Property.
     Section 3. Right of the Secured Parties; Limitations on the Secured Parties’ Obligations; License.
          (a) Grantors Remain Liable. It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, the Collateral Agent and the Secured Parties shall not have any obligations or liabilities under any Contract or License by reason of or arising out of this Security Agreement or the granting to the Collateral Agent of a security interest therein or the receipt by the Collateral Agent of any payment relating to any Contract or License pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
          (b) Direct Collection. The Collateral Agent may also at any time after the occurrence of, and during the continuance of, any Event of Default, after first notifying any Grantor of its intention to do so, open such Grantor’s mail and collect any and all amounts due from Account Debtors to such Grantor, and, if such Grantor shall fail to act in accordance with the following sentence, notify Account Debtors of such Grantor, parties to the Contracts with such Grantor, obligors of Instruments of such Grantor and obligors in respect of Chattel Paper of such Grantor that the Accounts and the right, title and interest of such Grantor in and under such Contracts, such Instruments and such Chattel Paper have been assigned to the Collateral Agent and that payments shall be made directly to the Collateral Agent or to a lockbox designated by the Collateral Agent. Upon the request of the Collateral Agent made at any time after the occurrence of, and during the continuance of, a Default or Event of Default, each Grantor will so notify such Account Debtors, parties to such Contracts, obligors of such Instruments and obligors in respect of such Chattel Paper. The Collateral Agent also may at any time, upon reasonable advance notice to any Grantor (unless a Default or Event of Default has occurred, and is continuing, in which case no notice is necessary), in its own name or in the name of such
Exhibit I – Page 6

Grantor, communicate with such Account Debtors, parties to such Contracts, obligors of such Instruments and obligors in respect of such Chattel Paper to verify with such Persons to the Collateral Agent’s sole satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.
     Section 4. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:
          (a) Sole Owner. Except for the security interest granted to the Collateral Agent pursuant to this Security Agreement, such Grantor is the sole legal and beneficial owner or lessee or authorized licensee of each item of the Collateral in which it purports to grant a security interest hereunder, having good and sufficient title thereto, or a valid interest as a lessee or licensee thereunder, free and clear of any and all Liens (except Permitted Liens), and, in the case of Patents and Trademarks, free and clear of Licenses, registered user agreements and covenants not to sue third Persons. No amounts payable under or in connection with any of its Accounts or Contracts are evidenced by Instruments which have not been delivered to the Collateral Agent.
          (b) No Other Security Agreement. No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed by a Grantor in favor of or assigned to the Collateral Agent pursuant to this Security Agreement and except such as may have been filed to evidence Permitted Liens.
          (c) Financing Statements. Upon the filing of appropriate financing statements in the jurisdictions listed in Schedule I hereto, this Security Agreement is effective to create a valid and continuing lien on and perfected security interest in the Collateral with respect to which a security interest may be perfected by filing pursuant to the UCC in favor of the Collateral Agent. Upon such filing, all action requested by the Collateral Agent as necessary or desirable to protect and perfect such security interest in each item of the Collateral will have been duly taken.
          (d) Locations. The Collateral Agent is authorized to file UCC-1 Financing Statements and all other necessary documentation (including amendments or assignments of existing UCC-1 Financing Statements) to perfect the security interests hereunder on behalf of each Grantor and for the benefit of the Secured Parties. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in this Security Agreement or as “all assets” or “all personal property” of such Grantor or contain such other descriptions of the Collateral as the Collateral Agent, in its sole judgment, deems necessary or advisable. Such Grantor hereby ratifies each such financing statement and any and all financing statements filed prior to the date hereof by the Collateral Agent. Each Grantor’s jurisdiction of organization or incorporation is set forth on Schedule II hereto, and each Grantor will not change such jurisdiction of organization or incorporation unless it has taken such action (if any) as is necessary to cause the security interest of the Collateral Agent in the Collateral to continue to be perfected and has given thirty (30) days’ prior written notice thereof to the Collateral Agent. Any new jurisdiction of organization shall be within the United States of America for all Grantors which are currently organized in the United States of America.
Exhibit I – Page 7

'

          (e) Patents. The Patents (if any) and, to the best of such Grantor’s knowledge, any patents in which such Grantor has been granted rights pursuant to the Patent Licenses are subsisting and have not been adjudged invalid or unenforceable; each of the Patents and, to the best of such Grantor’s knowledge, any patent in which such Grantor has been granted rights pursuant to Patent Licenses are valid and enforceable; no claim has been made that the use of any of the Patents or any patent in which such Grantor has been granted rights pursuant to the Patent Licenses does or may violate the rights of any third person; and such Grantor shall take all reasonable actions necessary to insure that the Patents and any patents in which such Grantor has been granted rights pursuant to the Patent Licenses remain valid and enforceable.
          (f) Trademarks. The Trademarks (if any) and, to the best of such Grantor’s knowledge, any trademarks in which such Grantor has been granted rights pursuant to Trademark Licenses are subsisting and have not been adjudged invalid or unenforceable; each of the Trademarks and, to the best of such Grantor’s knowledge, any trademark in which such Grantor has been granted rights pursuant to Trademark Licenses is valid and enforceable; no claim has been made that the use of any of the Trademarks or any trademark in which such Grantor has been granted rights pursuant to the Trademark Licenses does or may violate the rights of any third person; upon registration of its Trademarks, such Grantor will use for the duration of this Security Agreement, proper statutory notice in connection with its use of the Trademarks; and such Grantor will use, for the duration of this Security Agreement, consistent standards of quality in its manufacture of products sold under the Trademarks and any trademarks in which such Grantor has been granted rights pursuant to the Trademark Licenses.
          (g) Copyrights. Such Grantor has no copyrights or copyright licenses which have been registered or for which registration has been applied for.
     Section 5. Covenants. Each Grantor covenants and agrees with the Collateral Agent that from and after the date of this Security Agreement and until the Secured Obligations (including all Letter of Credit Obligations) are fully satisfied, all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit have terminated or expired and the Commitments have terminated or expired:
          (a) Further Documentation; Pledge of Instruments. At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver any and all such further instruments, documents and agreements and take such further action as the Collateral Agent may reasonably deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including, without limitation using its reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to the Collateral Agent of any License or Contract held by such Grantor or in which such Grantor has any rights not heretofore assigned, the filing of any financing or continuation statements under the UCC with respect to the liens and security interests granted hereby, transferring Collateral to the Collateral Agent’s possession (if a security interest in such Collateral can be perfected only by possession), placing the interest of the Collateral Agent as lienholder on the certificate of title of any vehicle and using its best efforts to obtain waivers of liens from landlords and mortgagees. Such Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all Persons designated by the Collateral Agent for that purpose) as such Grantor’s true and lawful attorney,
Exhibit I – Page 8

effective upon the failure or refusal of such Grantor, upon the Collateral Agent’s request, to execute and/or deliver to the Collateral Agent any financing statement, continuation statement, instrument, document, or agreement which the Collateral Agent may reasonably deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers granted hereunder (herein, “Supplemental Documentation”), to sign such Grantor’s name on any such Supplemental Documentation and to deliver any such Supplemental Documentation to such Person as the Collateral Agent, in its sole discretion, shall elect. Such Grantor also hereby authorizes the Collateral Agent to file any financing or continuation statement relating to the Collateral without the signature of such Grantor to the extent permitted by applicable law. Such Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement and may be filed by the Collateral Agent in any filing office. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Document other than in the ordinary course of business, such Instrument or Document shall be immediately delivered to the Collateral Agent hereunder, and, if requested by the Collateral Agent, shall be duly endorsed in a manner satisfactory to the Collateral Agent and delivered to the Collateral Agent.
          (b) Limitation on Liens on Collateral. Such Grantor will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of the Collateral Agent in and to Grantor’s rights under the Chattel Paper, Contracts, Documents, General Intangibles and Instruments and to the Equipment and Inventory and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever.
          (c) Maintenance of Insurance. Such Grantor will maintain, with financially sound and reputable companies, casualty and liability insurance policies with respect to the Collateral which conform in all respects to the requirements of the Credit Agreement in respect thereof.
          (d) Limitations on Disposition. Such Grantor will not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so except as may be expressly permitted under the Credit Agreement.
          (e) Right of Inspection. The Collateral Agent shall at all times have the rights of inspection set forth in the Credit Agreement. Without limitation of the foregoing, the Collateral Agent and its representatives shall also have the right, with reasonable notice and at all reasonable times during normal business hours, to enter into and upon any premises where any of the Equipment or Inventory is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.
          (f) Continuous Perfection. Such Grantor will not change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the UCC (or any other then applicable provision of the UCC) unless such Grantor shall have given the Collateral Agent at least thirty (30) days’ prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Collateral Agent to amend such financing statement or continuation statement so that it is not seriously misleading.
Exhibit I – Page 9

          (g) Consignment of Inventory. Except as specified on Schedule III, such Grantor shall not, at any time during the term of this Security Agreement, place any Inventory on consignment with any Person.
     Section 6. Covenants Regarding Specific Collateral. Each Grantor covenants and agrees with the Collateral Agent that from and after the date of this Security Agreement and until the Secured Obligations (including all Letter of Credit Obligations) are fully satisfied, all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit have terminated or expired and the Commitments have terminated or expired:
          (a) Covenants Relating to Accounts, Etc.
               (i) Such Grantor will perform and comply with all obligations in respect of Accounts, Chattel Paper, Contracts and Licenses and all other agreements to which it is a party or by which it is bound.
               (ii) Such Grantor will not, without the Collateral Agent’s prior written consent, after the occurrence of, and during the continuance of, any Event of Default, grant any extension of the time of payment of any of the Accounts, Chattel Paper or Instruments, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than trade discounts granted, or for returns in the ordinary course of business of such Grantor.
               (iii) The Collateral Agent may rely, in determining the collateral value to the Collateral Agent of the Accounts from time to time, on all statements or representations made by such Grantor on or with respect to the Accounts in any certificate, schedule or report and, unless otherwise indicated in writing by such Grantor, may assume that: (A) they are genuine, are in all respects what they purport to be; are not evidenced by a judgment and if Chattel Paper or Instruments are only evidenced by one, if any, executed original instrument, agreement, contract, or document, which, if requested by the Collateral Agent, and without violating the rights of the holders of any Permitted Liens senior to the Collateral Agent’s security interest hereunder, has been delivered to the Collateral Agent; (B) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto; (C) except as set forth in Subsection (D) below, the amounts of the face value shown on any certificate or report provided to the Collateral Agent, and/or any invoices and statements delivered to the Collateral Agent with respect to any Account are actually and absolutely owing to such Grantor and are not known by such Grantor to be contingent for any reason; (D) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor thereunder for any deduction therefrom, except for returns, discounts, rebates or allowances permitted by such Grantor in the ordinary course of its business; (E) there are no facts, events, or occurrences which in any way impair the validity or enforceability thereof or reduce the amount
Exhibit I – Page 10

payable thereunder from the amount of the invoice face value shown on any such certificate or report and on all contracts, invoices and statements delivered to the Collateral Agent with respect thereto; (F) to the best of such Grantor’s knowledge, all Account Debtors thereunder (x) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (y) are solvent; (G) the goods giving rise thereto were not, at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest, except Permitted Liens; and (H) each invoice or other evidence of payment obligation furnished to Account Debtors with respect to outstanding Accounts is issued in such Grantor’s corporate name; provided, however, that such Grantor may use other trade styles different from their corporate names from time to time for invoicing purposes so long as (i) such Grantor shall notify the Collateral Agent in writing thereof prior to the use of such trade styles; (ii) the Accounts so created and the payments received with respect thereto shall be and remain Grantor’s property; (iii) no other Person (other than holders of Permitted Liens) shall have any interest in such Accounts; and (iv) the trade styles so used are names either owned by such Grantor or for the use of which such Grantor shall have obtained prior approval.
          (b) Covenants Relating to Inventory. The Collateral Agent may rely, in determining the collateral value to the Collateral Agent of the Inventory from time to time, on all statements or representations made by such Grantor on or with respect to Inventory in any certificate, schedule or report and, unless otherwise indicated in writing by such Grantor, may assume that: (i) all Inventory is either (A) located at places of business or Collateral locations listed on Schedule III attached hereto or (B) is Inventory in transit from one such place of business or Collateral location to another; (ii) no Inventory is subject to any lien or security interest whatsoever, except for those granted to the Collateral Agent hereunder and Permitted Liens; (iii) except as specified on Schedule III hereto, no Inventory is now, and shall not at any time or times hereafter be, kept, stored or maintained with a bailee, warehouseman or similar party; and (iv) except as specified on Schedule III hereto, none of such Inventory has been consigned, or, without the Collateral Agent’s prior written consent, will be consigned to any Person, except in conformity with subsection (c) below.
          (c) Consignments of Inventory. If and to the extent that such Grantor consigns any Inventory hereafter, unless the Collateral Agent agrees otherwise, such Grantor shall comply in all material respects with Article 2 and Article 9 of the UCC in regard thereto (including the correlative filing provisions of Section 9-505), and shall, subject to holders of any Permitted Liens, assign all such financing statements to the Collateral Agent.
          (d) Maintenance of Equipment. Such Grantor will at all times maintain and preserve the Equipment in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into account ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practice so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Exhibit I – Page 11

          (e) Covenants Regarding Patent and Trademark Collateral.
               (i) Such Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent or any registration relating to any Trademark, in each case which is material to the conduct of such Grantor’s business, may become abandoned, cancelled or declared invalid, or if any such Trademark or the invention disclosed in any such Patent is dedicated to the public domain, or of any adverse determination or development in any proceeding in the United States Patent and Trademark Office, in analogous offices or agencies in other countries or in any court regarding Grantor’s ownership of any Patent or Trademark which is material to the conduct of such Grantor’s business, its right to register the same, or to keep and maintain the same.
               (ii) If such Grantor, either itself or through any agent, employee, licensee or designee, applies for a Patent or files an application for the registration of any Trademark with the United States Patent and Trademark Office or any analogous office or agency in any other country or any political subdivision thereof or otherwise obtains rights in any Patent or Trademark, such Grantor will promptly inform the Collateral Agent, and, upon request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent or Trademark and the General Intangibles, including, without limitation, in the case of Trademarks, the goodwill of such Grantor, relating thereto or represented thereby; provided that such Grantor shall have no such duty where such Grantor’s Patent or Trademark rights in its application would be jeopardized by such action, including, but not limited to, the assignment of an “intent-to-use” Trademark application filed under 15 U.S.C. § 1051(b).
               (iii) Such Grantor, consistent with the reasonable conduct and protection of its Business, will take all reasonable actions to prosecute vigorously each application and to attempt to obtain the broadest Patent or registration of a Trademark therefrom and to maintain each Patent and Trademark registration which is material to the conduct of such Grantor’s business, including, without limitation, with respect to Patents, payments of required maintenance fees, and, with respect to Trademarks, filing of applications for renewal, affidavits of use and affidavits of incontestability. In the event that such Grantor fails to take any of such actions, the Collateral Agent may do so in such Grantor’s name or in the Collateral Agent’s name and all reasonable expenses incurred by the Collateral Agent in connection therewith shall be paid by such Grantor in accordance with Section 9 hereof.
               (iv) Such Grantor shall use its reasonable efforts to detect infringers of the Patents and Trademarks which are material to the conduct of such Grantor’s business. In the event that any of the Patents or Trademarks is infringed, misappropriated or diluted by a third party, Grantor shall notify the Collateral Agent promptly after it learns thereof and shall, if such Patents or Trademarks are material to the conduct of such Grantor’s business, promptly take appropriate action to protect such Patents or Trademarks. In the event that such Grantor fails to take any such actions the Collateral Agent may do so in such Grantor’s name or the Collateral Agent’s name and all reasonable expenses incurred by the Collateral Agent in connection therewith shall be paid by Grantor in accordance with Section 9 hereof.
Exhibit I – Page 12

          (f) Electronic Chattel Paper. To the extent that such Grantor obtains or maintains any Electronic Chattel Paper, Grantor shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies the Collateral Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Collateral Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of the Collateral Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
          (g) Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim, then such Grantor shall within five (5) days of obtaining such interest sign and deliver documentation acceptable to the Collateral Agent granting a security interest to the Collateral Agent in and to such Commercial Tort Claim under the terms and provisions of this Security Agreement.
          (h) Letter of Credit Rights. Such Grantor will maintain all Letter-of-Credit Rights assigned by it to the Collateral Agent so that the Collateral Agent has control over such Letter-of-Credit Rights in the manner specified in Section 9-107 of the UCC.
          (i) Investment Property. Such Grantor will cause the Collateral Agent to have control over all of its Investment Property in the manner specified in Section 9-106 of the UCC.
     Section 7. Reporting and Record Keeping. Each Grantor covenants and agrees with the Collateral Agent that from and after the date of this Security Agreement and until the Secured Obligations (including all Letter of Credit Obligations) are fully satisfied, all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit have terminated or expired and the Commitments shall have been terminated or expired:
          (a) Maintenance of Records Generally. Such Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. Such Grantor will mark its books and records pertaining to the Collateral to evidence this Security Agreement and the security interests granted hereby. All Chattel Paper will be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Calyon New York Branch, as Collateral Agent.” If requested by the Collateral Agent, the security interest of the Collateral Agent shall be noted on the certificate of title of each vehicle. For the Collateral Agent’s further security, such Grantor agrees that the Collateral Agent shall have a special property interest in all of such Grantor’s books and records pertaining to the Collateral and, upon the continuation of any Default or Event of Default, such Grantor shall deliver and turn over copies of any such books and records to the Collateral Agent or to its representatives at any time on demand of the Collateral Agent.
Exhibit I – Page 13

          (b) Special Provisions Regarding Maintenance of Records.
               (i) Such Grantor shall deliver to the Collateral Agent such reports and schedules with respect to the Accounts as shall be required by the Credit Agreement, and upon the request of the Collateral Agent, invoice registers and copies (or originals to the extent necessary or advisable for the Collateral Agent to collect on Accounts after the occurrence and during the continuation of an Event of Default), of all invoices, shipping receipts, orders and other documents relating to the creation of the Accounts listed on such certificates, reports and schedules. Such Grantor shall keep complete and accurate records of its Accounts.
               (ii) Such Grantor shall keep correct and accurate records, itemizing and describing the kind, type, location and quantity of Inventory, and the withdrawals therefrom and additions thereto, and shall provide to the Collateral Agent such reports and schedules with respect to the Inventory as shall be required by the Credit Agreement.
               (iii) Such Grantor shall maintain accurate, itemized records itemizing and describing the kind, type, quantity and value of its Equipment and shall furnish the Collateral Agent with a current schedule containing the foregoing information if requested by the Collateral Agent (but, unless an Event of Default then exists, such reports may be requested not more frequently than annually).
          (c) Further Identification of Collateral. Such Grantor will, if so requested by the Collateral Agent, furnish to the Collateral Agent, as often as the Collateral Agent reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
          (d) Notices. In addition to the notices required by Section 7(b) hereof, such Grantor will advise the Collateral Agent promptly, in reasonable detail, (i) of any lien, security interest, encumbrance or claim (other than Permitted Liens) made or asserted against any of the Collateral, (ii) of any change in the composition of the Collateral occurring outside the ordinary course of business, and (iii) of the occurrence of any other event which has a Material Adverse Effect with respect to the Collateral.
     Section 8. The Collateral Agent’s Appointment as Attorney-in-Fact. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time in the Collateral Agent’s reasonable discretion, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do the following:
Exhibit I – Page 14

               (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Grantor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;
               (ii) to pay or discharge taxes, liens, security interests or other Liens levied or placed on or threatened against the Collateral (other than Permitted Liens), to effect any repairs or any insurance called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof; and
               (iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Collateral Agent or as the Collateral Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other Documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any patent or trademark, throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Lien therein, in order to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.
          (b) The Collateral Agent agrees that, except upon the occurrence and during the continuation of an Event of Default, it will not exercise the power of attorney or any rights granted to the Collateral Agent pursuant to this Section 8 except for the rights granted under clause (ii) of paragraph (a) above. Each Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 8 IS A POWER COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE.
Exhibit I – Page 15

          (c) The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its affiliates, officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for its own gross negligence or willful misconduct.
          (d) Each Grantor also authorizes the Collateral Agent, at any time and from time to time upon the occurrence and during the continuation of any Event of Default, (i) to communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of such Grantor in and under the Contracts hereunder and other matters relating thereto and (ii) to execute, in connection with the sale provided for in Section 10 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
     Section 9. Performance by the Collateral Agent of Grantor’s Obligations. If any Grantor fails to perform or comply with any of its agreements contained herein and the Collateral Agent, as provided for by the terms of this Security Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of the Collateral Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of Base Rate Advances, shall be payable by each Grantor to the Collateral Agent on demand and shall constitute Secured Obligations secured hereby.
     Section 10. Remedies and Rights Upon Default. (a)  If an Event of Default shall occur and be continuing, the Collateral Agent may exercise in addition to all other rights and remedies granted to it in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Collateral Agent’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall have no obligation to clean-up or prepare the Collateral for sale. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt,
Exhibit I – Page 16

appropriation, realization or sale, as provided in Section 7.06 of the Credit Agreement. Each Grantor shall remain liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Collateral Agent of any other amount required by any provision of law, including Sections 9-610 and 9-615 of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against the Collateral Agent arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of the Collateral Agent. Each Grantor agrees that the Collateral Agent need not give more than ten (10) days’ notice (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to such Grantor at its address for notices referred to in Section 14 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place to which it was adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.
          (b) Each Grantor also agrees to pay all reasonable costs of the Collateral Agent, including, without limitation, attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.
          (c) Each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral, except for any notices which are expressly required to be given under the Credit Agreement or hereunder.
          (d) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (e) The Collateral Agent and its agents may enter upon and occupy any real property owned or leased by any Grantor in order to exercise any of the Collateral Agent’s rights and remedies under this Agreement, without any obligation to such Grantor in respect of such entry or occupation.
          (f) The Collateral Agent may comply with any applicable Requirement of Law in connection with a disposition of the Collateral or any part thereof and such compliance will not be considered adversely to affect any sale of the Collateral or any part thereof.
          (g) The Collateral Agent shall have no duty to marshal any of the Collateral.
Exhibit I – Page 17

          (h) If the Collateral Agent sells any of the Collateral on credit, the Grantor will be credited only with cash payments actually made by the purchaser and received by the Collateral Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor shall be credited with the proceeds of sale.
          (i) Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay in full the Secured Obligations.
     Section 11. Grant of License to Use Patent and Trademark Collateral. For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 10 hereof at such time as the Collateral Agent, without regard to this Section 11, shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Patent or Trademark, now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.
     Section 12. Limitation on the Collateral Agent’s Duty in Respect of Collateral. The Collateral Agent shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Collateral Agent shall use reasonable care with respect to the Collateral in its possession or under its control. The Collateral Agent shall account to each Grantor for any moneys received by it in respect of any foreclosure on or disposition of the Collateral.
     Section 13. Term of Agreement; Reinstatement. This Agreement and the security interests granted hereunder shall remain in full force and effect until the Secured Obligations (including all Letter of Credit Obligations) are fully satisfied, all Letters of Credit have terminated or expired, all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit have terminated or expired and the Commitments have terminated or expired (except for any Obligations designated under the Credit Agreement as surviving the payment of all other Obligations or any termination of the Credit Agreement). Further, this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Exhibit I – Page 18

     Section 14. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any other communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in the manner and to the addresses set forth in Section 10.02 of the Credit Agreement.
     Section 15. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 16. No Waiver; Cumulative Remedies. The Collateral Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Collateral Agent, and then only to the extent therein set forth. A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not, unless and except to the extent (if any) otherwise expressly provided therein, be construed as a bar to any right or remedy which the Collateral Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Collateral Agent, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.
     Section 17. Successor and Assigns; Governing Law.
          (a) This Security Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of each Grantor, and shall, together with the rights and remedies of the Collateral Agent hereunder, inure to the benefit of the Collateral Agent, the Secured Parties and their respective successors and assigns; provided, however, that none of the Grantors may assign or delegate any of their rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the security interest granted to the Collateral Agent hereunder.
          (b) THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE SET FORTH IN THE DEFINITION OF “UCC” CONTAINED HEREIN.
Exhibit I – Page 19

     Section 18. Use and Protection of Patent and Trademark Collateral. Notwithstanding anything to the contrary contained herein, unless an Event of Default has occurred and is continuing, the Collateral Agent shall from time to time execute and deliver, upon the written request of any Grantor, any and all instruments, certificates or other documents, in the form so requested, necessary or appropriate in the judgment of Grantor to permit Grantor to continue to exploit, license, use, enjoy and protect the Patents and Trademarks.
     Section 19. Further Indemnification. EACH GRANTOR AGREES TO PAY, AND TO SAVE THE COLLATERAL AGENT HARMLESS FROM, ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, ANY AND ALL EXCISE, SALES OR OTHER SIMILAR TAXES WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE WITH RESPECT TO ANY OF THE COLLATERAL OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS SECURITY AGREEMENT.
     Section 20. Subagents. Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (a) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, as security for the Secured Obligations, (b) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (c) the term “Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extend expressly authorized in writing by the Collateral Agent.
     Section 21. Amendments, Etc. No amendment or waiver of any provision of this Security Agreement nor consent to any departure by any Grantor herefrom shall be effective unless made in writing and authenticated by the Borrower, each Grantor affected thereby and the Collateral Agent. In addition, no such amendment or waiver shall be effective unless given or entered into with the necessary approvals of either the Majority Lenders or all Lenders as required under the terms of the Credit Agreement. Any such waiver or consent, whether by the Collateral Agent or the Collateral Agent and the Lenders shall be effective only in the specific instance and for the specific purpose for which given.
     Section 22. Integration. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE GRANTORS AND THE COLLATERAL AGENT WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature Pages Follow]
Exhibit I – Page 20

     IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be executed and delivered by its duly authorized officers on the date first set forth above.
GRANTORS:
WILLBROS USA, INC.
WILLBROS GROUP, INC.
WILLBROS ENGINEERS, INC.
WILLBROS GOVERNMENT SERVICES, INC.
WILLBROS RPI, INC.
WILLBROS PROJECT SERVICES, INC.
WILLBROS INTERNATIONAL, INC.
WILLBROS MIDDLE EAST, INC.
INTERNATIONAL PIPELINE EQUIPMENT, INC.

By:
Gay Stanley Mayeux
Authorized Representative
Signature Page to Security Agreement

COLLATERAL AGENT:

CALYON NEW YORK BRANCH, as Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

Signature Page to Security Agreement

SCHEDULE I
TO
SECURITY AGREEMENT
Filings

	Entity	Location of Filing
1.	Willbros USA, Inc.	Delaware Secretary of State

2.	Willbros Group, Inc.	DC Recorder of Deeds

3.	Willbros Engineers, Inc.	Delaware Secretary of State

4.	Willbros Government Services, Inc.	Delaware Secretary of State

5.	Willbros RPI, Inc.	Delaware Secretary of State

6.	Willbros Project Services, Inc.	Delaware Secretary of State

7.	Willbros International, Inc.	DC Recorder of Deeds

8.	Willbros Middle East, Inc.	DC Recorder of Deeds

9.	International Pipeline Equipment, Inc.	DC Recorder of Deeds

SCHEDULE II
TO
SECURITY AGREEMENT
Organizational Jurisdiction

	Entity	Jurisdiction of Organization
1.	Willbros USA, Inc.	Delaware

2.	Willbros Group, Inc.	Panama

3.	Willbros Engineers, Inc.	Delaware

4.	Willbros Government Services, Inc.	Delaware

5.	Willbros RPI, Inc.	Delaware

6.	Willbros Project Services, Inc.	Delaware

7.	Willbros International, Inc.	Panama

8.	Willbros Middle East, Inc.	Panama

9.	International Pipeline Equipment, Inc.	Panama

SCHEDULE III
TO
SECURITY AGREEMENT
Collateral Locations

GRANTOR:	LOCATION:

Willbros USA, Inc.	4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027

Willbros Group, Inc.	Edificio P.H. Plaza 2000 Calle 50
Willbros International, Inc.	Apartado 0816-01098
Willbros Middle East, Inc.	Panama, Republic of Panama
International Pipeline Equipment, Inc.

Willbros Engineers, Inc.	2087 East 71st Street
Willbros Government Services, Inc.	Tulsa, Oklahoma 74136
Willbros Project Services, Inc.

SCHEDULE 2(d)
TO
SECURITY AGREEMENT
Commercial Tort Claims
None.